As filed with the Securities and Exchange Commission on July 7, 2005.
Registration No. 333-124848

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CORILLIAN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Oregon	7372	91-1795219
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Corillian Corporation
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Alex P. Hart
President and Chief Executive Officer
Corillian Corporation
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of communications to:

Roy W. Tucker M. Christopher Hall Perkins Coie LLP 1120 NW Couch Street, 10th Floor Portland, Oregon 97209 (503) 727-2000	David M. Carter Hunton & Williams LLP Bank of America Plaza, Suite 4100 600 Peachtree Street, NE Atlanta, Georgia 30308 (404) 888-4000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/ prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          July 7, 2005
Dear Stockholders of InteliData Technologies Corporation:
      You are cordially invited to attend an Annual Meeting of Stockholders of InteliData Technologies Corporation, which will be held on August 18, 2005 beginning at 9:00 a.m. local time at InteliData’s corporate headquarters at 11600 Sunrise Valley Drive, Reston, Virginia 20191. At the annual meeting, InteliData stockholders will be asked to adopt the Agreement and Plan of Merger, dated as of March 31, 2005, among InteliData Technologies Corporation, Corillian Corporation and Wizard Acquisition Corporation, a wholly owned subsidiary of Corillian (“Merger Sub”), and to approve the transactions contemplated thereby. The agreement provides for the combination of InteliData and Merger Sub into a single corporation through the merger of InteliData with and into Merger Sub, with Merger Sub being the surviving entity of the merger as a wholly owned subsidiary of Corillian. The stockholders will also be asked to elect three directors to InteliData’s board of directors, to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2005, and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      After careful consideration, the board of directors of InteliData has unanimously determined that the proposed merger is advisable and in the best interests of InteliData and its stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby.
      The board of directors of InteliData also unanimously recommends that you vote “FOR” the election of directors, and “FOR” the ratification of the independent registered public accounting firm.
      At the time the merger becomes effective, you will receive cash and shares of Corillian common stock in exchange for your shares of InteliData common stock in an amount equal to approximately:

•	0.0956 shares of Corillian common stock and

•	$0.0841 in cash

for each share of InteliData common stock, subject to adjustment (as discussed below). Corillian will issue an aggregate of 4,918,032 shares of its common stock and pay an estimated aggregate of $4.3 million in cash, in exchange for all of the outstanding shares of InteliData common stock. The number of shares of Corillian common stock issuable in the merger was determined by an agreement to provide $15.0 million of Corillian common stock based on an average stock price over a period of time prior to the signing of the merger agreement, or $3.05 per share. Because the aggregate number of shares of Corillian common stock to be issued in the merger is fixed, the specific dollar value of the stock consideration that InteliData stockholders will receive upon completion of the merger will depend on the market value of Corillian common stock at that time. The closing price of Corillian common stock on July 6, 2005 was $3.15, resulting in aggregate stock merger consideration of $15,491,800 million as of such date, and $19,822,183 million of aggregate stock and cash merger consideration, or $0.385 per share of InteliData common stock, as of such date.
      The per share merger consideration may be adjusted depending on the disposition of outstanding InteliData options prior to closing, as described more fully in the section titled “Merger Consideration” beginning on page 57 in the accompanying proxy statement/ prospectus. Corillian and InteliData do not anticipate that the disposition of options will materially affect the combined stock and cash per share merger consideration that each InteliData stockholder receives.
      Only stockholders who hold shares of InteliData common stock at the close of business on June 27, 2005, will be entitled to vote at the annual meeting. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and in the balance of this proxy statement/ prospectus. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 20 of the proxy statement/ prospectus.
      Regardless of the number of shares you own or whether you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. Returning the proxy does not deprive you of your right to attend our annual meeting. If you decide to attend our annual meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.
      The proxy statement/ prospectus attached to this letter provides you with detailed information about the proposed merger, the merger consideration, and the procedures you must follow to elect the form of merger consideration you wish to receive. The Annual Report on Form 10-K and the Quarterly Report on Form 10-Q, both of which accompany the proxy statement/prospectus, provide you with additional information about InteliData. We encourage you to read the proxy statement/ prospectus, the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q carefully.
      On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of InteliData. We look forward to seeing you at the annual meeting.

Sincerely,

Alfred S. Dominick, Jr.
Chief Executive Officer and Chairman
of the InteliData Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of InteliData Technologies Corporation:
      NOTICE IS HEREBY GIVEN that an annual meeting of InteliData stockholders will be held on August 18, 2005 beginning at 9:00 a.m. local time at InteliData’s corporate headquarters at 11600 Sunrise Valley Drive, Reston, Virginia 20191 to vote to:

(a) adopt the Agreement and Plan of Merger, dated as of March 31, 2005, among InteliData Technologies Corporation, Corillian Corporation and Wizard Acquisition Corporation, a wholly owned subsidiary of Corillian (“Merger Sub”), and approve the transactions contemplated thereby (Proposal 1);

(b) elect two Class III members and one Class II member to InteliData’s board of directors (Proposal 2);

(c) ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for InteliData for the year ending December 31, 2005 (Proposal 3); and

(d) transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      The merger agreement provides for the combination of InteliData and Merger Sub into a single corporation through the merger of InteliData with and into Merger Sub, with Merger Sub being the surviving entity of the merger as a wholly owned subsidiary of Corillian. The proposed merger is described in more detail in the accompanying proxy statement/ prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement/ prospectus.
      Only InteliData stockholders of record at the close of business on June 27, 2005, the record date fixed by InteliData’s board of directors, are entitled to notice of and to vote at the annual meeting, or any adjournment or postponement thereof.
      All InteliData stockholders are cordially invited to attend the annual meeting. However, we encourage you to vote by written proxy card so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against the proposal to adopt the merger agreement and to approve the transactions contemplated thereby.

By Order of the Board of Directors,

Alfred S. Dominick, Jr.
Chief Executive Officer and Chairman
of the InteliData Board of Directors
Reston, Virginia
July 7, 2005

All InteliData stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible (a return addressed envelope, postage prepaid, is enclosed for this purpose) in order to ensure your representation at the annual meeting. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy from the record holder issued in your name.
ADDITIONAL INFORMATION
      The accompanying proxy statement/ prospectus incorporates important business and financial information about Corillian Corporation and InteliData Technologies Corporation from other documents that are not included in, or delivered with, the proxy statement/ prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in the accompanying proxy statement/ prospectus by requesting them in writing or by telephone from Corillian or InteliData at the following addresses and telephone numbers:
Corillian Corporation
Attn: Corporate Secretary
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
InteliData Technologies Corporation
Attn: Corporate Secretary
11600 Sunrise Valley Drive
Reston, Virginia 20191
(703) 259-3000
      If you would like to request documents, Corillian or InteliData must receive your request by August 11, 2005 (which is five business days prior to the date of the annual meeting) in order to ensure that you receive them prior to the annual meeting.
      You may also obtain the documents incorporated by reference in the accompanying proxy statement/ prospectus from the Securities and Exchange Commission (the “SEC”) through its website. The address of the SEC website is www.sec.gov. See “Where You Can Find More Information” beginning on page 99.

Proxy Statement for the	Prospectus
Annual Meeting of Stockholders	of Corillian Corporation
of InteliData Technologies Corporation	for up to 4,918,032 Shares
of Corillian Common Stock
      This proxy statement/prospectus is being furnished to the stockholders of InteliData Technologies Corporation in connection with the solicitation of proxies by the board of directors of InteliData for use at the annual meeting of stockholders of InteliData to be held on August 18, 2005, including any adjournment or postponement thereof. At the annual meeting, InteliData stockholders will be asked to:

(a) adopt the Agreement and Plan of Merger, dated as of March 31, 2005, among InteliData Technologies Corporation, Corillian Corporation and Wizard Acquisition Corporation, a wholly owned subsidiary of Corillian (“Merger Sub”), and approve the transactions contemplated thereby (Proposal 1);

(b) elect two Class III members and one Class II member to InteliData’s board of directors (Proposal 2);

(c) ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for InteliData for the year ending December 31, 2005 (Proposal 3); and

(d) transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      The merger agreement provides for the combination of InteliData and Merger Sub into a single corporation through the merger of InteliData with and into Merger Sub, with Merger Sub being the surviving entity of the merger as a wholly owned subsidiary of Corillian. This proxy statement/prospectus also constitutes a prospectus of Corillian with respect to up to 4,918,032 shares of Corillian common stock, no par value, that may be issued in connection with the merger. Upon consummation of the merger, each then outstanding share of InteliData common stock, $0.001 par value, will be converted into the right to receive approximately 0.0956 shares of Corillian common stock and $0.0841 in cash, subject to adjustment.
      The per share merger consideration may be adjusted depending on the disposition of outstanding InteliData options prior to closing, as described more fully in the section titled “Merger Consideration” beginning on page 57 in the accompanying proxy statement/prospectus. Corillian and InteliData do not anticipate that the disposition of options or other factors will materially affect the combined stock and cash merger consideration that each InteliData stockholder receives. In addition, the specific dollar value of the Corillian common stock that InteliData stockholders will receive upon completion of the merger depends on the market value of Corillian common stock at that time. The closing price of Corillian common stock on July 6, 2005 was $3.15. Shares of Corillian common stock are quoted on the Nasdaq National Market System under the trading symbol “CORI.” Any fractional shares resulting from the exchange of shares will be paid a cash equivalent.

      This proxy statement/prospectus provides you with detailed information about the proposed merger, the merger consideration, the procedures you must follow to exchange your shares of InteliData common stock, and the annual meeting. Corillian provided the information concerning Corillian. InteliData provided the information concerning InteliData. Please see “Where You Can Find More Information” beginning on page 99 for additional information about Corillian and InteliData, “Information About Corillian” beginning on page 68 for additional information about Corillian and “Information About InteliData” beginning on page 68 for additional information about InteliData.
      We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters referred to under “Risk Factors” beginning on page 20.
      Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This proxy statement/prospectus is dated July 7, 2005, and is first being mailed to InteliData stockholders on or about July 13, 2005.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What is the proposed transaction for which I am being asked to vote?

A1:	You are being asked to vote to approve and adopt a merger agreement among InteliData Technologies Corporation, Corillian Corporation, and a wholly owned subsidiary of Corillian. The merger agreement provides for the merger of InteliData with and into Wizard Acquisition Corporation, a newly formed, wholly owned subsidiary of Corillian (“Merger Sub”), with Merger Sub surviving the merger as a wholly owned subsidiary of Corillian. When this merger occurs, InteliData stockholders will be entitled to receive the merger consideration. See “The Merger Agreement — Merger Consideration” beginning on page 57.

Q2:	What will I receive in the merger?

A2:	Upon completion of the merger, each share of InteliData common stock will be converted only into the right to receive approximately 0.0956 shares of Corillian common stock and $0.0841 in cash, subject to adjustment. Corillian will issue an aggregate of 4,918,032 shares of its common stock and pay an estimated aggregate of $4,330,383 in cash in exchange for all of the outstanding shares of InteliData common stock. The specific dollar value of the Corillian common stock that InteliData stockholders will receive upon completion of the merger depends on the market value of Corillian common stock at that time.

The per share merger consideration may be adjusted depending on the disposition of outstanding InteliData options prior to closing, as described more fully in the section titled “Merger Consideration” beginning on page 57 in the accompanying proxy statement/ prospectus. The per share merger consideration stated above assumes the exercise of all options to purchase InteliData common stock that were outstanding and “in-the-money” as of the date of this proxy statement/ prospectus, and the termination of all options to purchase InteliData common stock that were outstanding and “out-of-the-money” as of the date of this proxy statement/ prospectus, as described in the section titled “Treatment of InteliData Stock Options” beginning on page 58. If all of the options are not treated this way, the cash or stock per share merger consideration may be more or less than as stated above; however, any such changes are not expected to materially adversely affect the combined stock and cash merger consideration that each InteliData stockholder receives.

You will not receive any fractional shares of Corillian common stock in the merger. Instead, you will receive a cash payment, without interest, rounded up to the nearest whole cent, determined by multiplying the fractional share interest to which you would otherwise be entitled by the average closing price for a share of Corillian common stock as reported on the Nasdaq National Market System for the 20 trading days ending on and including the third trading day prior to the closing of the merger.

Q3:	Will I be able to trade the shares of Corillian common stock I receive in the merger?

A3:	You may freely trade the shares of Corillian common stock issued in the merger, unless you are an affiliate of InteliData. The shares will be quoted on the Nasdaq National Market under the symbol “CORI.” Persons who are considered affiliates (generally directors, officers and 10% or greater stockholders) of InteliData must comply with Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), if they wish to sell or otherwise transfer any of the shares of Corillian common stock they receive in the merger.

Q4:	What will happen to InteliData’s outstanding stock options in the merger?

A4:	InteliData stock options issued under InteliData stock option plans will be terminated effective immediately prior to the merger. Holders of InteliData stock options who exercise their options prior to the effective time of the merger will receive a portion of the merger consideration based upon the number of shares of InteliData common stock received upon exercise of such stock options, just like other InteliData stockholders. Holders of InteliData stock options with an exercise price greater than the value of the per share cash and stock merger consideration are expected to surrender their options to InteliData prior to consummation of the merger and InteliData will pay them (i) $0.02 per share for each share of common stock underlying options with an exercise price of $2.00 or less and/or (ii) $0.01 per share for each share of common stock underlying options with an exercise price of greater than $2.00, in cash, less applicable tax withholdings.

Q5:	What are the material federal income tax consequences of the merger to me?

A5:	The parties intend that the merger will qualify as a “reorganization” for United States federal income tax purposes pursuant to Section 368(a) of the Internal Revenue Code. Assuming that the merger qualifies as a “reorganization,” an InteliData stockholder generally will recognize gain in an amount equal to the lesser of (a) the amount of cash received in the exchange or (b) the amount, if any, by which the sum of the fair market value, as of the effective date of the merger, of the Corillian common stock and the amount of cash received in the exchange exceeds the tax basis of the shares of InteliData common stock surrendered in the exchange. No loss may be recognized on the exchange.

This tax treatment may not apply to all InteliData stockholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 49.

Q6:	What vote is required for approval of the merger proposal under consideration at the annual meeting?

A6:	The merger agreement must be approved by a majority of the outstanding shares of InteliData common stock. Therefore, if you abstain or fail to vote, it will be the same as voting against the merger agreement. You are entitled to vote on the merger agreement if you held InteliData common stock at the close of business on the record date, which is June 27, 2005. On that date, 51,128,492 shares of InteliData common stock were outstanding and entitled to vote.

Q7:	Are there any stockholders already committed to voting in favor of the merger?

A7:	Yes. InteliData directors and officers, who collectively held approximately 0.7% of the outstanding shares of InteliData common stock on the record date, have entered into agreements requiring them to vote all of their shares in favor of the adoption and approval of the merger agreement. See “Agreements to Facilitate Merger” beginning on page 67 and the form of Agreement to Facilitate Merger, attached as Appendix B to the proxy statement/ prospectus.

Q8:	How does the InteliData board of directors recommend that I vote on the merger proposal?

A8:	The board of directors of InteliData unanimously recommends that you vote “FOR” adoption of the merger agreement and the transactions contemplated thereby.

Q9:	Do persons involved in the merger have interests that may conflict with mine as an InteliData stockholder?

A9:	Yes. When considering the recommendations of InteliData’s board of directors, you should be aware that certain InteliData directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include the receipt of change of control and severance payments, the receipt of indemnification and liability insurance benefits by directors and officers of InteliData from Corillian, and employment of certain InteliData officers by Corillian after the merger. In addition, certain InteliData directors and officers are stockholders and/or optionholders. In connection with the merger, these directors and officers will receive a portion of the merger consideration for their shares of InteliData common stock and/or consideration for their cancellation of InteliData stock options.

Q10:	Are there risks I should consider in deciding whether to vote for the merger?

A10:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled “Risk Factors” beginning on page 20.

Q11:	When do you expect the merger to be completed?

A11:	We expect to complete the merger promptly after we receive InteliData stockholder approval at the annual meeting. We anticipate closing on or about August 18, 2005.

Q12:	Why are the InteliData stockholders also being asked to elect InteliData’s directors and ratify InteliData’s independent registered public accounting firm?

A12:	Because this stockholder meeting is also InteliData’s regularly scheduled annual meeting of stockholders, the stockholders are being asked to consider proposals for the election of directors and ratification of InteliData’s independent registered public accounting firm. If the merger is approved by the stockholders and consummated as contemplated by the merger agreement, passage of these proposals will not have any effect following the closing of the merger because the directors of Merger Sub will be the directors of the surviving entity following the merger with InteliData, and the surviving entity’s accounting will be consolidated with Corillian’s. Corillian has engaged KPMG LLP to act as its independent registered public accounting firm. If, however, the InteliData stockholders do not approve the merger proposal, their approval of the other proposals will allow InteliData to continue its normal operations without the added expense of an additional stockholder meeting.

Q13:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A13:	You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions. Because the proposals in this proxy statement/ prospectus require an affirmative vote of a majority of the outstanding shares of InteliData common stock for approval, any so-called “broker non-votes” have the same effect as votes cast against the merger agreement.

Q14:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A14:	Many InteliData stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with InteliData’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/ prospectus is being sent directly to you by InteliData. If you are an InteliData stockholder, as stockholder of record, you have the right to grant your proxy directly to InteliData or to vote in person at the InteliData annual meeting of stockholders. InteliData has enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/ prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the annual meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed or provided voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q15:	What do I need to do now?

A15:	After carefully reading and considering the information contained in this proxy statement/ prospectus, please fill out and sign the proxy card, and follow the instructions on the proxy card to return your signed proxy card as soon as possible so that your shares may be voted at the annual meeting. Your proxy card will instruct the persons named on the card to vote your shares at the stockholders meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the merger, “FOR” the election of directors and “FOR” the ratification of the independent registered public accounting firm. If you do not vote or if you abstain, the effect will be a vote against the merger agreement and the ratification of the independent registered public accounting firm, but no effect on the election of directors. Your vote is very important.

Q16:	May I change my vote after I have mailed my signed proxy card?

A16:	You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

Secretary
InteliData Technologies Corporation
11600 Sunrise Valley Drive
Reston, Virginia 20191

Third, you can attend the InteliData annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q17:	Should I send in my stock certificates now?

A17:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q18:	Where can I find more information about the companies?

A18:	You can find more information about Corillian and InteliData from the various sources described under “Where You Can Find More Information” beginning on page 99.

Q19:	Who can help answer my questions?

A19:	If you have questions about the merger, including procedures for voting your shares, or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy, you should contact Morrow & Co., Inc., which is assisting InteliData in the solicitation of proxies, as follows:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, NY 10022

(800) 654-2468 for banks and brokerage firms

(800) 607-0088 for stockholders

SUMMARY
      This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement and the other proposals to be voted upon at the annual meeting. In addition, we incorporate by reference important business and financial information about Corillian and InteliData into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” beginning on page 98. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 99. Each item in this summary includes a page reference directing you to a more complete description of that item.
      This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and business of Corillian and InteliData; (ii) the benefits of the merger between Corillian and InteliData, including increased market presence, projections, cost savings and accretion to reported earnings that may be realized from the merger; (iii) Corillian’s and InteliData’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Corillian and InteliData and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Corillian’s and InteliData’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements are discussed in the “Risk Factors” section beginning on page 20. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. InteliData stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/ prospectus or the date of any document incorporated by reference.
Information about the Parties to the Merger

Corillian (see page 68)
Corillian Corporation
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
      Corillian is a leading provider of solutions that enable banks, credit unions and other financial service providers to rapidly deploy Internet-based financial services. Corillian’s solutions allow consumers to conduct financial transactions, view personal and market financial information, pay bills and access other financial services on the Internet. Corillian Voyager is a software platform combined with a set of applications for Internet banking, electronic bill presentment and payment, identity management, targeted marketing, data aggregation, alerts and online customer relationship management. Corillian’s solutions integrate into existing database applications and systems and enable its customers to monitor transactions across all systems in real time. Corillian’s solutions are also designed to support multiple lines of business, including small business banking, corporate banking and credit card management, and to scale to support millions of users. Current Corillian customers include J.P. Morgan Chase, the Huntington National Bank, Wachovia Bank and SunTrust Bank.
      Founded in 1997 and incorporated in Oregon, Corillian had revenues of $50.8 million and net income of $10.5 million for the year ended December 31, 2004 and revenues of $11.2 million and net income of $654 thousand for the three months ended March 31, 2005.

      Corillian common stock is quoted on the Nasdaq National Market System under the symbol “CORI.”
      Corillian maintains a site on the Internet at www.corillian.com; however, information found on Corillian’s website is not part of this proxy statement/prospectus.

InteliData (see page 68)
InteliData Technologies Corporation
11600 Sunrise Valley Drive
Reston, Virginia 20191
(703) 259-3000
      InteliData Technologies Corporation and its subsidiaries provide electronic bill payment and presentment and online banking solutions to the financial services industry. InteliData’s products provide financial institutions with the real-time financial processing infrastructure needed to provide their customers with payment and presentment services and online banking via the Internet and other online delivery channels. InteliData markets its products and services to banks, credit unions, brokerage firms, financial institution processors and credit card issuers.
      Founded in 1996 and incorporated in Delaware, InteliData had revenues of $13.7 million and net loss of $33.2 million for the year ended December 31, 2004 and revenues of $2.9 million and net loss of $1.9 million for the three months ended March 31, 2005.
      InteliData common stock is listed on the Nasdaq SmallCap Market under the symbol “INTD.”
      InteliData maintains a site on the Internet at www.intelidata.com; however, information found on InteliData’s website is not part of this proxy statement/prospectus.

Wizard Acquisition Corporation
Wizard Acquisition Corporation
c/o Corillian Corporation
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
      Merger Sub is a wholly owned subsidiary of Corillian and was incorporated on March 29, 2005, in the state of Delaware. Merger Sub has not engaged in any operations and was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. InteliData will merge with and into Merger Sub in the merger.
The Merger (see page 33)
      The merger agreement is attached to this document as Appendix A. You should read this agreement carefully, as it is the legal document that governs the merger of InteliData with and into a wholly owned subsidiary of Corillian, with the surviving company being a wholly owned subsidiary of Corillian.
      The representations and warranties of InteliData contained in the merger agreement are qualified by information in confidential disclosure schedules delivered by InteliData to Corillian in connection with signing the merger agreement, which modify and create exceptions to the representations and warranties in the merger agreement. The representations and warranties of Corillian and InteliData contained in the merger agreement speak only as of March 31, 2005, the date on which the merger agreement was executed. Therefore, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. These representations and warranties are also intended to allocate risk between the parties. Accordingly, the representations and warranties contained in the merger agreement should not be taken as assertions of facts by either Corillian or InteliData and should not be relied upon by you. Such information can be found elsewhere in this proxy statement/

prospectus and in the public filings each of Corillian and InteliData makes with the Securities and Exchange Commission (the “SEC”), which are available without charge at www.sec.gov.
What InteliData Stockholders Will Receive in the Merger (see page 57)
      Each share of InteliData common stock that is outstanding at the effective time of the merger will receive approximately 0.0956 shares of Corillian common stock and $0.0841 in cash, subject to adjustment. Corillian will issue an aggregate of 4,918,032 shares of its common stock and pay an estimated aggregate of $4,330,383 in cash in exchange for all of the outstanding shares of InteliData common stock. The number of shares of Corillian common stock issuable in the merger was determined by an agreement to provide $15.0 million of Corillian common stock based on an average stock price over a period of time prior to the signing of the merger agreement, or $3.05 per share. The specific dollar value of the Corillian common stock that InteliData stockholders will receive upon completion of the merger depends on the market value of Corillian common stock at that time. The closing price of Corillian common stock on July 6, 2005 was $3.15, resulting in aggregate stock merger consideration of $15,491,800 million as of such date, and $19,822,183 million of aggregate stock and cash merger consideration, or $0.385 per share of InteliData common stock, as of such date.
      The per share merger consideration will be adjusted depending on the disposition of outstanding InteliData options prior to closing, as described more fully in the section titled “Merger Consideration” beginning on page 57 in the accompanying proxy statement/prospectus. The per share merger consideration stated above assumes the exercise of all options to purchase InteliData common stock that were outstanding and “in-the-money” as of the date of this proxy statement/prospectus, and the termination of all options to purchase InteliData common stock that were outstanding and “out-of-the-money” as of the date of this proxy statement/prospectus, as described in the section titled “Treatment of InteliData Stock Options” beginning on page 58. If all of the options are not treated this way, the cash or stock per share merger consideration may be more or less than as stated above; however, any such changes are not expected to materially affect the combined stock and cash merger consideration that each InteliData stockholder receives.
      Shares of InteliData common stock held by InteliData stockholders who have perfected appraisal rights will not be exchanged for the merger consideration at the effective time of the merger.
No Fractional Shares (see page 59)
      No fractional shares of Corillian stock will be issued in the merger. Instead of fractional shares, InteliData stockholders will receive a cash payment, without interest, rounded up to the nearest whole cent, determined by multiplying the fractional share interest to which you would otherwise be entitled by the average closing price for a share of Corillian common stock as reported on the Nasdaq National Market System for the 20 trading days ending on and including the third trading day preceding the effective time of the merger.
Fairness Opinion of Wachovia Capital Markets, LLC (see page 38)
      On March 31, 2005, Wachovia Capital Markets, LLC, which is sometimes referred to in this document as “Wachovia Securities” or “Wachovia,” rendered its oral opinion, subsequently confirmed in writing, to the board of directors of InteliData that, as of the date of that opinion, the merger consideration to be received by holders of shares of InteliData common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Wachovia that sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion is attached as Appendix C to, and is incorporated by reference in, this proxy statement/prospectus. The opinion of Wachovia does not constitute a recommendation as to how any holder of shares of InteliData common stock should vote in connection with the merger agreement or any other matter related to the merger. You should carefully read the opinion in its entirety.

Recommendation of InteliData’s Board of Directors (see page 36)
      After careful consideration, the InteliData board of directors, on March 31, 2005, unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of InteliData and its stockholders and approved the merger agreement and the transactions contemplated thereby. The InteliData board of directors recommends that the stockholders of InteliData vote “FOR” the adoption of the merger agreement and approval of the transactions contemplated thereby.
      In considering the recommendation of the InteliData board of directors with respect to the merger agreement and the transactions contemplated thereby, InteliData stockholders should be aware that some directors and officers of InteliData will receive benefits if the merger is completed, which results in those persons having interests in the merger that are different from, or in addition to, the interests of InteliData stockholders. Please see “The Merger Agreement — Interests of Certain Persons in the Merger” beginning on page 51.
Annual Meeting of InteliData Stockholders (see page 31)
      InteliData will hold an annual meeting of its stockholders on August 18, 2005, at 9:00 a.m. local time, at 11600 Sunrise Valley Drive, Reston, Virginia 20191. At the annual meeting, you will be asked to vote on proposals to (i) adopt the merger agreement and to approve the transactions contemplated thereby, (ii) elect three directors to InteliData’s board of directors, and (iii) ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2005.
      You may vote at the annual meeting if you owned shares of InteliData common stock at the close of business on the record date, June 27, 2005. On that date, there were 51,128,492 shares of InteliData common stock outstanding and entitled to vote at the annual meeting. You may cast one vote for each share of InteliData common stock you owned on the record date.
Stockholder Vote Required for the Merger Proposal (see page 32)
      The proposal to adopt the merger agreement and to approve the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of InteliData common stock outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the proposal to adopt the merger agreement and to approve the transactions contemplated thereby.
Agreements to Facilitate Merger (see page 67)
      In connection with the execution of the merger agreement, Corillian and Merger Sub entered into agreements with the directors and officers of InteliData, whereby they granted Corillian a proxy to vote their shares of InteliData common stock in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. These stockholders collectively own approximately 0.7% of the voting power of InteliData common stock. However, if the merger agreement terminates in accordance with its terms, these agreements to facilitate merger will also terminate. The form of Agreement to Facilitate Merger is attached as Appendix B to the proxy statement/prospectus.
Appraisal Rights (see page 54)
      Under Delaware law, holders of InteliData common stock may have the right to receive an appraisal of the value of their shares of InteliData common stock in connection with the merger. To exercise appraisal rights, an InteliData stockholder must deliver to InteliData a written demand for appraisal prior to the vote at the annual meeting. In addition, an InteliData stockholder desiring appraisal must not vote for the proposal to adopt the merger agreement and to approve the transactions contemplated thereby, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully beginning on page 54.

      A copy of Section 262 of the Delaware General Corporation Law is also included as Appendix D to this document.
Interests of InteliData’s Executive Officers and Directors in the Merger (see page 51)
      In addition to their interests as stockholders, some of the directors and officers of InteliData have interests in the merger that are different from, or in addition to, your interests. Certain of InteliData’s officers and directors may receive change of control and severance payments in connection with the merger. Additionally, InteliData officers and directors will receive indemnification and liability insurance benefits from Corillian. Certain InteliData officers may also be employed by Corillian after the merger. In addition, InteliData directors and officers are stockholders and/or optionholders. In connection with the merger, these directors and officers will receive a portion of the merger consideration for their shares of InteliData common stock and consideration for their cancellation of InteliData stock options.
Conditions to the Merger Agreement (see page 64)
      The respective obligations of Corillian and InteliData to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act, no stop order or similar restraining order suspending the effectiveness of the registration agreement shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC or any state securities administrator;

•	the merger agreement must be adopted and the transactions contemplated thereby must be approved by the holders of a majority of the outstanding shares of InteliData common stock;

•	no provision of any applicable laws and no judgment, injunction, order or decree shall restrict, prevent or prohibit the consummation of the merger or the transactions contemplated by the merger agreement;

•	the Corillian common stock to be issued pursuant to the merger shall have been approved for listing on the Nasdaq National Market;

•	holders of no more than 5% of the outstanding shares of InteliData common stock shall have delivered notices of intent to seek appraisal under Section 262 of the Delaware General Corporation Law;

•	the receipt of a tax opinion by Corillian and InteliData to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	the representations and warranties of the other party set forth in the merger agreement must be materially true, complete and correct, as qualified by confidential disclosure schedules delivered by InteliData to Corillian in connection with signing the merger agreement; and

•	the other party to the merger agreement must have performed in all material respects all of its agreements and covenants required by the merger agreement.
      Corillian and InteliData cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.
Termination of the Merger Agreement (see page 66)
      Corillian and InteliData can mutually agree to terminate the merger agreement without completing the merger. In addition, Corillian and InteliData can each terminate the merger agreement under certain circumstances as set forth in the merger agreement and summarized herein.

Termination Fee (see page 66)
      If the merger agreement is terminated, InteliData would be required, under certain circumstances involving the acquisition or potential acquisition of InteliData by another company, to pay Corillian a termination fee equal to $1.4 million.
Restrictions on Solicitation (see page 62)
      The merger agreement prohibits InteliData from soliciting and, except in connection with certain unsolicited third-party potentially superior proposals, prohibits InteliData from participating in discussions with third parties, or taking other actions, related to alternative transactions to the merger.
Accounting Treatment (see page 54)
      Corillian will account for the merger under the purchase method of accounting for business combinations.
Regulatory Approvals Required for the Merger (see page 54)
      The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a Certificate of Merger with the Delaware Secretary of State.
Material United States Federal Income Tax Consequences (see page 49)
      The parties intend that the merger will qualify as a “reorganization” for United States federal income tax purposes pursuant to Section 368(a) of the Internal Revenue Code. Completion of the merger is conditioned upon the receipt of tax opinions, from counsel to InteliData and counsel to Corillian, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Those opinions will be given in reliance on customary representations and assumptions as to factual matters. In the event that the assumptions are incorrect and the ultimate facts do not support reorganization treatment, the tax opinions cannot be relied upon.
      Assuming that the merger qualifies as a “reorganization,” an InteliData stockholder generally will recognize gain in an amount equal to the lesser of (a) the amount of cash received in the exchange or (b) the amount, if any, by which the sum of the fair market value, as of the effective date of the merger, of the Corillian common stock and the amount of cash received in the exchange exceeds the tax basis of the shares of InteliData common stock surrendered in the exchange. No loss may be recognized on the exchange. Gain or loss should be computed separately for each block of shares of InteliData common stock owned by a stockholder.
      You should read the summary under the caption “Material United States Federal Income Tax Consequences” of the merger agreement for a more complete discussion of the federal income tax consequences of the merger. You should also consult your own tax advisor with respect to other tax consequences of the merger or any special circumstances that may affect the tax treatment to you of the cash or shares of Corillian common stock that you receive pursuant to the merger.
Additional Matters Being Submitted to a Vote of InteliData Stockholders (see page 81)
      Because this stockholder meeting is also InteliData’s regularly scheduled annual meeting of stockholders, the stockholders are being asked to consider proposals for the election of directors and ratification of InteliData’s independent registered public accounting firm in addition to the merger proposal. If the merger is approved by the stockholders and consummated as contemplated by the merger agreement, passage of these proposals will not have any effect following the closing of the merger because the directors of Merger Sub will be the directors of the surviving entity following the merger with InteliData, and the surviving entity’s accounting will be consolidated with Corillian’s. Corillian has engaged KPMG LLP to act as its independent registered public accounting firm. If, however, the InteliData stockholders do not approve the merger proposal, their approval of the other proposals will allow InteliData to continue its normal operations without the added expense of an additional stockholder meeting.
      The InteliData board of directors recommends that the stockholders of InteliData vote “FOR” the election of directors and “FOR” the ratification of the independent registered public accounting firm.
Stockholder Vote Required for Additional Matters (see page 32)
      The proposal to elect directors requires a plurality of the votes cast at the annual meeting. Ratification of the independent registered public accounting firm does not require stockholder approval, although the InteliData board of directors has determined that the proposal should be submitted to the stockholders. The proposal to ratify the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of InteliData common stock outstanding on the record date; however, notwithstanding the vote of the stockholders, InteliData’s audit committee may direct the appointment of a new independent registered public accounting firm at its discretion.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CORILLIAN
      The table below presents selected historical financial data for the three month periods ended March 31, 2005 and 2004, which have been derived from its unaudited consolidated financial statements, and selected Corillian historical financial data for the five years ended December 31, 2004, which have been derived from its audited consolidated financial statements for those years. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following table together with the historical financial information and related notes that Corillian has presented in its Quarterly Report on Form 10-Q for the three month period ended March 31, 2005, filed with the SEC on May 10, 2005, and Annual Report on Form 10-K, for the year ended December 31, 2004, filed with the SEC on March 16, 2005, Corillian’s quarterly reports and other information on file with the SEC and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in those reports. Corillian has incorporated this material into this document by reference. See “Where You Can Find More Information” beginning on page 99.

	Three Months Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except for per share amounts)
Consolidated Statement of Operations Data:
Revenues	$11,236	$11,697	$50,794	$46,132	$39,141	$53,848	$30,853
Cost of Revenues	4,359	5,010	18,449	20,501	20,422	30,357	22,499

Gross profit	6,877	6,687	32,345	25,631	18,719	23,491	8,354
Operating expenses(1)	6,305	4,642	21,160	19,235	34,629	72,489	43,523

Income (loss) from operations	572	2,045	11,185	6,396	(15,910)	(48,998)	(35,169)
Other income (expense), net	95	(172)	(545)	(1,146)	(1,347)	(303)	1,914
Income taxes	13	40	160	124	—	—	—

Net income (loss)	$654	$1,833	$10,480	$5,126	$(17,257)	$(49,301)	$(33,255)

Net income (loss) per share:
Basic	$0.02	$0.05	$0.28	$0.14	$(0.49)	$(1.42)	$(1.33)
Diluted	$0.02	$0.05	$0.26	$0.14	$(0.49)	$(1.42)	$(1.33)
Weighted average shares:
Basic	38,717	37,154	37,727	36,431	35,477	34,645	25,106
Diluted	40,195	40,510	40,474	37,813	35,477	34,645	25,106

	March 31,	December 31,

	2005	2004	2003	2002	2001	2000

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$31,126	$29,200	$16,943	$13,221	$15,203	$20,850
Restricted cash	—	—	—	1,003	—	—
Short-term investments	9,750	10,150	9,901	4,410	2,500	28,300
Working capital	30,382	29,417	14,417	5,924	17,759	41,299
Total assets	50,997	55,269	42,818	37,479	50,243	101,158
Debt and capital leases, long-term portion	—	629	1,075	1,600	3,730	5,265
Total shareholders’ equity	33,943	32,602	19,554	13,121	28,104	72,593

(1)	Corillian recorded an impairment charge of $0.5 million in 2004; restructuring and litigation settlement charges of $0.7 million and $2.6 million, respectively, in 2002; and restructuring and impairment charges of $18.1 million in 2001.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INTELIDATA
      The table below presents selected historical financial data for the three month periods ended March 31, 2005 and 2004, which have been derived from its unaudited consolidated financial statements, and selected InteliData historical financial data for the five years ended December 31, 2004, which have been derived from its audited consolidated financial statements for those years. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following table together with the historical financial statements and related notes that InteliData has presented in its Quarterly Report on Form 10-Q for the three month period ended March 31, 2005, filed with the SEC on May 10, 2005, and Annual Report on Form 10-K, for the year ended December 31, 2004, filed with the SEC on March 31, 2005, and as amended on May 2, 2005 and July 7, 2005 and accompanying this proxy statement/prospectus, InteliData’s quarterly reports and other information on file with the SEC, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in those reports.

	Three Months Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001(1)	2000

	(in thousands except per share date)
Statement of Operations Data:
Revenues	$2,944	$3,592	$13,742	$20,630	$21,495	$18,296	$4,836
Cost of revenues	1,257	1,780	6,318	7,549	8,474	9,010	2,875

Gross profit	1,687	1,812	7,424	13,081	13,021	9,286	1,961
Operating expenses	3,603	3,351	14,893	14,774	21,178	39,580	27,676
Goodwill impairment charge(2)	—	—	25,771	—	—	—	—

Loss from operations(2)	(1,916)	(1,539)	(33,240)	(1,693)	(8,157)	(30,294)	(25,715)
Income (loss) on sale of investment(3)	—	—	—	—	(748)	(488)	48,602
Other income (expenses), net	(4)	6	5	21	122	625	1,124
Provision (benefit) for income taxes	—	—	—	—	(137)	(160)	200

Income (loss) from continuing operations	$(1,920)	$(1,533)	$(33,235)	$(1,672)	$(8,646)	$(29,997)	$23,811

Net income (loss) per common share:
Basic	$(0.04)	$(0.03)	$(0.65)	$(0.03)	$(0.18)	$(0.65)	$0.62
Diluted	$(0.04)	$(0.03)	$(0.65)	$(0.03)	$(0.18)	$(0.65)	$0.58
Weighted-average common shares outstanding:
Basic	51,084	51,127	51,271	50,028	48,869	45,897	38,237
Diluted	51,084	51,127	51,271	50,028	48,869	45,897	40,843

	March 31,	December 31,

	2005	2004	2003	2002	2001	2000

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,253	$3,233	$7,603	$5,674	$12,026	$27,255
Total assets(2)	8,165	10,605	43,869	44,039	57,551	43,278
Long-term debt	—	—	—	—	—	—
Stockholders’ equity(2)	3,780	5,695	38,890	36,507	44,660	33,791

(1)	InteliData acquired Home Account Holdings, Inc. in January 2001.

(2)	InteliData recorded a goodwill impairment charge of $25.8 million in 2004. See Note 12 to InteliData’s consolidated financial statements for additional detail.

(3)	InteliData sold its interest in Home Financial Network, Inc., a company in which InteliData held approximately a 25% ownership interest, in 2000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
CORILLIAN AND INTELIDATA
      The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Corillian and InteliData, giving effect to the merger as if it had been consummated on March 31, 2005. The unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of Corillian and InteliData, giving effect to the merger as if it had occurred on January 1, 2004. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
      These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Corillian and InteliData, which have been incorporated by reference into this proxy statement/ prospectus. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.
      The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Corillian treated as the acquiring entity. Accordingly, consideration paid by Corillian to complete the merger with InteliData will be allocated to InteliData’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of InteliData’s assets and liabilities will be based on the actual net tangible and intangible assets of InteliData that exist as of the date of completion of the merger. As such, a final determination cannot be made prior to completion of the transaction. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.
      Corillian expects to incur costs over the next year associated with integrating the two businesses. Management’s development of these integration plans is underway. The impact of these plans, assuming they were in place at the date of completion of the merger, could increase the amount of liabilities recognized in purchase accounting in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination and thus would increase the amount of goodwill recognized. The unaudited pro forma condensed combined financial statements do not reflect any benefits that may result from synergies that may be derived from any integration activities.
      These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the merger had been completed on March 31, 2005, with respect to the unaudited pro forma condensed combined balance sheet, and on January 1, 2004 for the year ended December 31, 2004 and the three months ended March 31, 2005, with respect to the unaudited pro forma condensed combined statement of operations. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price of $21.5 million has been calculated as follows (in thousands):

Cash	$4,330
Fair value of shares issued	16,623
Merger related transaction costs	535

Total preliminary purchase price	$21,488

      The cash portion of the preliminary purchase price represents $4,330,383, which is the estimated cash consideration, as described in the “The Merger Agreement — Merger Consideration” section. The fair value of shares issued reflects the 4,918,032 shares of Corillian common stock to be issued to InteliData shareholders valued at $3.38 per share, the average closing price of Corillian’s common stock for the five-day period beginning two days prior, and concluding two days subsequent, to March 31, 2005 (the date of the announcement of the Agreement and Plan of Merger). Merger related transaction costs include our estimate for legal and accounting fees and other external costs directly related to the merger.
      Under business combination accounting, the total preliminary purchase price is allocated to InteliData’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets is recorded as goodwill. The estimated fair value of net liabilities assumed was established based upon the unaudited March 31, 2005 consolidated balance sheet of InteliData, as well as certain assumptions made by Corillian management regarding the differences between the historical value and the fair value of the assets acquired. Additionally, Corillian has reflected approximately $1.8 million of estimated restructuring costs comprised of employee severance. Our estimates and assumptions are subject to change upon finalization of the valuation. Based on our preliminary evaluation, the total preliminary purchase price was allocated as follows (in thousands):

Goodwill	$15,322
Identifiable intangible assets	8,400
Restructuring liability	(1,770)
Net liabilities assumed	(464)

Total preliminary purchase price allocation	$21,488

CORILLIAN CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical
			Pro Forma
	Corillian	InteliData	Adjustments		Pro Forma

	(In thousands, except per share amounts)
Revenues	$50,794	$13,742	$(500	)(a)	$64,036
Cost of revenues	18,449	6,318			24,767

Gross profit	32,345	7,424	(500)		39,269

Operating expenses:
Sales and marketing	7,291	1,056	—		8,347
Research and development	6,690	4,937	—		11,627
General and administrative	6,688	8,180	—		14,868
Amortization of intangibles	—	720	(720	)(b)	1,348
			1,348	(c)
Restructuring and impairment charges	491	25,771	(25,771	)(b)	491

Total operating expenses	21,160	40,664	(25,143)		36,681

Income (loss) from operations	11,185	(33,240)	24,643		2,588
Other income (expense), net	(545)	5	(96	)(d)	(636)

Net income (loss) before income taxes	10,640	(33,235)	24,547		1,952
Income taxes	160	—	(94	)(e)	66

Net income (loss)	$10,480	$(33,235)	$24,641		$1,886

Basic net income (loss) per share	$0.28	$(0.65)			$0.04
Diluted net income (loss) per share	$0.26	$(0.65)			$0.04
Shares used in computing basic net income (loss) per share	37,727	51,271			42,645	(f)
Shares used in computing diluted net income (loss) per share	40,474	51,271			45,392	(f)
      The following notes on page 14 to the unaudited pro forma condensed combined statement of operations are an integral part of this statement:

CORILLIAN CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005

	Historical
			Pro Forma
	Corillian	InteliData	Adjustments		Pro Forma

	(In thousands, except per share amounts)
Revenues	$11,236	$2,944	$(18	)(a)	$14,162
Cost of revenues	4,359	1,257	—		5,616

Gross profit	6,877	1,687	(18)		8,546

Operating expenses:
Sales and marketing	1,770	59	—		1,829
Research and development	2,622	1,242	—		3,864
General and administrative	1,913	2,122	—		4,035
Amortization of intangibles	—	180	(180	)(b)	337
			337	(c)

Total operating expenses	6,305	3,603	157		10,065

Income (loss) from operations	572	(1,916)	(175)		(1,519)
Other income (expense), net	95	(4)	(24	)(d)	67

Net income (loss) before income taxes	667	(1,920)	(199)		(1,452)
Income tax expense (benefit)	13	—	(35	)(e)	(22)

Net income (loss)	$654	$(1,920)	$(164)		$(1,430)

Basic net income (loss) per share	$0.02	$(0.04)			$(0.03)
Diluted net income (loss) per share	$0.02	$(0.04)			$(0.03)
Shares used in computing basic net income (loss) per share	38,717	51,084			43,635 (f)
Shares used in computing diluted net income (loss) per share	40,195	51,084			43,635 (f)
      The following notes to the unaudited pro forma condensed combined statement of operations are an integral part of this statement:

(a)	Adjustment to reduce InteliData software maintenance revenues based on a preliminary fair value adjustment related to the customer maintenance obligation assumed. The preliminary fair value represents an amount equivalent to the estimated cost to fulfill the maintenance obligation assumed, plus an appropriate profit margin. InteliData’s deferred revenue relates primarily to software support contracts.

(b)	Adjustment to account for the elimination of InteliData’s amortization of $720,000 and $180,000 for the year ended December 31, 2004 and three months ended March 31, 2005, respectively, related to its historical intangible assets and its $25.8 million impairment charge for the year ended December 31, 2004 to write off goodwill from previous acquisitions.

(c)	Adjustment to record amortization expense related to the identifiable intangible assets acquired. Such assets consist primarily of developed technology and customer relationships which are amortizable over their useful lives, currently estimated to be between four and seven years. The fair value and useful life estimate of these assets is preliminary and subject to change.

(d)	Adjustment to record a reduction of interest income due to the use of an estimated $6.6 million of cash related to Corillian’s purchase of InteliData, including $4.3 million cash consideration and $2.3 million of transaction and restructuring costs.

(e)	Adjustment to record the income tax expense (benefit) from the pro forma adjustments, less the intangible asset amortization from (c) above, using a 2% effective tax rate based on the annual effective tax rate for the respective periods.

(f)	Reflects the issuance of 4,918,032 shares of Corillian Corporation common stock to InteliData stockholders to complete the merger. 1,478,000 shares were excluded in computing pro forma diluted earnings per share for the three months ended March 31, 2005 as their inclusion would have been anti-dilutive.

CORILLIAN CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2005
(In thousands)

	Historical
			Pro Forma
	Corillian	InteliData	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$31,126	$1,253	$(4,330	)(a)	$28,049
Short-term investments	9,750	—	—		9,750
Accounts receivable, net	3,550	1,444	—		4,994
Revenue in excess of billings	1,013	—	—		1,013
Other current assets	1,412	393	—		1,805

Total current assets	46,851	3,090	(4,330)		45,611
Property and equipment, net	3,600	704	—		4,304
Intangibles, net	—	4,160	(4,160	)(b)	8,400
			8,400	(c)
Goodwill	—	—	15,322	(c)	15,322
Other assets	546	211	—		757

Total assets	$50,997	$8,165	$15,232		$74,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,315	$3,179	$2,555	(g)	$9,624
			575	(d)
Deferred revenue	12,772	920	(437	)(e)	13,255
Current portion of capital lease obligations	10	—	—		10
Other current liabilities	372	12	—		384

Total current liabilities	16,469	4,111	2,693		23,273
Deferred revenue, less current portion	—	113	(54	)(e)	59
Other long-term liabilities	585	161	—		746

Total liabilities	17,054	4,385	2,639		24,078

Shareholders’ equity:
Common stock	130,656	52	(52	)(f)	147,029
			16,623	(a)
			(250	)(g)
Additional paid-in capital	—	307,017	(307,017	)(f)	—
Treasury stock	—	(2,648)	2,648	(f)	—
Deferred compensation	—	(15)	15	(f)	—
Accumulated other comprehensive income	61	—	—		61
Accumulated deficit	(96,774)	(300,626)	300,626	(f)	(96,774)

Total shareholders’ equity	33,943	3,780	12,593		50,316

Total liabilities and shareholders’ equity	$50,997	$8,165	$15,232		$74,394

      The following notes to the unaudited pro forma condensed combined consolidated balance sheets are an integral part of this statement:

(a)	Adjustment to record the purchase of InteliData, which includes estimates of $4.3 million in cash and $16.6 million in Corillian common stock.

(b)	Adjustment to account for the elimination of InteliData’s historical intangible assets.

(c)	Adjustment to record goodwill and the estimated fair value of identifiable intangible assets acquired. Identifiable intangible assets consist primarily of developed technology and customer relationships which will be amortizable over their useful lives, currently estimated to be between four and seven years. The fair value and useful life estimates of these assets are preliminary.

(d)	Adjustment to record a liability for InteliData’s transaction costs, consisting primarily of investment banking fees. These costs are not included in the purchase price, but are an increase to the net liabilities assumed.

(e)	Adjustment to record a preliminary fair value adjustment related to the maintenance obligation assumed. The preliminary fair value represents an amount equivalent to the estimated cost to fulfill the maintenance obligation assumed plus an appropriate profit margin. InteliData’s deferred revenue consists primarily of software support contracts.

(f)	Adjustment to record the elimination of InteliData’s equity.

(g)	Adjustment to record estimated direct costs incurred to complete the merger of $535,000, estimated costs of registering the shares to be issued to InteliData shareholders of $250,000 and an estimated restructuring liability of approximately $1.8 million. Merger related transaction costs include estimated costs for legal and accounting fees and other external costs directly related to the merger. The restructuring liability relates to employee severance costs based on our current integrated plans.
Income Taxes
      Both Corillian and InteliData have substantial gross deferred tax assets primarily associated with net operating loss carryforwards, which both companies have historically offset by a full valuation allowance. The pro forma condensed combined financial statements were prepared with an assumption that the combined entity would maintain a full valuation allowance. Accordingly, no adjustments are reflected for pro forma net deferred tax assets or liabilities in the pro forma condensed combined balance sheet.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION
      The following table sets forth (i) historical basic and diluted earnings per share, historical cash dividends per share and historical book value per share of Corillian, (ii) historical basic and diluted net income per share, historical cash dividends per share and historical book value per share of InteliData, (iii) unaudited pro forma combined basic and diluted earnings per share, unaudited pro forma combined cash dividends per share and unaudited pro forma combined book value per share of Corillian after giving effect to the merger and (iv) unaudited pro forma combined equivalent basic and diluted earnings per share, unaudited pro forma combined equivalent cash dividends per share and unaudited pro forma combined equivalent book value per share of InteliData based on a merger exchange rate of 0.0956 shares of Corillian common stock for each share of InteliData common stock (based upon the 51,128,492 shares of InteliData common stock outstanding as of the date of this proxy statement/prospectus, and without accounting for the possible exercise of options or warrants to purchase common stock prior to the closing of the merger). The information in the table should be read in conjunction with the audited consolidated financial statements of Corillian and InteliData, and the notes thereto, which are incorporated by reference herein and the unaudited pro forma condensed combined financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial information is not necessarily indicative of the earnings, dividends or book value per share that would have been achieved had the merger been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

	As of and for the

	Year Ended December 31,	Three Months Ended
	2004	March 31, 2005

Basic Earnings Per Share From Continuing Operations
Corillian historical	$0.28	$0.02
InteliData historical	$(0.65)	$(0.04)
Corillian pro forma combined(1)(2)	$0.04	$(0.03)
InteliData pro forma equivalent(3)	$0.00	$0.00
Diluted Earnings Per Share From Continuing Operations
Corillian historical	$0.26	$0.02
InteliData historical	$(0.65)	$(0.04)
Corillian pro forma combined(1)(2)	$0.04	$(0.03)
InteliData pro forma equivalent(3)	$0.00	$0.00
Dividends Per Share
Corillian historical	$0.00	$0.00
InteliData historical	$0.00	$0.00
Corillian pro forma	$0.00	$0.00
InteliData pro forma equivalent	$0.00	$0.00
Book Value Per Share at Period End
Corillian historical(4)		$0.87
InteliData historical(4)		$0.07
Corillian pro forma combined(5)(2)		$1.15
InteliData pro forma equivalent(3)		$0.11

(1)	Pro forma combined basic and diluted earnings per share is computed using the weighted-average number of shares of Corillian common stock outstanding, after issuance of Corillian common stock in this merger, and it also gives effect to any dilutive options.

(2)	See Unaudited Pro Forma Combined Financial Information included elsewhere in this proxy statement/prospectus.

(3)	The InteliData equivalent pro forma combined per share amounts are computed by multiplying the respective Corillian pro forma combined amounts by the quotient determined by dividing the number of shares of Corillian common stock to be issued in the merger by the number of shares of InteliData common stock to be converted into shares of Corillian common stock.

(4)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period.

(5)	The pro forma combined book value per share is computed by dividing pro forma shareholders’ equity, including the effect of pro forma adjustments, by the pro forma number of Corillian common stock which would have been outstanding had the merger been consummated as of March 31, 2005.

COMPARATIVE MARKET PRICE INFORMATION
      InteliData’s common stock has traded on the Nasdaq SmallCap Market since September 7, 2004, and on the Nasdaq National Market System prior to September 7, 2004, both under the symbol “INTD.” As of June 15, 2005, InteliData had 650 stockholders of record. Corillian’s common stock trades on the Nasdaq National Market System under the symbol “CORI.” As of June 15, 2005, Corillian had 122 shareholders of record. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of both Corillian and InteliData common stock as reported on the Nasdaq National Market System and Nasdaq SmallCap Market, as applicable:

	Corillian		InteliData

	High	Low	High	Low

2005:
First Quarter	$4.95	$2.82	$0.77	$0.27
Second Quarter	$3.67	$3.01	$0.391	$0.25
Third Quarter (through July 6, 2005)	$3.23	$3.02	$0.35	$0.31
2004:
First Quarter	$8.15	$4.30	$2.11	$1.09
Second Quarter	$5.70	$3.72	$1.46	$0.60
Third Quarter	$6.25	$4.04	$0.70	$0.29
Fourth Quarter	$6.05	$4.38	$0.69	$0.30
2003:
First Quarter	$1.00	$0.61	$1.84	$0.84
Second Quarter	$2.10	$0.64	$3.24	$1.19
Third Quarter	$4.20	$1.70	$3.60	$2.15
Fourth Quarter	$7.45	$3.52	$2.62	$1.40
      The following table sets forth the closing sales prices of the common stock of Corillian and the common stock of InteliData on March 31, 2005, the last trading day before the public announcement of the execution and delivery of the merger agreement, and July 6, 2005, the most recent date for which prices were practicably available prior to the date of this proxy statement/ prospectus. The table also sets forth the value of the fraction of a share of Corillian common stock that an InteliData stockholder would have received for one share of InteliData common stock, assuming that the transactions had taken place on those dates.

	Corillian	InteliData	Pro Forma Equivalent

Closing price on March 31, 2005	$3.48	$0.29	$0.33
Closing price on July 6, 2005	$3.15	$0.34	$0.30
      CORILLIAN’S STOCK PRICE FLUCTUATES. EACH SHARE OF INTELIDATA COMMON STOCK THAT IS EXCHANGED FOR CORILLIAN COMMON STOCK WILL RECEIVE APPROXIMATELY 0.0956 SHARES OF CORILLIAN COMMON STOCK, SUBJECT TO ADJUSTMENT. IF CORILLIAN’S STOCK PRICE INCREASES OR DECREASES, THE VALUE OF THE MERGER CONSIDERATION RECEIVED BY EACH INTELIDATA STOCKHOLDER WILL BE HIGHER OR LOWER, RESPECTIVELY.

RISK FACTORS
      By voting in favor of the adoption and approval of the merger agreement, you will be choosing to invest in shares of Corillian common stock. An investment in shares of Corillian common stock involves risk. In deciding whether to vote in favor of the merger agreement, we urge you to consider all of the information we have included in this document and its annexes and all of the information included in the documents incorporated by reference. See “Where You Can Find More Information” beginning on page 99 of this proxy statement/prospectus.
      In addition, we urge you to pay particular attention to the following risks related to the merger and risks related to Corillian’s business and the business of the combined company following the merger.
General Risks Relating to the Proposed Merger

While Corillian’s share price varies according to market factors, the stock exchange ratio is fixed and no adjustment to the stock exchange ratio will be made as a result of fluctuations in the market price of Corillian’s common stock.
      Corillian’s share price has been volatile in the past and may continue to be volatile in the future. During the 12-month period ended July 6, 2005, the closing price of Corillian common stock ranged from $2.86 to $6.078. As of July 6, 2005, the closing price of Corillian’s common stock was $3.15. Upon completion of the merger, each share of InteliData common stock will be converted into the right to receive 0.0956 shares of Corillian common stock, subject to adjustment in the event of the exercise of options or warrants to purchase InteliData common stock, in addition to cash consideration. The stock exchange ratio will not change even if the market price of the Corillian common stock fluctuates. In addition, neither party may withdraw from the merger nor may InteliData resolicit the vote of its stockholders solely because of changes in the market price of Corillian common stock. The specific dollar value of Corillian common stock that InteliData stockholders will receive upon completion of the merger will depend on the market value of Corillian common stock at that time. InteliData stockholders will not know the exact value of Corillian common stock to be issued pursuant to the merger at the time of the InteliData annual meeting of stockholders.

Corillian may be unable to successfully integrate InteliData’s operations and fail to realize the anticipated benefits of the merger, which could have a material adverse effect on Corillian’s business, financial condition and operating results.
      The merger involves the integration of two companies that previously operated independently. Although the businesses of the two companies are complementary, the integration of the departments, systems, business units, operating procedures and information technologies of Corillian and InteliData will present a significant challenge to management. We cannot assure you that Corillian will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Corillian and InteliData. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of the combined company.
      The difficulties of combining the companies’ operations include:

•	the necessity of coordinating geographically separated organizations;

•	integrating personnel with diverse business backgrounds;

•	integrating InteliData’s technology and products;

•	combining different corporate cultures;

•	retaining key employees;

•	retaining existing customers of each company;

•	maintaining product development schedules;

•	creating uniform standards, controls, procedures, policies and information systems;

•	integrating sales and business development operations; and

•	preserving important distribution relationships.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain InteliData employees. We cannot assure you, however, that Corillian will be successful in retaining these employees for the time period necessary to successfully integrate InteliData’s operations with those of Corillian. Corillian may need to reassign key employees to manage InteliData’s operations, which could have a negative impact on Corillian’s operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

Corillian may be unable to realize the expected cost savings and other synergies from the merger.
      Even if Corillian is able to integrate the operations of InteliData successfully, we do not assure you that this integration will result in the realization of the full benefits of the cost savings, synergies or revenue enhancements that Corillian expects to result from this integration or that these benefits will be achieved within the timeframe that Corillian expects. The cost savings and other synergies from the merger may be offset by costs incurred in integrating InteliData’s operations, as well as by increases in other expenses, by operating losses or by problems with Corillian’s or InteliData’s businesses unrelated to the merger.

The market price of the shares of Corillian common stock may be affected by factors different from those affecting the shares of InteliData common stock.
      Upon completion of the merger, holders of InteliData common stock will become holders of Corillian common stock. Some of Corillian’s current businesses and markets differ from those of InteliData and, accordingly, the results of operations of Corillian after the merger may be affected by factors different from those currently affecting the results of operations of InteliData. For a discussion of the business of Corillian and InteliData and of factors to consider in connection with their businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 99.

The parties intend that the merger will constitute a tax-free reorganization, but a successful assertion by the Internal Revenue Service that the merger does not qualify as a tax-free reorganization would result in the merger being fully taxable to InteliData stockholders.
      The parties intend that the merger will qualify as a “reorganization” pursuant to Section 368(a) of the Code. If the Internal Revenue Service were to successfully assert that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then InteliData stockholders may recognize more taxable gain for U.S. federal income tax purposes than if the merger qualifies as a “reorganization.”

The market price of Corillian’s common stock may decline as a result of the merger.
      The market price of Corillian’s common stock may decline as a result of the merger for a number of reasons, including:

•	The integration of InteliData by Corillian may be unsuccessful;

•	Corillian may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts;

•	The effect of the merger on Corillian’s financial results may not be consistent with the expectations of financial or industry analysts; or

•	InteliData could continue to suffer financial losses, which could negatively impact the combined results of operations following the merger.
      These factors are, to some extent, beyond Corillian’s control. In addition, for InteliData stockholders who hold their shares in certificated form, there will be a time period between the effective time of the merger and the time when InteliData stockholders actually receive stock certificates evidencing Corillian common stock. Until stock certificates are received, InteliData stockholders will not be able to sell their shares of Corillian common stock in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of Corillian common stock during this period.

InteliData’s officers and directors have conflicts of interest that may influence them to support or approve the merger.
      Certain directors and officers of InteliData may receive change of control payments that become effective upon consummation of the merger or upon the happening of some other event in connection with the merger, such as termination of employment, that provide them with interests in the merger that are different from, or in addition to, those of InteliData’s stockholders. In addition, all directors and officers of InteliData will receive indemnification and liability insurance benefits from Corillian as a result of the merger. The directors and officers of InteliData will also receive the per share merger consideration for their shares of InteliData common stock and some may receive compensation for the cancellation of their InteliData stock options upon consummation of the merger.
      These directors and officers could be more likely to support and recommend the adoption of the merger agreement and the approval of the transactions contemplated thereby than if they did not hold these interests.
      InteliData stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the adoption of the merger agreement and the approval of the transactions contemplated thereby.

Uncertainty regarding the merger may cause customers and suppliers to delay or defer decisions concerning Corillian and InteliData and adversely affect each company’s ability to attract and retain key employees.
      The merger will happen only if stated conditions are met, including adoption of the merger agreement and approval of the transactions contemplated thereby by InteliData’s stockholders, and the absence of any material adverse effect in the business of InteliData or Corillian. Many of the conditions are outside the control of InteliData and Corillian, and both parties also have rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning InteliData or Corillian, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with InteliData or Corillian as a result of the merger. Customers and suppliers who dealt with either Corillian or InteliData in the past may not choose to continue to do business with the combined company. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of InteliData and Corillian, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed.

Failure to retain key employees could diminish the anticipated benefits of the merger.
      The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with InteliData and Corillian until strategies with regard to these employees are announced or executed. If InteliData and Corillian are unable to retain personnel that are critical to the successful integration and future operations of the companies, InteliData and Corillian could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

The merger may go forward in certain circumstances even if Corillian or InteliData suffers a material adverse change.
      In general, either party can refuse to complete the merger if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the merger on that basis as a result of:

•	Any decrease in the stock price of Corillian common stock in the case of InteliData or InteliData common stock in the case of Corillian; or the delisting of InteliData common stock from the Nasdaq SmallCap Market; or

•	Any change, event, violation or inaccuracy resulting from compliance with the terms and conditions of the merger agreement, actions taken by InteliData at the request of Corillian or a general decline in the financial markets in the United States.
      If adverse changes occur but Corillian and InteliData must still complete the merger, Corillian’s stock price may suffer. This in turn may reduce the value of the merger to InteliData stockholders. In addition, even if a material adverse effect occurs with regard to a party, the other party may still choose to complete the merger.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire InteliData.
      With limited exceptions, the merger agreement prohibits InteliData from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Corillian. InteliData has agreed to pay Corillian a termination fee of $1.4 million in specified circumstances, including those in which InteliData’s board of directors withdraws its support of the merger with Corillian to support a business combination with a third party. These provisions could discourage other companies from trying to acquire InteliData even though those other companies might be willing to offer greater value to InteliData stockholders than Corillian has offered pursuant to the merger agreement.

The rights of holders of InteliData common stock will change as a result of the merger.
      After the merger, your rights as a stockholder of Corillian will be governed by Corillian’s amended and restated articles of incorporation and bylaws, which are different from InteliData’s amended and restated certificate of incorporation and bylaws. As a result of these differences, InteliData stockholders may have less control over corporate actions proposed to be taken by Corillian than they would have had over corporate actions proposed to be taken by InteliData. For more information, see “Comparative Rights of Corillian Shareholders and InteliData Stockholders,” beginning on page 69.

Former InteliData stockholders will have limited ability to influence Corillian’s actions and decisions following the merger.
      Following the merger, former InteliData stockholders will hold approximately 11% of the outstanding shares of Corillian common stock. As a result, former InteliData stockholders will have only limited ability to influence Corillian’s business. Former InteliData stockholders will not have separate approval rights with respect to any actions or decisions of Corillian or have separate representation on Corillian ’s board of directors.

Risks Related to Corillian’s Business and the Combined Company

The pro forma financial data included in this proxy statement/prospectus is preliminary and the combined company’s actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement/prospectus.
      Because of the proximity of this proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing InteliData’s tangible and intangible assets and liabilities, as well as evaluating InteliData’s accounting policies for consistency with Corillian’s accounting policies, is still in the very preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.
      The unaudited pro forma combined financial information contained in this proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed merger been completed at the beginning of the period indicated or that may be achieved in the future. We provide no assurances as to how the operations and assets of both companies would have been run if they had been combined during the period indicated, or how they will be run in the future, which, together with other factors, could have a significant adverse effect on the results of operations and financial position of the combined company.

Although Corillian recently has generated net income, Corillian has a history of losses and may incur losses in future periods if it is not able to, among other things, increase its sales to new and existing customers.
      Until the second quarter of 2003, Corillian incurred substantial net losses in every quarter since it began operations. Corillian generated net income of approximately $10.5 million during the year ended December 31, 2004, and approximately $5.1 million during the year ended December 31, 2003; however, as of December 31, 2004, Corillian had an accumulated deficit of approximately $97.4 million. If Corillian does not sign contracts with new customers or provide additional software and services to existing customers, it will incur significant operating losses in future quarters. Corillian may decide that it is necessary to further reduce its personnel or other expenses to maintain its operations, and such reductions may reduce Corillian’s ability to sell its products and services. In addition, InteliData has sustained net losses in the last four fiscal years. These losses may reduce Corillian’s net income in the future.

Corillian’s quarterly results fluctuate significantly and may fall short of anticipated levels, which may cause the price of its common stock to decline.
      Corillian’s and InteliData’s quarterly operating results have varied in the past, and they expect the operating results of the combined company will continue to vary from quarter to quarter in the future. In future quarters, Corillian’s operating results may be below the expectations of public market analysts and investors, which could cause the price of its common stock to decline. Corillian may also announce that expected financial or operating results for a particular period will be less than it anticipated, which could cause the price of Corillian’s common stock to decline. In addition, Corillian has difficulty predicting the volume and timing of orders and recognizes a substantial portion of its revenues on a percentage-of-completion basis. Any delays in closing orders or implementation of products or services can cause Corillian’s operating results to fall substantially short of anticipated levels for any quarter. The acquisition of InteliData could increase the difficulties in predicting volumes, timing and delays. As a result of these and other factors, Corillian believes period-to-period comparisons of its historical results of operations are not necessarily meaningful and are not a good predictor of its future performance.

If Corillian, or its implementation partners, do not effectively implement Corillian’s solutions, Corillian may not achieve anticipated revenues or gross margins.
      Corillian’s solutions are complex and must integrate with complex data processing systems. Implementing Corillian’s solutions is a lengthy process, generally taking between 60 and 270 days to complete. In addition, Corillian generally recognizes revenues on a percentage-of-completion basis, so its revenues are often dependent on its ability to complete implementations within the time periods that Corillian establishes for its projects. Corillian relies on a combination of internal and outsourced teams for its implementations. If these teams encounter significant delays in implementing Corillian’s solutions for a customer or fail to implement its solutions effectively or at all, Corillian may not be able to recognize any revenues from the contract or be required to recognize negative revenues from the contract if its revised project estimates indicate that Corillian recognized excess revenues in prior periods. In addition, Corillian may incur monetary damages or penalties if it is not successful in completing projects on schedule.
      From time to time, Corillian agrees to penalty provisions in its contracts that require Corillian to make payments to its customers if Corillian fails to meet specified milestones or that permit its customers to terminate their contracts with Corillian if Corillian fails to meet specified milestones. If Corillian fails to perform in accordance with established project schedules, Corillian may be forced to make substantial payments as penalties or refunds and may lose its contractual relationship with the applicable customers.

The lengthy sales cycles of Corillian’s products may cause revenues and operating results to be unpredictable and to vary significantly from period to period.
      The sale and implementation of Corillian’s products and services are often subject to delays because of its customers’ internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. As a result, the time between the date of initial contact with a potential customer and the execution of a contract with the customer typically ranges from three to nine months. In addition, Corillian’s prospective customers’ decision-making processes require Corillian to provide a significant amount of information to them regarding the use and benefits of its products. Corillian may expend substantial funds and management resources during a sales cycle and fail to make the sale.

Corillian may not achieve anticipated revenues if Corillian does not successfully introduce new products or develop upgrades or enhancements to its existing products.
      To date, Corillian has derived substantially all of its revenues from licenses and professional and support services related to the Corillian Voyager product and its related applications. Corillian expects to add new products by acquisition, including the acquisition of InteliData, partnering or internal development and to develop enhancements to its existing products. New or enhanced products may not be released on schedule and may not achieve market acceptance. New products or upgrades to existing products may contain defects when released, which could damage Corillian’s relationship with its customers or partners and further limit market acceptance of its products and services. If Corillian is unable to ship or implement new or enhanced products and services when planned, or fails to achieve timely market acceptance of its new or enhanced products and services, Corillian may lose sales and fail to achieve anticipated revenues.

A small number of customers account for a substantial portion of Corillian’s revenues in each period; Corillian’s results of operations and financial condition could suffer if it loses customers or fails to add additional customers to its customer base.
      Corillian derives a significant portion of its revenues from a limited number of customers in each period. Accordingly, if Corillian fails to close a sale with a major potential customer, if a contract is delayed or deferred, or if an existing contract expires or is cancelled and Corillian fails to replace the contract with new business, its revenues would be adversely affected. During the years ended December 31, 2004, and December 31, 2003, two customers individually accounted for more than 10% of consolidated revenues, and, in total, these two customers accounted for approximately 29% and 28% of consolidated revenues, respectively. Some customers of Corillian’s are also customers of InteliData’s, and thus the combined company will not see the revenue benefit that the two companies individually experienced. Corillian expects that a limited number of customers will continue to account for a substantial portion of its revenues in each quarter in the foreseeable future. If a customer terminates a Voyager contract with Corillian early, Corillian would lose ongoing revenue streams from annual maintenance fees, hosting fees, professional service fees and potential additional license and service fees for additional increments of end users and for other Voyager applications.

Corillian’s partners may be unable to fulfill their service obligations and cause Corillian to incur penalties or other expenses with its customers.
      Corillian resells products and services from other companies, such as CheckFree, CashEdge, CenterPost and InfoImage. If these vendors are unable to fulfill their contractual obligations as a result of insolvency, a disaster or similar event or are unable to provide the services in a commercially reasonable manner, Corillian may be required to incur additional expenses to provide the services to its customers or to pay penalties to its customers for the suspension or termination of the services.

Corillian may need to raise additional financing to fund its operations and may not be able to raise funds on beneficial terms or at all.
      Because it has a history of losses and has limited cash resources and because InteliData has been incurring significant operating losses, Corillian may need to raise financing in the future to fund its operations, especially if the merger is consummated. If Corillian is required to raise financing, it may be required to sell equity or debt securities at severely discounted prices and with terms that are superior to the rights of its common shareholders, or Corillian may not be able to raise financing at all. If Corillian sells equity or debt securities, the price of its common stock could decrease significantly and the interests of its common shareholders could be diluted substantially.

Corillian’s facility and operations may be disabled by a disaster or similar event, which could damage its reputation and require Corillian to incur financial loss.
      All of Corillian’s communications and network equipment related to its operations are currently located in Hillsboro, Oregon. Corillian does not currently have an alternate facility that can serve as a center of business operations. Corillian cannot assure that its data center and facility will operate after a disaster. In addition, Corillian may experience problems during the period following a disaster in reestablishing its systems and infrastructure. Although Corillian has a disaster recovery plan in place, Corillian does not currently have the technology or facilities to instantly recover full Internet services if its facility is not functioning. A disaster, such as a fire, an earthquake, a terrorist attack or a flood, at its facility could result in failures or interruptions in providing Corillian’s products and services to its customers. In addition, Corillian’s systems are vulnerable to operational failures, losses in power, telecommunications failure and similar events. Corillian has contracted to provide a certain level of service to its customers and, consequently, a failure or interruption of Corillian’s systems in the future could cause it to refund fees to some of its customers to compensate for decreased levels of service.

Competition in the market for Internet-based financial services is intense and could reduce Corillian’s sales and prevent Corillian from achieving profitability.
      The market for Internet-based financial services is intensely competitive and rapidly changing. Corillian expects competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share for its products and services. Corillian competes with a number of companies in various segments of the Internet-based financial services industry, and its competitors vary in size and in the scope and breadth of the products and services they offer. Corillian’s primary competitors for software platforms designed to enable financial institutions to offer Internet-based financial services, both domestically and internationally, include S1, Digital Insight, Financial Fusion, Online Resources and Communications, and Metavante. Corillian also competes with companies that offer software platforms designed for internal development of Internet-based financial services software, such as IBM’s WebSphere. Within this segment of Corillian’s industry, many companies are consolidating, creating larger competitors with greater resources and a broader range of products.

      In addition, Corillian’s customers may develop competing products. For example, a bank or brokerage may choose to develop its own software platform for Internet-based financial services. Several of the vendors offering data processing services to financial institutions, including EDS, Fiserv, Jack Henry and Metavante, also offer Internet banking solutions that compete with Corillian’s solutions.
      Many of Corillian’s competitors and potential competitors have a number of significant advantages over Corillian, including:

•	a longer operating history;

•	more extensive name recognition and marketing power;

•	preferred vendor status with Corillian’s existing and potential customers; and

•	significantly greater financial, technical, marketing and other resources, giving them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements.

Consolidation in the financial services industry could reduce the number of Corillian’s customers and potential customers.
      As a result of the mergers and acquisitions occurring in the banking industry today, some of Corillian’s existing customers could terminate their contracts with Corillian and potential customers could break off negotiations with Corillian. An existing or potential customer may be acquired by or merged with another financial institution that uses competing Internet-based financial products and services or does not desire to continue the relationship with Corillian for some other reason, which could result in the new entity terminating the relationship with Corillian.
      In addition, an existing or potential customer may be acquired by or merged with one of Corillian’s existing customers that licenses Corillian’s products under a contract with more favorable terms and that can be applied to the acquired customer’s business operations. This may result in a reduction in Corillian’s anticipated revenues from the acquired customer. Recently, two of Corillian’s largest customers, J.P. Morgan Chase and Bank One, merged, and one of Corillian’s customers, Charter One Bank, was acquired by Citizens Bank.

If Corillian loses key personnel, Corillian could experience reduced sales, delayed product development and diversion of management resources.
      Corillian’s success depends largely on the continued contributions of its key management, technical, sales and marketing, and professional services personnel, many of whom would be difficult to replace. If one or more of its key employees were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources. Corillian does not have employment agreements with its senior managers or other key personnel.

If Corillian does not develop international operations as expected or fails to address international market risks, Corillian may not achieve anticipated sales growth.
      To increase its revenues, Corillian pursued direct international sales opportunities and opened an international office. However, international demand for its products and services did not grow significantly during 2001 or 2002, so Corillian significantly reduced its direct investments internationally and is seeking instead to expand international sales through resellers and selective direct sales efforts. International expansion of its business may be more difficult or take longer than Corillian anticipates, and it may not be able to successfully market, sell, deliver and support its products internationally. Corillian will need to form additional relationships with partners worldwide. These activities require significant investments of time and capital from Corillian. If Corillian is unable to develop international sales on a timely basis or at all, it may not achieve anticipated sales growth, gross margins or operating results. If Corillian is successful in developing international sales, it will be subject to a number of risks associated with international operations, including:

•	longer accounts receivable collection cycles;

•	expenses associated with localizing products for foreign markets;

•	difficulties in managing operations and partners across disparate geographic areas;

•	difficulties in hiring qualified local personnel, finding qualified partners and complying with disparate labor laws;

•	foreign currency exchange rate fluctuations;

•	difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; and

•	unexpected changes in regulatory requirements that impose multiple conflicting tax laws and regulations.
      If Corillian fails to address these risks, its results of operations and financial condition may be adversely affected.

Acquisitions may be costly and difficult to integrate, divert management resources or dilute shareholder value.
      Corillian has considered and made strategic acquisitions in the past and in the future may acquire or make investments in complementary companies, products or technologies. Corillian is currently a party to a letter of intent outlining the terms of a potential acquisition of a company that provides products and services related to Corillian’s business. Corillian may not be able to successfully integrate these companies, products or technologies. In connection with these acquisitions or investments, Corillian could:

•	issue stock that would dilute its current shareholders’ percentage ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets or incur large impairment charges.
      Future acquisitions also could pose numerous additional risks to Corillian’s operations, including:

•	problems combining the purchased operations, technologies or products;

•	problems integrating the business models of acquisition targets with Corillian’s;

•	unanticipated costs;

•	diversion of management’s attention from Corillian’s core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	entering markets in which Corillian has no or limited prior experience; and

•	potential loss of key employees, particularly those of the purchased organization.

If Corillian becomes subject to intellectual property infringement claims, these claims could be costly and time-consuming to defend, divert management attention or cause product delays.
      Corillian has in the past been, and may in the future be, sued for allegedly infringing or misappropriating a third party’s intellectual property rights. Any intellectual property infringement claims against Corillian, with or without merit, could be costly and time-consuming to defend, divert Corillian’s management’s attention, or cause product delays. Corillian expects that software product developers and providers of Internet-based financial services will increasingly be subject to infringement claims as the number of products and competitors in its industry grows and the functionality of products overlaps. If

Corillian’s products were found to infringe a third party’s proprietary rights, Corillian could be required to enter into royalty or licensing agreements in order to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to Corillian or at all.
      There has been substantial litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that Corillian’s current or potential future products infringe their intellectual property.

Network or Internet security problems could damage Corillian’s reputation and business.
      Corillian has in the past and might in the future experience security incidents involving actual or attempted access to its customers’ systems by unknown third parties. As a result of these types of incidents, Corillian may incur contractual or other legal liabilities. Security risks may also deter financial service providers from purchasing Corillian’s products and deter consumers of financial services from using Corillian’s products or services. Corillian relies on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data over the Internet. Corillian’s networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may render Corillian’s Internet security measures inadequate.
      Someone who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in Corillian’s Internet operations. Corillian may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing Internet sites that deliver Corillian’s services, any of which could harm Corillian’s business.

New technologies could render Corillian’s products obsolete.
      If Corillian is unable to develop products that respond to changing technology, Corillian’s business could be harmed. The market for Internet-based financial services is characterized by rapid technological change, evolving industry standards, changes in consumer demands and frequent new product and service introductions.
      Advances in Internet technology or in applications software directed at financial services could lead to new competitive products that have better performance or lower prices than Corillian’s products and could render its products obsolete and unmarketable. Corillian’s Voyager solutions were designed to run on servers using the Windows NT, Windows 2000 and Windows 2003 operating systems. If a new software language or operating system becomes standard or is widely adopted in Corillian’s industry, Corillian may need to rewrite portions of its products in another computer language or for another operating system to remain competitive.

Defects in Corillian’s solutions and system errors in its customers’ data processing systems after installing Corillian’s solutions could result in loss of revenues, delay in market acceptance and injury to Corillian’s reputation.
      Complex software products like Corillian’s may contain undetected errors or defects that may be detected at any point in the life of the product. Corillian has in the past discovered software errors in its products. After implementation, errors may be found from time to time in Corillian’s new products or services, its enhanced products or services, or products or services Corillian resells for strategic partners, such as Yodlee’s data aggregation service. These errors could cause Corillian to lose revenues or cause a delay in market acceptance of its solutions or could result in liability for damages, injury to Corillian’s reputation or increased warranty costs.

Corillian’s products and services must interact with other vendors’ products, which may not function properly.
      Corillian’s products are often used in transaction processing systems that include other vendors’ products, and, as a result, Corillian’s products must integrate successfully with these existing systems. System errors, whether caused by Corillian’s products or those of another vendor, could adversely affect the market acceptance of its products, and any necessary modifications could cause Corillian to incur significant expenses.

If Corillian becomes subject to product liability litigation, it could be costly and time consuming to defend.
      Since Corillian’s products are used to deliver services that are integral to its customers’ businesses, errors, defects or other performance problems could result in financial or other damages to Corillian’s customers. Product liability litigation arising from these errors, defects or problems, even if it were unsuccessful, would be time consuming and costly to defend. Existing or future laws or unfavorable judicial decisions could negate any limitation of liability provisions that are included in Corillian’s license agreements.

If Corillian is unable to protect its intellectual property, Corillian may lose a valuable competitive advantage or be forced to incur costly litigation to protect its rights.
      Corillian’s future success and ability to compete depends in part upon its proprietary technology, but its protective measures may prove inadequate. Corillian relies on a combination of copyright, trademark, patent and trade secret laws and contractual provisions to establish and protect its proprietary rights. None of Corillian’s technology is patented. Corillian has obtained federal trademark registration for some of its marks and its logo. Corillian has applied for, but has not yet obtained, patents on technology it has developed. If Corillian does not receive approval for these patents, it may be unable to use this technology without restriction or to prevent others from using this technology.
      Despite Corillian’s efforts to protect its intellectual property, a third party could copy or otherwise obtain Corillian’s software or other proprietary information without authorization, or could develop software competitive to Corillian’s. Corillian’s competitors may independently develop similar technology, duplicate its products or design around Corillian’s intellectual property rights. In addition, the laws of some foreign countries do not protect Corillian’s proprietary rights to as great an extent as do the laws of the United States, and Corillian expects the use of its products will become more difficult to monitor if Corillian increases its international presence.
      Corillian may have to litigate to enforce its intellectual property rights, to protect its trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending Corillian’s intellectual property rights is expensive, could cause the diversion of Corillian’s resources and may not prove successful. If Corillian is unable to protect its intellectual property, it may lose a valuable competitive advantage.

Increasing government regulation of the Internet and the financial services industry could limit the market for Corillian’s products and services, impose on Corillian liability for transmission of protected data and increase its expenses.
      Numerous federal agencies have recently adopted rules and regulations protecting consumer privacy and establishing guidelines for financial institutions to follow in selecting technology vendors for solutions such as Corillian’s solutions. Corillian believes its business does not currently subject it to any of these rules or regulations that would adversely affect Corillian’s business. However, these rules and regulations are new and may be interpreted to apply to Corillian’s business in a manner that could make its business more onerous or costly.

      As the Internet continues to evolve, Corillian expects federal, state and foreign governments to adopt more laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for Internet-based financial services.
      If enacted or deemed applicable to Corillian, some laws, rules or regulations applicable to financial service activities could render Corillian’s business or operations more costly and less viable. The financial services industry is subject to extensive and complex federal and state regulation, and financial institutions operate under high levels of governmental supervision. Corillian’s customers must ensure its services and related products work within the extensive and evolving regulatory requirements applicable to them. Corillian may become subject to direct regulation as the market for its business evolves. Federal, state or foreign authorities could adopt laws, rules or regulations affecting Corillian’s business operations, such as requiring Corillian to comply with data, record keeping and other processing requirements. Any of these laws, rules or regulations, or new laws, rules and regulations affecting Corillian’s customers’ businesses, could lead to increased operating costs and could also reduce the convenience and functionality of Corillian’s services, possibly resulting in reduced market acceptance.
      A number of proposals at the federal, state and local level and by the governments of significant foreign countries would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on Corillian’s business, financial condition and operating results.
INTELIDATA ANNUAL MEETING
General
      This proxy statement/prospectus and related form of proxy are first being mailed by InteliData to holders of InteliData common stock on or about July 13, 2005, in connection with the solicitation of proxies by the InteliData board of directors for use at the annual meeting to be held on August 18, 2005 beginning at 9:00 a.m. at InteliData’s corporate headquarters at 11600 Sunrise Valley Drive, Reston, Virginia 20191, and at any adjournments or postponements of the meeting.
Matters to Be Considered
      The purpose of the annual meeting is to consider and vote on the following proposals:

•	To adopt the merger agreement, dated as of March 31, 2005, among InteliData Technologies Corporation, Corillian Corporation and Wizard Acquisition Corporation, a wholly owned subsidiary of Corillian (“Merger Sub”), and to approve the transactions contemplated thereby;

•	To elect two Class III members and one Class II member to InteliData’s board of directors; and

•	To ratify the selection of Deloitte & Touche LLP as InteliData’s independent registered public accounting firm for the year ending December 31, 2005.

•	Such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting may also be considered and transacted.

Proxies
      Even if you are currently planning to attend InteliData’s annual meeting, we urge you to submit a properly executed proxy, by filling out, signing and sending back the accompanying proxy card. You may revoke your proxy at any time before it is exercised by:

•	submitting a written notice of revocation;

•	submitting a properly executed proxy on a later date; or

•	voting in person at the annual meeting, but simply attending the annual meeting without voting will not revoke an earlier proxy.
      Written notices of revocation and other communications with respect to the solicitation or revocation of proxies should be addressed to:
InteliData Technologies Corporation
11600 Sunrise Valley Drive
Reston, Virginia 20191
Attention: Secretary
      If your shares are held in “street name,” you should follow the instructions of your broker regarding revocation of proxies and not the foregoing instructions.
Solicitation of Proxies
      InteliData will bear the entire cost of soliciting proxies, but InteliData and Corillian will share equally the cost of printing and filing of this document. InteliData has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Co., Inc. will receive a fee for its services of $5,500 and expense reimbursement.
      In addition to solicitation by mail, the directors, officers and employees of InteliData may, without additional compensation, solicit proxies from InteliData stockholders by telephone, facsimile or other electronic means or in person. InteliData will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to the beneficial owners of InteliData common stock held of record by these persons. InteliData will reimburse these custodians, nominees and fiduciaries for their reasonable expenses in connection with the solicitation of proxies.
Record Date and Quorum
      InteliData’s board of directors has fixed the close of business on June 27, 2005, as the record date for determining the InteliData stockholders entitled to receive notice of and vote at the annual meeting. At that time, there were 51,128,492 shares of InteliData common stock outstanding.
      The presence, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of InteliData common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the proposal to occur.
Voting Rights and Vote Required
      Shares representing a majority of the shares of InteliData common stock outstanding on the record date must vote “FOR” the merger proposal in order for it to be adopted by InteliData. You are entitled to one vote for each share of InteliData common stock you held on the record date.
      The proposal to elect directors requires a plurality of the votes cast at the annual meeting. Ratification of the independent registered public accounting firm does not require stockholder approval, although the InteliData board of directors has determined that the proposal should be submitted to the stockholders. The proposal to ratify the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of InteliData common stock outstanding on the record date; however, notwithstanding the vote of the stockholders, InteliData’s audit committee may direct the appointment of a new independent registered public accounting firm at its discretion.
      Because the proposal to adopt the merger agreement and to approve the transactions contemplated thereby requires the affirmative vote of a majority of the shares of InteliData common stock outstanding on the record date, the failure to vote in person or by proxy and abstentions will have the same effect as voting against the proposal. Therefore, InteliData’s board of directors urges you to submit your proxy by mail. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Share Ownership of Management and Certain Beneficial Stockholders
      InteliData directors and officers, who collectively own approximately 0.7% of InteliData’s common stock, have granted Corillian a proxy to vote their shares “FOR” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. However, if the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. See “Agreements to Facilitate Merger” beginning on page 67.
Recommendation of InteliData’s Board of Directors
      InteliData’s board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby. The board believes that the merger agreement and the transactions contemplated thereby are in the best interests of InteliData and its stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby.
      See “The Merger Agreement — InteliData’s Reasons for the Merger; Recommendation of InteliData’s Board of Directors” beginning on page 36 for a more detailed discussion of InteliData’s board of directors’ recommendation with respect to the merger proposal.
      InteliData’s board of directors also unanimously recommends that the stockholders vote “FOR” the election of directors and “FOR” the ratification of the independent registered public accounting firm.
DELISTING AND DEREGISTRATION OF INTELIDATA COMMON STOCK
      If the merger is completed, InteliData common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
QUOTATION ON THE NASDAQ NATIONAL MARKET SYSTEM
      The merger agreement provides that Corillian will use its reasonable efforts to cause the shares of Corillian common stock to be issued in the merger to be approved for trading on the Nasdaq National Market System, and such approval of trading is a condition to the closing of the merger.
THE MERGER AND SPECIAL FACTORS RELATED TO THE MERGER
      This section contains material information pertaining to the proposed merger. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this document. WE URGE YOU TO READ CAREFULLY THE FULL TEXT OF THE MERGER AGREEMENT. The agreement to facilitate merger is described in the section “Agreements to Facilitate Merger” beginning on page 67.
Structure
      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, InteliData will merge with and into Merger Sub, a wholly owned subsidiary of Corillian. Merger Sub will be the surviving corporation in the merger and will continue its corporate existence under the laws of Delaware under the name “Corillian Payment Solutions, Inc.” When the merger is completed, the separate corporate existence of InteliData will terminate.
Background of the Merger
      Since January 2001, when InteliData acquired Home Account, InteliData’s board of directors and management have been evaluating methods by which InteliData could expand its operations or be provided with the financial resources to continue development of InteliData’s promising technology. As part of that process, InteliData’s board of directors engaged Wachovia on four separate occasions during 2001 through 2004 to evaluate a full range of strategic alternatives, including acquisitions, mergers, partnerships, sale of a division, or sale of the entire company.
      On February 24, 2004, at the request of InteliData’s board of directors, Wachovia met with the board to discuss launching a process to solicit possible interest in the acquisition of InteliData. At this meeting, the InteliData board unanimously authorized Wachovia to commence the process of soliciting potential interest in acquiring the company. During the months of February, March and April 2004, Wachovia worked with InteliData’s management to prepare a confidential information memorandum describing InteliData and supplementary materials describing the credit card presentment and community online banking businesses of InteliData.
      On March 8, 2004, Wachovia began contacting potential acquirers.
      On May 5, 2004, InteliData issued its earnings release for the first quarter of 2004. In this release, InteliData announced that Wachovia had been engaged to assist its board in evaluating its strategic alternatives.
      On August 2, 2004, Wachovia met with InteliData’s board to provide an update of the process. Wachovia reported that during May 2004 through August 2004, Wachovia had held discussions with 63 potential buyers. Of the 63 parties contacted, Wachovia sent to 21 a confidential information memorandum regarding InteliData and sent to 8 confidential supplementary materials regarding the credit card presentment and online banking business of InteliData. In its conversations with the potential buyers, Wachovia learned that such potential buyers had concerns about InteliData’s market valuation. Several parties also stated that their interest in acquiring InteliData was diminished by their lack of interest in the credit card presentment and community online banking pieces of the business. At that time, only one party submitted an indication of interest for InteliData, which that party subsequently decided not to pursue.
      Based on this information and other factors, InteliData’s board of directors determined to focus for the time being on opportunities to divest the credit card presentment and community online banking pieces of the business. The Board believed that such a divestiture would provide InteliData with improved financial resources that would both enable it to continue to develop its technology and would enhance marketing efforts to potential financial institution customers. In light of the new focus, on October 1, 2004, InteliData’s board of directors amended the engagement letter with Wachovia to specifically include a sale of the credit card presentment and community online banking piece of the business.
      During August 2004 through February 2005, InteliData and Wachovia selectively marketed the credit card presentment and community online banking piece of the business to strategic partners. InteliData received written proposals to acquire this piece of the business from two potential acquirers, referred to herein as Company Y and Company Z. Company Y submitted an initial offer of $2.5 million, and Company Z submitted an initial offer in the range of $4.5 million to $6.5 million. After due diligence, the parties revised their offers to $1.75 million and $1.6 million, respectively. Company Y then declined to move forward with the potential acquisition, citing lack of strategic fit.
      During this time period, Wachovia and InteliData’s management continued selective conversations with certain parties regarding a sale of the entire company. On February 17, 2005, InteliData entered into an exclusivity agreement with Company Z for the credit card presentment and community online banking piece of the business. This agreement permitted InteliData to continue to explore opportunities for selling the other portions of InteliData’s business.
      On March 1, 2005, representatives of Corillian met with InteliData’s management to discuss a potential merger with InteliData following divestiture of the credit card presentment and community online banking businesses.
      Thereafter, Wachovia and InteliData’s management held discussions with Corillian regarding a potential combination with InteliData (not including the credit card presentment and community online banking piece of the business). Wachovia presented Corillian with a financial model combining the two companies on such a basis.
      In a meeting with InteliData’s board of directors on March 8, 2005, Wachovia presented detailed financials and customer information, projections and other information about Corillian and discussed Corillian’s verbal indication of interest to acquire all of InteliData for stock and cash of $19.5 million or to acquire InteliData without the credit card presentment and community online banking piece of the business for $15.1 million. After discussions of Corillian’s proposals and the status of negotiations with Company Z, InteliData’s board of directors instructed Wachovia to inform Company Z that the fiduciary duties of InteliData’s board would not allow it to approve the divestiture of this piece of the business on the proposed terms until it had fully explored the unsolicited proposal to acquire the entire company. InteliData’s board also expressed concerns with some of the material terms of Company Z’s proposed purchase agreement, such as the proposed escrow, indemnification provisions and representations and warranties.
      From March 8 through March 11, 2005, Wachovia and Hunton & Williams, InteliData’s outside legal counsel, negotiated amendments to the exclusivity agreement with Company Z in order to allow InteliData to pursue a merger of the entire business with Corillian. InteliData agreed to pay diligence-related expenses to Company Z if, by March 25, 2005, InteliData had not re-initiated discussions with Company Z.
      Thereafter, InteliData management, Corillian management and their respective representatives continued to conduct the due diligence process and to discuss the financial terms of a transaction.
      On March 17, 2005, Corillian sent a draft exclusivity agreement to InteliData. Corillian also proposed more detailed terms of a potential transaction, with an aggregate purchase price for the entire business in the amount of $20 million. Of that amount, between two-thirds and three-quarters would be payable in Corillian stock while the remainder would be payable in cash. Proposed deal protection provisions included a $1 million cash breakup fee, an option to acquire 19.9% of InteliData’s stock and an option to acquire the credit card presentment and community online banking piece of the business for $1.5 million.
      From March 17 through March 22, 2005, Wachovia and Hunton & Williams negotiated certain terms of the proposed transaction with Corillian and its counsel, Perkins Coie LLP. Matters discussed included the stock component of the consideration and the proposed breakup provisions. The parties discussed fixing the exchange ratio at approximately 0.0954 Corillian common shares per InteliData common share based on the average closing sales price of Corillian’s common stock as quoted in the Nasdaq National Market for the 20-day trading period ending on March 18, 2005 ($3.05 per share). With respect to deal protection provisions, the parties agreed to a $1.4 million breakup fee and eliminated the other proposed provisions.
      On March 22, 2005, InteliData and Corillian signed an exclusivity agreement.
      Thereafter, InteliData’s management and Hunton & Williams negotiated the terms of a definitive purchase agreement with Corillian and Perkins Coie. Due diligence also was performed by all parties. During this period, Corillian informed InteliData that, based upon certain findings during due diligence, it was proposing to reduce the cash portion of the purchase price by $500,000, and by a potential additional $475,000, relating to contingent liabilities of InteliData. InteliData’s board of directors met on March 29, 2005, and March 30, 2005, to discuss the proposed terms of the transaction and to receive information from Wachovia and Hunton & Williams. The parties thereafter agreed to reduce the cash portion of the purchase price by $500,000, plus up to an additional $275,000, relating to contingent liabilities of InteliData, with such amount being reduced by settling the liabilities for a lesser amount prior to closing the merger. (In June 2005, pursuant to the merger agreement, InteliData and Corillian determined the amount to be deducted from the cash portion of the merger consideration relating to the contingent liabilities to be $234,200. This results in an estimated aggregate cash consideration of $4.3 million.)
      On March 31, 2005, after completion of due diligence, a review of all the terms of the transaction, a report from Hunton & Williams on the legal aspects of the transaction and a report from Wachovia as to the fairness of the merger consideration to InteliData’s stockholders from a financial point of view, InteliData’s board unanimously approved the merger agreement. That same day, InteliData executed the merger agreement and issued a press release announcing the execution.
InteliData’s Reasons for the Merger; Recommendation of InteliData’s Board of Directors
      At a meeting held on March 31, 2005, the InteliData board of directors unanimously:

•	determined that the merger is advisable, fair to and in the best interests of InteliData and its stockholders;

•	approved the merger agreement;

•	directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by InteliData stockholders at an InteliData annual meeting; and

•	resolved to recommend that the InteliData stockholders adopt the merger agreement and the transactions contemplated thereby.
      In reaching its decision, the InteliData board of directors identified a number of reasons for, and potential benefits to InteliData stockholders of, the merger, including, among others:

•	InteliData has experienced flat or declining revenues since 2002, has had an operating loss every year for the last five years, has experienced substantial declines in customer orders over the past year and is uncertain about its ability to continue as an independent company;

•	InteliData’s customers have expressed concerns regarding InteliData’s viability as a sustainable business, and the combination with Corillian could mitigate these concerns;

•	The performance of InteliData common stock has consistently declined over the past years and InteliData is having difficulty maintaining quotation of its common stock on Nasdaq;

•	Corillian’s proposal has presented InteliData with a viable strategic alternative while affording its stockholders the opportunity to sell their common stock for Corillian stock and cash at a price (based on the March 30, 2005 closing per share price of Corillian stock) that represents a premium of approximately 32.3% over the closing price immediately prior to the public announcement of the proposed merger;

•	InteliData’s board concluded that the proposed merger better accomplished its goals as more fully described under “Background of the Merger” on page 34.

•	The combined experience, financial resources, number of employees, and breadth of product offering may allow the combined company to respond more quickly and effectively to technological change, competition and market demands; and

•	The combined company may benefit from cost savings synergies that may be achieved from savings of costs associated with being a separate public company and other operating efficiencies.
      In reaching its decision to approve the merger agreement and recommend the adoption of the merger to the InteliData stockholders, the InteliData board of directors consulted with InteliData’s management and legal counsel and with Wachovia regarding the strategic, operational, financial and other aspects of the merger and discussed with Wachovia its financial analysis prepared in connection with its fairness opinion.

In the course of reaching its decision to approve the merger agreement, the factors the board considered included, but were not limited to, the following:

•	the reasons for the merger described above;

•	the fairness opinion of Wachovia regarding the merger consideration to be received in the transaction and the financial analysis presented to the InteliData board of directors in connection with rendering such fairness opinion;

•	reports from InteliData’s management and legal counsel as to the results of their respective due diligence investigations of Corillian;

•	historical information concerning InteliData’s and Corillian’s respective businesses, prospects, financial performance and condition, operations, management and competitive position, including the results of operations for each company;

•	the terms of the merger agreement, including the structure and overall valuation of the transaction and the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the liquidity that the cash component of the transaction consideration would provide to InteliData’s stockholders;

•	InteliData’s management’s view of the prospects for InteliData as an independent company;

•	the structuring of the proposed combination such that InteliData stockholders would not be immediately taxed on the stock portion of the merger consideration;

•	the provisions of the merger agreement that permit InteliData, prior to stockholder approval of the merger agreement, to negotiate with third parties under certain circumstances and terminate the merger agreement in the event of a superior competing transaction;

•	InteliData’s deteriorating cash position and continued operating losses;

•	the steady decline of InteliData’s stock price since the third quarter of 2003, when it closed at a high of $3.60 per share, including the significant decline in InteliData’s stock price since the second quarter of 2004, falling from a high of $1.46 to a low in the first quarter of 2005 of $0.27;

•	the time and expense required in order to meet the various public company reporting obligations, which have increased significantly as a result of the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	the proposed merger consideration of an estimated $0.41 per share (based on the March 30, 2005 closing price of Corillian stock), which constitutes a premium of approximately 32.3%, 35.2% and 21.6% over the average one-day, five-trading-day and 20-trading-day closing prices of InteliData stock immediately prior to the public announcement of the proposed merger;

•	that, after engaging in a competitive auction process to solicit proposals from the most likely acquirers of InteliData (pursuant to the publicly announced engagement by InteliData of Wachovia), which were familiar with InteliData and its business and which InteliData’s board of directors determined were in the best position to offer competitively attractive acquisition proposals, the merger with Corillian was the most attractive transaction for InteliData stockholders and the only final offer for the acquisition of more than a portion of InteliData’s business;

•	the portion of stock consideration in the proposed merger, which will provide InteliData’s stockholders with ownership of approximately 10.9% of Corillian stock post-merger;

•	impact of the merger on InteliData’s customers, strategic partners and employees; and

•	the compatibility of the businesses of InteliData and Corillian.

      In its deliberations concerning the proposed merger, the InteliData board of directors also considered the potential adverse impact of other factors, including:

•	the ongoing risks the combined company would face in the industry, taking into account the challenging financial services environment and its effect on InteliData’s business on a stand-alone basis;

•	the risk that the potential benefits anticipated as a result of the merger do not materialize or are substantially delayed;

•	the fact that to the extent that the stockholders of InteliData receive cash consideration in accordance with the merger agreement, they will not participate in any future growth potential of the combined company;

•	the risk that, despite the efforts of the combined company, key management, marketing, technical, administrative and other personnel might not remain employed by the combined company;

•	the possible effects of the provisions in the merger agreement regarding termination fees;

•	the fact that the stock portion of the merger consideration is fixed, subject only to limited adjustments, and may decline in value prior to the consummation of the merger;

•	the restrictions that the merger agreement imposes on InteliData’s ability to operate its business until the transaction closes or the merger agreement is terminated;

•	the interests that certain of InteliData’s directors and officers may have with respect to the merger in addition to their interests as stockholders generally, as described in “Interests of Certain Persons in the Merger” beginning on page 51;

•	the risk that the merger might not be consummated and the effect of the public announcement of the merger on InteliData’s sales, operating results and stock price and ability to attract and retain key management, sales and marketing and technical personnel; and

•	the other applicable risks described in this proxy statement/prospectus under “Risk Factors” beginning on page 20.
      After due consideration, the InteliData board of directors concluded that the potential benefits of the merger with Corillian to InteliData stockholders outweighed the risks associated with the merger. The above discussion of the material factors considered by the InteliData board of directors is not intended to be exhaustive, but does set forth principal factors considered by the InteliData board. The InteliData board of directors reached the unanimous decision to approve the merger agreement in light of the various factors described above and the other factors that each member of the board felt were appropriate. In view of the variety of factors considered by the InteliData board, the board did not find it constructive to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in reaching its decision. Rather, InteliData’s board of directors considered the totality of the information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
Fairness Opinion of Wachovia Capital Markets, LLC
      InteliData’s board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with its review of strategic alternatives, including a potential sale of InteliData. InteliData’s board of directors selected Wachovia based on its qualifications, expertise and reputation. Representatives of Wachovia participated in a meeting of the board of directors of InteliData held on March 31, 2005, at which the board discussed and approved the merger and recommended the merger to the stockholders for their approval. At the meeting, Wachovia rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of InteliData that, as of March 31, 2005, the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of shares of InteliData common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      THE FULL TEXT OF THE WRITTEN OPINION OF WACHOVIA, DATED MARCH 31, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE OPINION AND ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C TO, AND IS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OF WACHOVIA IS DIRECTED FOR THE INFORMATION AND USE OF THE BOARD OF DIRECTORS OF INTELIDATA IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF THE MERGER CONSIDERATION, AND DOES NOT AND SHALL NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF SHARES OF INTELIDATA COMMON STOCK SHOULD VOTE IN CONNECTION WITH THE MERGER AGREEMENT OR ANY OTHER MATTER RELATED THERETO. YOU SHOULD CAREFULLY READ THE OPINION IN ITS ENTIRETY.
      In arriving at its opinion, Wachovia, among other things:

•	reviewed the merger agreement;

•	reviewed certain business, financial and other information regarding each of Corillian and InteliData that was publicly available;

•	reviewed certain current business, financial and other information about Corillian that was furnished to Wachovia by Corillian’s management, and which Wachovia discussed with Corillian’s management;

•	reviewed certain current business, financial and other information regarding InteliData that was furnished to Wachovia by InteliData’s management, and which Wachovia discussed with InteliData’s management;

•	participated in the discussions and negotiations among representatives of Corillian and InteliData;

•	reviewed the current and historical market prices of Corillian’s common stock and InteliData’s common stock;

•	compared the publicly available business, financial and other information regarding each of Corillian and InteliData with similar information regarding certain publicly traded companies that Wachovia deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other business combinations and transactions that Wachovia deemed relevant;

•	developed discounted cash flow models for Corillian based on Corillian’s management’s estimates;

•	reviewed the potential pro forma impact of the merger on Corillian’s financial statements;

•	analyzed the premiums paid in certain other business combinations and transactions that Wachovia deemed relevant;

•	considered such other information as well as financial, economic and market criteria that Wachovia deemed to be relevant; and

•	performed such other analyses and performed such other services as Wachovia deemed appropriate.
      In connection with its review, Wachovia has relied upon the accuracy and completeness of the foregoing financial and other information that it obtained and reviewed for the purpose of its opinion, and Wachovia has not assumed any responsibility for any independent verification of such information. In that regard, Wachovia has relied upon the respective assurances of InteliData’s and Corillian’s management that they are not aware of any facts or circumstances that would make such information about InteliData or Corillian inaccurate or misleading. Wachovia has assumed that the respective forecasts, estimates, judgments and all assumptions expressed by InteliData’s and Corillian’s respective managements have been reasonably formulated and that they are the best currently available good faith forecasts, estimates, judgments and assumptions of the management of each company. In arriving at its opinion, Wachovia did not incorporate any conclusions as a result of its limited physical inspection of certain facilities of InteliData, and has not made or been provided with any evaluations or appraisals of the assets or liabilities of either InteliData or Corillian.
      In rendering its opinion, Wachovia has assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will adversely affect InteliData, the merger or the other actions contemplated by the merger agreement in any way meaningful to Wachovia’s analysis.
      Wachovia’s opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia as of the date of its opinion. Although subsequent developments may affect its opinion, Wachovia does not have any obligation to update, revise or reaffirm its opinion. Wachovia’s opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies that may have been considered by InteliData’s management or InteliData’s board of directors. Nor does Wachovia’s opinion address the merits of the underlying decision by InteliData to enter into the merger agreement.
      The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia, but describes, in summary form, the material elements of the presentation that Wachovia made to the board of directors of InteliData on March 31, 2005, in connection with Wachovia’s fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia’s analyses and opinion.

InteliData
      In performing certain of its analyses described below, Wachovia utilized two sets of estimated income statement statistics for InteliData that were prepared by InteliData’s management to reflect differing assumptions and adjustments. The first set of income statement statistics, referred to below as the “Management Case,” reflected approximately $3.7 million in sales to new customers in 2005 and assumed a 5% revenue growth rate over 2005 and constant margins from 2005 to develop estimates for 2006. A second set of estimates, referred to below as the “Downside Case,” was developed assuming, based on management’s assessment of risk due to InteliData’s difficulty in obtaining new customers given its uncertain financial situation, that the $3.7 million in new customer sales for 2005 reflected in the Management Case would not materialize. The Downside Case further assumed $600,000 in additional expense savings for 2005 over the 2005 estimate reflected in the Management Case based on reduced headcount savings if InteliData was unable to secure the additional $3.7 million in new customer sales in 2005. The 2006 estimates in the Downside Case reflected the same 5% revenue growth rate over 2005 and constant margins from 2005 used in the Management Case.
      For purposes of its analysis, Wachovia calculated a per share merger consideration of $0.41 based on the following assumptions: an exchange ratio of 0.0954 Corillian share per InteliData share, based on $15 million of consideration in the form of Corillian stock divided by $3.05, the average price of Corillian’s common stock for the 20-day trading period ending on March 18, 2005; $4.5 million cash consideration; estimated contingent liabilities of $300,000; all “in the money” options being exercised; $0.02 per share consideration paid to holders of “out of the money” options with strike prices less than $2.00; and no consideration paid to holders of “out of the money” options with strike prices greater than $2.00.
      Comparable Companies Analysis. Wachovia reviewed and compared certain financial information, multiples and ratios for InteliData to corresponding financial information, multiples and ratios for the following publicly traded corporations operating in the electronic bill payment and processing industry:

•	CheckFree Corporation

•	Digital Insight Corporation

•	S1 Corporation

•	Open Solutions Inc.

•	Bottomline Technologies, Inc.

•	Online Resources Corporation

•	Fundtech Ltd.

•	Corillian Corporation
      The multiples and ratios of each of the selected publicly traded companies were calculated using their respective closing share prices on March 30, 2005. The multiples and ratios of InteliData were calculated using the per share value of the merger consideration as of March 30, 2005, of approximately $0.41 per share. The multiples and ratios of each of the selected publicly traded companies were based upon the most recent publicly available information, projected financial information from First Call consensus estimates and, for InteliData and Corillian, projections provided by the respective managements of each. With respect to each of the selected public companies and InteliData, Wachovia calculated:

•	enterprise value, which is the market value of common equity (or, in the case of InteliData, the aggregate value of the merger consideration as of March 30, 2005) plus the book value of debt minus cash, as a multiple of estimated revenues for calendar years 2005 and 2006; and

•	enterprise value as a multiple of estimated earnings before interest, taxes and depreciation and amortization (“EBITDA”) for calendar years 2005 and 2006.
      Based on the median multiples derived from the analysis of the selected public companies, Wachovia then calculated an implied enterprise value and per share reference value for the InteliData common stock based on both the Management Case and the Downside Case. This compares to the per share value of the merger consideration as of March 30, 2005, of approximately $0.41 per share.
      The results of these analyses are summarized as follows:

	Selected Publicly			Implied InteliData
	Traded Companies			Per Share Value
Enterprise Value
as a Multiple of:	Range	Median		Management Case		Downside Case

2005E Revenues	1.4x - 4.5x	2.2	x	1.9	x	2.6	x
2006E Revenues	1.3x - 4.0x	1.8	x	1.8	x	2.5	x
2005E EBITDA	8.7x - 22.2x	10.9	x	13.1	x	NM
2006P EBITDA	7.4x - 14.9x	8.0	x	12.5	x	NM

	Selected Publicly			Implied InteliData
	Traded Companies			Per Share Value
Enterprise Value
as a Multiple of:	Range	Median		Management Case	Downside Case

2005E Revenues	1.4x - 4.5x	2.2	x	$0.49	$0.33
2006E Revenues	1.3x - 4.0x	1.8	x	0.41	0.28
2005E EBITDA	8.7x - 22.2x	10.9	x	0.33	NM
2006P EBITDA	7.4x - 14.9x	8.0	x	0.24	NM

      With regard to the comparable companies analysis summarized above, Wachovia selected comparable public companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to InteliData. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the companies to which InteliData is being compared.
      Selected Transactions Analysis. For reference purposes, using publicly available information and analyses prepared by Wachovia, Wachovia examined selected transactions involving publicly traded and privately held companies in the electronic bill payment and processing industry that have been announced from February 28, 2003, to January 18, 2005. The selected transactions were:

Acquiror	Target
Total System Services, Inc.
Siebel Systems, Inc.
Online Resources Corp.
Fidelity National Financial, Inc.
GTCR Golder Rauner, LLC
Metavante Corporation
Metavante Corporation
Metavante Corporation
Siebel Systems, Inc.
Lightbridge, Inc.
Certegy Inc.
Fidelity National Financial, Inc.
Fidelity National Financial, Inc.
CheckFree Corporation
CheckFree Corporation
Digital Insight Corporation
eFunds Corporation
Fiserv, Inc.
National Processing, Inc.
John H. Harland Company
First Data Corporation
GTECH Holdings Corporation	Vital Processing Services LLC
eDocs, Inc.
Incurrent Solutions, Inc.
Kordoba GmbH & Co. KG
Retriever Payment Systems, Inc.
NYCE Corporation
Advanced Financial Solutions
Kirchman Corporation
Eontec Ltd.
Authorize.net Corp.
Game Financial Corporation
Aurum Technology Inc.
Sanchez Computer Associates, Inc.
American Payment Systems, Inc.
HelioGraph, Inc.
Magnet Communications, Inc.
Oasis Technology, Inc.
EDS Credit Union business
Bridgeview Payment Solutions Inc.
Premier Systems Inc.
Concord EFS, Inc.
PolCard S.A.
      Wachovia calculated for each of the selected transactions the transaction value (defined as the agreed upon equity (in stock or cash) consideration at announcement of the transaction plus the book value of debt minus cash) as a multiple of revenues of the last 12 months prior to the consummation of the transaction (“LTM”) and as a multiple of LTM EBITDA. Wachovia then used the median and mean multiples derived from this analysis to calculate an implied per share reference value for InteliData based on both the Management Case and Downside Case provided by InteliData management.

      The following table presents the results of this analysis:

						Median Implied		Mean
						InteliData		Implied InteliData
						Per Share Value		Per Share Value
	Range for	Median for		Mean for
	Selected	Selected		Selected		Management	Downside	Management	Downside
Multiple of:	Transactions	Transactions		Transactions		Case	Case	Case	Case

Transaction value to LTM Revenues	0.9x - 4.3x	1.9	x	2.2	x	$0.43	$0.43	$0.53	$0.53
Transaction value to LTM EBITDA*	3.5x - 16.9x	9.8	x	9.2	x	0.29	NM	0.27	NM

*	Because InteliData had negative EBITDA for 2004, Wachovia used InteliData’s estimated 2005 EBITDA for purposes of determining this multiple for InteliData.
      Because the market conditions, rationale and circumstances surrounding each of the selected transactions were unique to each transaction and because of the inherent differences between InteliData’s businesses, operations and prospects and those of each of the companies that comprise the selected transactions, Wachovia believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, Wachovia also made qualitative judgments concerning differences between the characteristics of each of the selected transactions and the proposed merger that could affect InteliData’s acquisition values and those of such acquired companies.
      Premiums Paid Analysis. Based on publicly available information, Wachovia compared the premiums represented by the consideration to be paid to InteliData stockholders pursuant to the merger agreement over the closing price per share of InteliData common stock as of one day (March 30, 2005) prior to March 31, 2005, the date the merger was publicly announced, to the median premiums paid in 41 stock-for-stock transactions completed or pending since January 1, 2002, involving publicly traded U.S. target companies, with enterprise values up to $50 million, as of one day prior to the announcement date of such transaction.
      The following table presents the results of this analysis:

	Selected 41
	U.S. Transactions
Premiums Represented by Announced Purchase Price
Over Target Share Price	Median	InteliData

One day prior to announcement	26.6%	32.3%
      No company utilized in the premiums paid analysis is identical to InteliData, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and InteliData.
      Contribution Analysis. Wachovia reviewed InteliData’s and Corillian’s financial contribution to the combined company on an actual basis for 2004 and on an estimated basis for 2005 and a projected basis for 2006 under both InteliData’s Management Case and Downside Case, based on information provided by the managements of InteliData and Corillian with respect to the relative contributions of each to the combined company’s revenues, earnings before interest and taxes (“EBIT”) and EBITDA. Wachovia compared these pro forma relative contributions to an estimated 10.9% pro forma post-merger ownership stake of InteliData stockholders in the combined company (based on the value of the equity consideration to be received by InteliData stockholders in the merger using the closing price of Corillian’s common stock on March 30, 2005) and an estimated 13.6% pro forma ownership stake of InteliData stockholders in the combined company (based on the value of the total consideration to be received by InteliData stockholders in the merger).

      The following tables present the results of this analysis:

			Estimated	Estimated
			InteliData %	InteliData %
			Pro Forma	Pro Forma
		InteliData	Ownership	Ownership
	Corillian %	Management Case	Based on	Based on
	Pro Forma	% Pro Forma	Stock	Total
Operating Statistic	Contribution	Contribution	Consideration	Consideration

Revenue
2004A	78.7%	21.3%	10.9%	13.6%
2005E	79.4%	20.6%	10.9%	13.6%
2006P	80.3%	19.7%	10.9%	13.6%
EBIT
2004A	297.4%	(197.4)%	10.9%	13.6%
2005E	88.7%	11.3%	10.9%	13.6%
2006P	90.7%	9.3%	10.9%	13.6%
EBITDA
2004A	173.4%	(73.4)%	10.9%	13.6%
2005E	84.4%	15.6%	10.9%	13.6%
2006P	86.5%	13.5%	10.9%	13.6%

			Estimated	Estimated
			InteliData %	InteliData %
			Pro Forma	Pro Forma
		InteliData	Ownership	Ownership
	Corillian %	Downside Case	Based on	Based on
	Pro Forma	% Pro Forma	Stock	Total
Operating Statistic	Contribution	Contribution	Consideration	Consideration

Revenue
2004A	78.7%	21.3%	10.9%	13.6%
2005E	84.3%	15.7%	10.9%	13.6%
2006P	85.0%	15.0%	10.9%	13.6%
EBIT
2004A	297.4%	(197.4)%	10.9%	13.6%
2005E	132.2%	(32.2)%	10.9%	13.6%
2006P	124.3%	(24.3)%	10.9%	13.6%
EBITDA
2004A	173.4%	(73.4)%	10.9%	13.6%
2005E	113.0%	(13.0)%	10.9%	13.6%
2006P	110.7%	(10.7)%	10.9%	13.6%

Corillian
      In performing certain of its analyses described below, Wachovia utilized a set of projections from Corillian’s management.
      Comparable Companies Analysis. With respect to its valuation of Corillian’s common stock, Wachovia reviewed and compared certain financial information, multiples and ratios for the following publicly traded corporations operating in the electronic bill payment and processing industry:

•	CheckFree Corporation

•	Digital Insight Corporation

•	S1 Corporation

•	Open Solutions Inc.

•	Bottomline Technologies, Inc.

•	Online Resources Corporation

•	Fundtech Ltd.
      The multiples and ratios of each of the selected publicly traded companies and Corillian were calculated using their respective closing share prices on March 30, 2005. The multiples and ratios of each of the selected publicly traded companies were based upon the most recent publicly available information, projected financial information from First Call consensus estimates and, for Corillian, projections provided by its management. With respect to each of the selected public companies and Corillian, Wachovia calculated:

•	enterprise value, which is the market value of common equity plus the book value of debt minus cash, as a multiple of estimated revenues for calendar years 2005 and 2006; and

•	enterprise value as a multiple of EBITDA for calendar years 2005 and 2006.
      Based on the median multiples derived from the selected public companies analysis, Wachovia then calculated an implied enterprise value and per share reference value for Corillian common stock. This compares to a closing public trading price of $3.47 per share for Corillian common stock as of March 30, 2005.
      The results of these analyses are summarized as follows:

		Corillian 20-Day Trailing
Enterprise Value	Implied Corillian	Average Stock Price as
as a Multiple of:	Per Share Value	of March 18, 2005

2005E Revenues	$3.78	$3.05
2006E Revenues	3.66	3.05
2005E EBITDA	4.05	3.05
2006P EBITDA	3.57	3.05
      With regard to the comparable companies analysis summarized above, Wachovia selected comparable public companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to Corillian. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the comparable companies to which Corillian is being compared.
      Selected Transactions Analysis. For reference purposes in its analysis of Corillian, using publicly available information and analyses prepared by Wachovia, Wachovia examined selected transactions involving publicly traded and privately held companies in the electronic bill payment and processing industry that have been announced from February 28, 2003, to January 18, 2005. The selected transactions were:

Acquiror	Target
Total System Services, Inc. Siebel Systems, Inc. Online Resources Corp. Fidelity National Financial, Inc. GTCR Golder Rauner, LLC Metavante Corporation Metavante Corporation Metavante Corporation	Vital Processing Services LLC eDocs, Inc. Incurrent Solutions, Inc. Kordoba GmbH & Co. KG Retriever Payment Systems, Inc. NYCE Corporation Advanced Financial Solutions Kirchman Corporation

Acquiror	Target
Siebel Systems, Inc.
Lightbridge, Inc.
Certegy Inc.
Fidelity National Financial, Inc.
Fidelity National Financial, Inc.
CheckFree Corporation
CheckFree Corporation
Digital Insight Corporation
eFunds Corporation
Fiserv, Inc.
National Processing, Inc.
John H. Harland Company
First Data Corporation
GTECH Holdings Corporation
Eontec Ltd.
Authorize.net Corp.
Game Financial Corporation
Aurum Technology Inc.
Sanchez Computer Associates, Inc.
American Payment Systems, Inc.
HelioGraph, Inc.
Magnet Communications, Inc.
Oasis Technology, Inc.
EDS Credit Union business
Bridgeview Payment Solutions Inc.
Premier Systems Inc.
Concord EFS, Inc.
PolCard S.A.
      Wachovia calculated for each of the selected transactions the transaction value (defined as the agreed upon equity (in stock or cash) consideration at announcement of the transaction plus the book value of debt minus cash) as a multiple of LTM revenues and as a multiple of LTM EBITDA. Wachovia then used the median and mean multiples derived from this analysis to calculate an implied per share reference value for Corillian.
      The following table presents the results of this analysis:

								Corillian 20-Day
	Range for	Median for		Mean for		Median Implied	Mean Implied	Trailing Average
	Selected	Selected		Selected		Corillian Per	Corillian Per	Stock Price as of
Multiple of:	Transactions	Transactions		Transactions		Share Value	Share Value	March 18, 2005

Transaction value to LTM Revenues	0.9x - 4.3x	1.9	x	2.2	x	$3.35	$3.77	$3.05
Transaction value to LTM EBITDA	3.5x - 16.9x	9.8	x	9.2	x	4.08	3.91	3.05
      Because the market conditions, rationale and circumstances surrounding each of the selected transactions were unique to each transaction and because of the inherent differences between Corillian’s businesses, operations and prospects and those of each of the companies that comprise the selected transactions, Wachovia believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, Wachovia also made qualitative judgments concerning differences between the characteristics of each of the selected transactions and Corillian that could affect Corillian’s values and those of such acquired companies.
      Discounted Cash Flow Analysis. Wachovia performed both perpetuity method and exit multiple method discounted cash flow analyses to estimate a range of present values per share of Corillian common stock assuming Corillian continued to operate as a stand-alone entity without consummating the merger. Wachovia determined the range of present values per share of Corillian using the perpetuity method by calculating the sum of (i) the present value of projected free cash flows of Corillian over the five-year period from 2005 through 2009, and (ii) the present value of the estimated perpetuity value of Corillian. In calculating a perpetuity value for Corillian, Wachovia was provided by Corillian management a range of growth rates for Corillian of between 4% and 6% during the perpetuity period. Wachovia determined the range of present values per share of Corillian using the exit multiple method by calculating the sum of (i) the present value of projected free cash flows of Corillian over the five-year period from 2005 through 2009, and (ii) the present value of an exit multiple of estimated 2009 EBITDA. In calculating an exit multiple value for Corillian, Wachovia assumed a range of exit multiples between 4.2x and 6.2x. The free cash flows and respective terminal values were discounted to present value using discount rates ranging from 14% to 18%. Wachovia viewed this range of discount rates as appropriate for companies with the risk characteristics of Corillian.
      Based upon the perpetuity method analysis, Wachovia determined a reference range for an implied value per share of Corillian common stock of $2.43 to $3.29. Based upon the exit multiple method analysis, Wachovia determined a reference range for an implied value per share of Corillian common stock of $2.45 to $3.09. This compares with the 20-day trailing average price of Corillian common stock of $3.05 as of March 18, 2005.
      The discounted cash flow analyses of Corillian do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities of Corillian may trade at the present or at any time in the future. The range of discount rates applied to Corillian referred to above was based upon several factors, including Wachovia’s knowledge of Corillian and the industry in which it operates, and business risks of Corillian and the overall interest rate environment as of March 31, 2005. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, perpetuity values and discount rates.
      Pro Forma Financial Impact. Wachovia analyzed the pro forma financial impact of the mergers on the combined company’s earnings per share. This analysis was based on the projected financial performance of each of InteliData and Corillian for 2005 and 2006 provided by the respective managements of InteliData and Corillian to Wachovia. This analysis assumed, among other things, pre-tax cost synergies preliminarily estimated jointly by the managements of InteliData and Corillian in the amounts of $4.5 million for each of 2005 and 2006. Based on the foregoing, Wachovia determined that the merger would be accretive to Corillian’s pro forma projected earnings per share for 2005 and 2006.

Miscellaneous
      In performing its analyses, Wachovia made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond InteliData’s and Corillian’s control. No company, transaction or business used in the analyses described above is identical to InteliData or Corillian or the proposed merger. Any estimates contained in Wachovia’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such analyses. The analyses performed were prepared solely as a part of Wachovia’s analysis of the fairness, from a financial point of view, to the holders of shares of InteliData common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia of its oral opinion, which was subsequently confirmed in writing, dated March 31, 2005, to the board of directors of InteliData. Wachovia’s analyses performed in connection with delivery of its opinion do not purport to be appraisals or to reflect the prices at which InteliData or Corillian common stock might actually trade. The consideration to be paid to holders of shares of InteliData common stock in the merger agreement was determined through negotiations between InteliData, Corillian, members of each of InteliData’s and Corillian’s senior management teams and boards of directors and their respective advisors, and was unanimously approved by the InteliData board of directors. Wachovia did not recommend any specific consideration to the board of directors of InteliData or that any given consideration constituted the only appropriate consideration for the merger.
      Wachovia’s opinion was one of many factors taken into consideration by the InteliData board of directors in making its determination to approve the merger. Wachovia’s analyses summarized above should not be viewed as determinative of the opinion of the InteliData board of directors with respect to the value of InteliData common stock or of whether the board would have been willing to agree to a different form of consideration.

      Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary and affiliate of Wachovia Corporation. Wachovia, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Wachovia may trade in debt and equity securities (or related derivative securities) of InteliData and Corillian for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, in the ordinary course of business, Wachovia currently provides, and may provide in the future, equity or other research coverage of the securities of Corillian.
      Pursuant to a letter agreement, dated December 31, 2003, Wachovia has been engaged to render certain financial advisory services to the board of directors of InteliData in connection with its review of strategic alternatives, including a potential sale of InteliData. Pursuant to the terms of the letter agreement, upon the rendering of a fairness opinion in connection with the merger, Wachovia earned a fee of $250,000. Also pursuant to the letter agreement, upon consummation of the transaction, Wachovia will be paid by InteliData a fee of $875,000. InteliData has also agreed to reimburse Wachovia for certain reasonable expenses incurred in performing its services and to indemnify Wachovia and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia’s engagement and any related transactions. Since 2003, Wachovia has received fees of $700,000 from InteliData for other investment banking and advisory services.
Corillian’s Reasons for the Merger
      The Corillian board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the merger is in the best interests of Corillian and its shareholders. In reaching this decision, the Corillian board considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors, including those listed below:

•	Given the complementary nature of InteliData’s and Corillian’s products, the merger enhances the opportunity to realize Corillian’s strategic objective of achieving greater scale and presence in the online financial services market;

•	The merger provides Corillian with significant new customer relationships with large U.S. financial institutions and creates an opportunity for both companies to sell additional products and services to each other’s customers;

•	The merger provides Corillian with greater capabilities to market and sell online bill payment solutions to financial institutions and to differentiate itself more significantly in the online financial services market;

•	Because InteliData relies more heavily on subscription-based contracts, the merger provides Corillian with more recurring revenue;

•	The merger supplements Corillian’s online credit card management capabilities with a hosted solution that can serve smaller credit card issuers;

•	The combination creates opportunities for cost reduction through the integration of Corillian’s and InteliData’s businesses and the elimination of redundant overhead expenses and public company costs; and

•	The merger is expected to be accretive to earnings.
      The foregoing list comprises the material factors considered by the Corillian board of directors in its consideration of the merger. In view of the variety of factors and information considered, the Corillian board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of the Corillian board of directors may have given different weight to different factors.
Completion of the Merger
      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement and the transactions contemplated thereby by the stockholders of InteliData. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware.
      Corillian and InteliData intend to complete the merger as soon as practicable after the stockholders of InteliData adopt the merger at the annual meeting and all other closing conditions are satisfied. Corillian and InteliData anticipate that the merger will be completed in the third quarter of 2005.
Material United States Federal Income Tax Consequences of the Merger
      The following discussion is a summary of the material United States federal income tax consequences of the merger generally applicable to InteliData stockholders who hold their shares of InteliData common stock as capital assets at the effective time of the merger and who exchange their shares for shares of Corillian common stock and cash, including cash in lieu of fractional shares, in the merger. This discussion does not address all United States federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders that are subject to special tax rules. Some examples of stockholders that are subject to special tax rules are:

•	dealers in securities or foreign currencies, financial institutions, insurance companies, mutual funds, tax-exempt organizations and stockholders subject to the alternative minimum tax;

•	stockholders who hold shares of InteliData common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

•	stockholders who have a “functional currency” other than the U.S. dollar;

•	foreign persons;

•	stockholders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	stockholders who acquired their shares of InteliData common stock through stock option or stock purchase programs or otherwise as compensation.
      In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.
      The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, administrative interpretations and judicial decisions in effect as of the date of this joint proxy statement/ prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the tax consequences of the merger to InteliData stockholders could differ from those described below.
      The obligation of each of InteliData and Corillian to effect the merger is conditioned upon the receipt of a written opinion, respectively, from each of Hunton & Williams LLP, counsel to InteliData, and Perkins Coie LLP, counsel to Corillian, dated as of the closing date of the merger, to the effect that, on the basis of the statements, limitations, qualifications and assumptions set forth therein, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. InteliData does not intend to waive the closing condition regarding the receipt of an opinion from its counsel (or, instead, an opinion from Corillian’s counsel) regarding tax matters without resoliciting the approval of its shareholders after providing appropriate disclosure. These opinions will not be binding on the Internal Revenue Service and will not preclude the Internal Revenue Service from taking a contrary position. Neither InteliData nor Corillian has requested, nor will either request, a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.
      Assuming that the merger is carried out in accordance with the terms of the merger agreement and that certain representations in tax certificates to be delivered by officers of InteliData, Corillian and Wizard Acquisition Corporation are true and correct, it is the opinion of each of Hunton & Williams LLP and Perkins Coie LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications set forth above, the material federal income tax consequences to an InteliData stockholder of the exchange of InteliData common stock for Corillian common stock pursuant to the merger is summarized as follows:

•	an InteliData stockholder generally will recognize gain in an amount equal to the lesser of (a) the amount of cash received in the exchange, excluding cash received in lieu of a fractional share, or (b) the amount, if any, by which the sum of the fair market value, as of the effective date of the merger, of the Corillian common stock (including any fractional share interest) and the amount of cash, excluding cash received in lieu of a fractional share, received if the exchange exceeds the tax basis of the shares of InteliData common stock surrendered in the exchange;

•	except with respect to fractional shares, as discussed below, no loss may be recognized;

•	for purposes of calculating the amount of gain to be recognized on the exchange, an InteliData stockholder must calculate gain separately for each identifiable block of shares of InteliData common stock that the stockholder surrenders in the merger, and because losses are not permitted to be recognized, an InteliData stockholder cannot offset a loss realized on one block of shares against a gain realized on another block of shares;

•	an InteliData stockholder who receives cash in lieu of a fractional share of Corillian common stock in the merger will be treated as having received the fractional share interest in the merger and then as having such fractional share interest redeemed for cash, and the InteliData stockholder will recognize gain or loss equal to the difference between the cash received for the fractional share interest and that portion of the stockholder’s tax basis in its InteliData common stock that is allocated to the fractional share interest;

•	any gain or loss recognized generally will be capital gain or loss and will be long-term if the shares of InteliData common stock exchanged have been held for more than one year as of the date of the merger;

•	the tax basis of Corillian common stock received by an InteliData stockholder in the merger, including any fractional share interest for which cash is received, will generally be equal to the tax basis of the InteliData common stock exchanged therefor decreased by the amount of cash, excluding cash received in lieu of a fractional share, received by the stockholder and increased by the amount of gain recognized, excluding gain recognized with respect to any fractional share interest, to the stockholder on the exchange;

•	the holding period of the Corillian common stock received by an InteliData stockholder in the merger, including any fractional share deemed received, will include the holding period of the InteliData common stock surrendered therefor; and

•	Corillian, Wizard Acquisition Corporation and InteliData will not recognize any gain or loss upon consummation of the merger. However, the utilization of any tax losses or credits of InteliData existing at the time of the merger will be limited after the merger.
      INTELIDATA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Management and Operations of Corillian and InteliData Following the Merger
      General. After the merger is completed, it is anticipated that Merger Sub, renamed “Corillian Payment Solutions, Inc.,” will remain as Corillian’s wholly owned subsidiary.
      Management After the Merger. The executive officers of Corillian following the merger will be the same as the executive officers prior to the merger. The officers of the surviving corporation after the merger will be the same as the officers of InteliData prior to the merger.
      Board of Directors After the Merger. The board of directors of Corillian and Merger Sub following the merger will be the same as the Corillian board of directors and the Merger Sub board of directors, respectively, prior to the merger.
Interests of Certain Persons in the Merger
      In considering the recommendation of the InteliData board of directors in favor of the merger agreement and the transactions contemplated thereby, you should be aware that some directors and officers of InteliData have interests in the merger that may be different from, or in addition to, your interests as an InteliData stockholder. The InteliData board of directors was aware of these potential interests and considered them. To the extent they are material, these potential interests are described in the following paragraphs:

Employment and Severance Awards

Alfred S. Dominick, Jr., Chairman and Chief Executive Officer
      Alfred S. Dominick, Jr. has an Employment Agreement and a Change in Control Severance Agreement with InteliData, both of which contain provisions that are effective upon a termination in connection with a change of control. The Change in Control Severance Agreement provides that Mr. Dominick’s benefits under it are to be paid only to the extent that similar benefits are not paid under another agreement or plan.
      If Mr. Dominick is terminated in certain circumstances following the merger with Corillian, which is expected, Mr. Dominick will be entitled to certain severance benefits, consisting of:

•	payment of two times Mr. Dominick’s base salary, or $750,000;

•	payment of a bonus, equal to the highest bonus paid to Mr. Dominick in the last three years, or $50,000, prorated from the beginning of the year through his month of termination;

•	payment or reimbursement for 18 months after termination of COBRA or other premiums to continue the health and medical insurance benefits that Mr. Dominick and his dependents received prior to his termination; and

•	acceleration of vesting of options, which Mr. Dominick may exercise or receive consideration for canceling, prior to closing, as described below under “Stock and Options of Directors and Executive Officers.”
      Mr. Dominick’s Employment Agreement also provides that, to the extent any of the payments made to him thereunder would subject him to parachute payment excise taxes, Mr. Dominick’s severance payments would be grossed up to mitigate the taxes. His Change in Control Severance Agreement provides that, to the extent any of the payments made to him thereunder would subject him to parachute payment excise taxes, Mr. Dominick’s severance payments would be reduced to a level so as to not trigger such taxes the taxes. It is currently not expected that Mr. Dominick’s severance benefits would trigger parachute payment excise taxes.
      As a condition to receiving the payments and benefits listed above, Mr. Dominick must execute a valid release and waiver of any claims against InteliData, its related entities, and their shareholders, officers, directors, employees, benefits plans, representatives, agents, successors and assigns.

      In consideration for such termination benefits, Mr. Dominick has agreed, during the period of employment and for a period of 12 months after termination of employment, not to compete, directly or indirectly, with InteliData or any related entity, solicit employees of InteliData or any related entity, solicit any customer of InteliData or any related entity, or make disparaging comments about InteliData or any related entity. Mr. Dominick has also agreed not to disclose any secret or confidential information related to InteliData or any related entity.
      Mr. Dominick’s Employment Agreement and Change in Control Severance Agreement are described in greater detail in the section titled “Employment and Change of Control Agreements” beginning on page 91.

Karen Kracher, President
      Karen Kracher has an Employment Agreement with InteliData, which contains provisions that are effective upon a termination in connection with a change of control of InteliData.
      In the event that Ms. Kracher is terminated in certain circumstances following the merger with Corillian, Ms. Kracher will be entitled to certain severance benefits, consisting of:

•	payment equal to her base salary, or $200,000;

•	continued coverage by InteliData or its successor under its health, medical, life insurance and disability plans for 6 months after termination; and

•	acceleration of vesting of options, which Ms. Kracher may exercise or receive consideration for canceling, prior to closing, as described below under “Stock and Options of Directors and Executive Officers.”
      Ms. Kracher’s Employment Agreement is described in greater detail in the section titled “Employment and Change of Control Agreements” beginning on page 91.

Monique L. Marcus, Vice President of Finance and Treasurer
      Monique L. Marcus is a participant in InteliData’s Key Employee Change of Control Program for 2005. The change of control program provides that if Ms. Marcus’s employment is terminated without cause by InteliData either within 12 months following the merger, provided that the merger occurs in 2005, she will be entitled to a severance payment equal to her base salary, or $140,000. Ms. Marcus would also be entitled to continued vesting of options; however, all such options will be exercised or terminated in exchange for consideration prior to closing, as described below under “Stock and Options of Directors and Executive Officers”.
      Ms. Marcus’s participation in the Key Employee Change of Control Program is described in greater detail in the section titled “Employment and Change of Control Agreements” beginning on page 91.

Michael E. Jennings, Director
      Michael E. Jennings entered into a Separation Agreement and General Release with InteliData, dated August 16, 2004. This agreement entitles Mr. Jennings to a payment of $200,000 if the merger occurs prior to August 16, 2005.
      Mr. Jennings’s Separation Agreement and General Release is described in greater detail in the section titled “Employment and Change of Control Agreements” beginning on page 91.

Key Employees
      Certain other key employees of InteliData, who are not officers of InteliData, also have agreements or arrangements that entitle them to severance payments of up to twice their base salary, if their employment with InteliData is terminated in connection with the merger, as well as continued medical and other insurance benefits. These key employees would also be entitled to continued vesting or acceleration of vesting of stock options upon termination in connection with a change of control; however, all such options will be exercised or terminated prior to the merger.

D & O Insurance
      The merger agreement provides that Merger Sub will provide, after the effective time of the merger and until the sixth anniversary date of the effective time of the merger, indemnification to InteliData’s directors and officers at least as favorable as provided by InteliData’s certificate of incorporation and bylaws with respect to matters occurring prior to the effective time of the merger. Corillian shall also cause to be purchased a directors’ and officers’ liability insurance policy, which they will maintain for six years after the effective time of the merger, of at least the same coverage and amounts and containing terms and conditions which are in the aggregate no less advantageous than InteliData’s existing directors’ and officers’ liability insurance policy, subject to certain limitations.

Stock and Options of Directors and Executive Officers
      In addition to the interests of InteliData’s directors and officers in the merger that may be different from your interests, each of InteliData’s directors and officers owns InteliData common stock and/or options to purchase InteliData common stock, as more fully described in the following paragraphs:
      Michael E. Jennings, director, owns 94,750 shares of issued and outstanding InteliData common stock.
      Alfred S. Dominick, Jr., Chairman and Chief Executive Officer, owns 104,600 shares of issued and outstanding InteliData common stock, InteliData stock options, which are exercisable for 700,000 shares of common stock at an exercise price of $1.219 per share.
      Patrick F. Graham, director, owns 10,000 shares of issued and outstanding InteliData common stock and InteliData stock options, which are exercisable for 40,500 shares of common stock at exercise prices ranging from $0.99 to $18.86 per share.
      L. William Seidman, director, owns 13,000 shares of issued and outstanding InteliData common stock and InteliData stock options, which are exercisable for 48,000 shares of common stock at exercise prices ranging from $0.99 to $9.19 per share.
      Norman J. Tice, director, owns 30,000 shares of issued and outstanding InteliData common stock and InteliData stock options, which are exercisable for 36,000 shares of common stock at exercise prices ranging from $0.99 to $9.19 per share.
      Neal F. Finnegan, director, owns 10,000 shares of issued and outstanding InteliData common stock and InteliData stock options, which are exercisable for 24,000 shares of common stock at exercise prices ranging from $0.99 to $4.13 per share.
      Karen Kracher, President, owns 25,000 shares of issued and outstanding InteliData common stock, 25,000 of which are subject to vesting, InteliData stock options, which are exercisable for 100,000 shares of common stock at exercise prices ranging from $0.31 to $1.80 per share.
      Monique L. Marcus, Vice President of Finance and Treasurer, owns 5,000 shares of issued and outstanding InteliData common stock and InteliData stock options, which are exercisable for 100,000 shares of common stock at an exercise price of $0.34 per share.
      InteliData has offered the holders of certain stock options, including officers and directors of InteliData, the opportunity to receive a cash payment of (i) $0.01 per share for each option with an exercise price of greater than $2.00 and/or (ii) $0.02 per share for each option with an exercise price of $2.00 or less for the cancellation of their respective stock options prior to consummation of the merger.

Accounting Treatment
      Corillian intends to treat the merger as a purchase by Corillian of InteliData under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of InteliData will be recorded, as of the completion of the merger, at the respective fair market values, in the financial statements of Corillian. Financial statements and reported results of operations of Corillian issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of InteliData.
Regulatory Approvals Required for the Merger
      The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a Certificate of Merger with the Delaware Secretary of State.
Stock Exchange Listing
      The merger agreement provides that Corillian will use all reasonable efforts to cause the shares of Corillian common stock to be issued in the merger to be approved for trading on the Nasdaq National Market System, and such approval of trading is a condition to the closing of the merger.
Appraisal Rights
      Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of InteliData common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of the fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.
      The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement/ prospectus as Appendix D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of InteliData common stock who asserts appraisal rights.
      Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/ prospectus constitutes such notice, and the applicable statutory provisions are attached to this proxy statement/ prospectus as Appendix D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Appendix D. Any holder of InteliData common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.
      Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or abstain.

•	The stockholder must deliver to InteliData a written demand for appraisal before the vote on the merger agreement at the annual meeting.

•	The stockholder must not submit a letter of transmittal. The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation, and has no intention, to file any petition.
      Neither voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
      Only a holder of record of shares of InteliData common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform InteliData of the identity of the stockholder and that the stockholder intends to demand appraisal of his or her common stock. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
      A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:
InteliData Technologies Corporation
11600 Sunrise Valley Drive
Reston, Virginia 20191
Attention: Secretary
      If the merger is completed, InteliData will give written notice of the effective time of the merger within 10 days after such effective time to each former InteliData stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of InteliData common stock held by all dissenting stockholders. The surviving company is under no obligation, and has no intention, to file any petition. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which InteliData has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within 10 days of receipt of the request.

      If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and any stockholder who fails to comply with such direction may be dismissed from such proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of InteliData common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.
      In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.
      The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
      Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. A fairness opinion of an investment banking firm does not in any manner address fair value under Section 262 of the DGCL.
      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.
      Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.
      FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN INTELIDATA STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

THE MERGER AGREEMENT
      The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you.
      The merger agreement is attached to this proxy statement/ prospectus as Appendix A and is incorporated by reference into this proxy statement/ prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Corillian or InteliData. Such information can be found elsewhere in this proxy statement/ prospectus, in the information incorporated by reference into this proxy statement/ prospectus and in the other public filings Corillian and InteliData make with the SEC. See “Where You Can Find More Information” beginning on page 99 of this proxy statement/ prospectus.
      The representations and warranties of Corillian and InteliData contained in the merger agreement are qualified by information in confidential disclosure schedules delivered by InteliData to Corillian in connection with signing the merger agreement, which modify and create exceptions to the representations and warranties in the merger agreement. The representations and warranties of Corillian and InteliData contained in the merger agreement speak only as of March 31, 2005, the date on which the merger agreement was executed. Therefore, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. These representations and warranties are solely intended to allocate risk between the parties. Accordingly, the representations and warranties contained in the merger agreement should not be taken as assertions of facts by either Corillian or InteliData and should not be relied upon by you. Such information can be found elsewhere in this proxy statement/ prospectus and in the public filings each of Corillian and InteliData makes with the SEC, which are available without charge at www.sec.gov.
Merger Consideration
      Form of Consideration. Upon completion of the merger, each outstanding share of InteliData common stock, excluding any treasury shares and any shares held by Corillian, its subsidiaries, Merger Sub or any dissenting stockholder, will be converted into the right to receive approximately 0.0956 shares of Corillian common stock and $0.0841 in cash, subject to adjustment. Corillian will issue an aggregate of 4,918,032 shares of its common stock and pay an estimated aggregate of $4,330,383 in cash in exchange for all of the outstanding shares of InteliData common stock. The aggregate number of shares to be issued by Corillian was determined by dividing $15.0 million by the average stock price of Corillian common stock over a period of time prior to the signing of the merger agreement, or $3.05. Because the number of shares of Corillian common stock to be issued pursuant to the merger is fixed and will not be adjusted based on changes in the value of Corillian common stock, the value of Corillian common stock that InteliData stockholders will receive in the merger will vary as the market price for Corillian common stock changes. The closing price of Corillian common stock on July 6, 2005, was $3.15, resulting in aggregate stock merger consideration of $15,491,800 million as of such date, and $19,822,183 million of aggregate stock and cash merger consideration, or $0.385 per share of InteliData common stock, as of such date.
      The actual per share merger consideration to be received by the holders of InteliData common stock upon the closing may differ slightly from the amounts stated above, depending on the number of shares of InteliData common stock outstanding immediately prior to the closing and the number of InteliData stock options that are exercised or terminated prior to closing, as described under “Treatment of Stock Options” below. Any money received by InteliData as payment for the exercise of outstanding stock options will increase the aggregate cash available for distribution to InteliData stockholders, but the additional shares issued will decrease the per share consideration. Any money paid by InteliData to holders of outstanding options to terminate their options will decrease the aggregate cash available for distribution to InteliData stockholders, but the option termination will have an anti-dilutive effect on the per share consideration.

      The per share merger consideration stated above assumes the exercise of all options to purchase InteliData common stock that were outstanding and “in-the-money” as of the date of this proxy statement/ prospectus, and the termination of all options to purchase InteliData common stock that were outstanding and “out-of-the-money” as of the date of this proxy statement/ prospectus. No additional options will be in-the-money unless Corillian’s common stock increases to over $5.40 per share as of the closing of the merger. If that happens and additional options get exercised, you will be entitled to fewer shares of Corillian common stock in exchange for your shares; however, the aggregate value of those Corillian shares will have increased along with the increase in Corillian’s stock price. Conversely, if the market price of Corillian’s common stock decreases prior to the closing of the merger and more options become out-of-the-money, you will be entitled to a greater number of shares of Corillian common stock in exchange for your shares and, generally, an increase in aggregate per share merger consideration; however, the aggregate value of those Corillian shares will have decreased along with the decrease in Corillian’s stock price. Corillian and InteliData do not anticipate that disposition of options will materially affect the combined stock and cash merger consideration that each InteliData stockholder receives.
      Corillian and InteliData do not anticipate that any other event or transaction will occur prior to closing that would materially affect the number of outstanding shares of InteliData common stock.
      You will not know the exact per share merger consideration before submitting your vote on the proposal to adopt the merger contemplated thereby.
      Treatment of InteliData Stock Options. Immediately prior to the effectiveness of the merger, all outstanding options under InteliData’s stock option plans and agreements will be exercised or terminated. Holders of InteliData stock options who exercise their options prior to the effective time of the merger will receive a portion of the merger consideration based upon the number of shares of InteliData common stock received upon exercise of such stock options, just like other InteliData stockholders. Holders of InteliData stock options with an exercise price greater than the value of the per share cash and stock merger consideration are expected to surrender their options to InteliData prior to consummation of the merger and InteliData will pay them (i) $0.02 per share for each share of common stock underlying options with an exercise price of $2.00 or less and/or (ii) $0.01 per share for each share of common stock underlying options with an exercise price of greater than $2.00, in cash, less applicable tax withholdings.
      Corillian Stock. Each share of Corillian common stock issued and outstanding at the time of the merger will remain issued and outstanding and those shares will be unaffected by the merger.
Procedures for Exchange
      Surrender of Certificates. As promptly as practicable following the effective time of the merger, the exchange agent will mail to each record holder of InteliData common stock (a) a letter of transmittal and (b) instructions for surrendering certificates formerly representing InteliData common stock in exchange for cash and a certificate or certificates representing Corillian common stock, into which the InteliData common stock will be converted pursuant to the merger. After receipt of those forms, holders of InteliData common stock will be able to surrender their certificates to the exchange agent, and each holder will receive in exchange therefor the cash to which the holder is entitled, certificates evidencing the number of whole shares of Corillian common stock to which the holder is entitled, and any cash which may be payable in lieu of a fractional share of Corillian common stock. InteliData stockholders should not send their certificates until they receive the transmittal form.
      After the merger, each certificate that previously represented shares of InteliData common stock will represent only the right to receive the cash and shares of Corillian common stock into which those shares of InteliData common stock have been converted.
      Corillian will not pay dividends to holders of InteliData stock certificates in respect of the shares of Corillian common stock into which the Corillian shares represented by those certificates have been converted until the InteliData stock certificates are surrendered to the exchange agent.

      After the effective time of the merger, InteliData will not register any further transfers of InteliData shares. Any certificates evidencing InteliData shares that are presented for registration after the effective time will be exchanged for the cash and certificates evidencing the number of whole shares of Corillian common stock to which they are entitled, and any cash which may be payable in lieu of a fractional share of Corillian common stock.
Adjustments to Merger Consideration
      If, prior to the effective time of the merger, Corillian pays a dividend in, subdivides, combines into a smaller number of shares or issues by reclassification of its shares any shares of Corillian common stock, then the exchange rate will be multiplied by a fraction, the numerator of which shall be the number of shares of Corillian common stock outstanding immediately after, and the denominator of which shall be the number of shares of Corillian common stock outstanding immediately before, the occurrence of such event, and thereafter the resulting product will be the exchange rate.
Fractional Shares
      No certificates representing fractional shares of Corillian common stock will be issued in connection with the merger, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of InteliData after the merger. Instead, each holder of shares of InteliData common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Corillian common stock, after taking into account all shares of InteliData common stock delivered by such holder, will receive a cash payment, without interest, rounded up to the nearest whole cent, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price for a share of Corillian common stock as reported on the Nasdaq National Market System for the 20 consecutive trading days ending on and including the third trading day preceding the closing date.
Representations and Warranties
      InteliData made a number of representations and warranties in the merger agreement that are qualified by reference to confidential disclosure schedules delivered by InteliData to Corillian in connection with the signing of the merger agreement, relating to, among other things:

•	its corporate organization and similar corporate matters;

•	its subsidiaries;

•	its organizational documents and the organizational documents of its subsidiaries;

•	its capitalization;

•	its filings and reports with the SEC;

•	its compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities required to be disclosed on a balance sheet prepared in accordance with U.S. generally accepted accounting principles that would have a material adverse effect on InteliData;

•	the absence of notification by either InteliData’s independent registered public accounting firm or by the staff of the SEC that such accounting firm or staff is of the view that any financial statement of InteliData should be restated, other than as disclosed in InteliData’s SEC filings;

•	disclosure controls and procedures maintained by InteliData;

•	the accuracy of information supplied by InteliData in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

•	authorization, execution, delivery and performance by and enforceability of the merger agreement against InteliData;

•	the absence of certain changes or events in its business since January 1, 2005;

•	the absence of conflicts with or violations of its amended and restated certificate of incorporation and bylaws, applicable laws or material agreements by InteliData as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	InteliData’s possession of permits and regulatory approvals necessary to conducts its business;

•	compliance with applicable laws and orders;

•	the absence of undisclosed litigation involving InteliData;

•	its employee benefit plans and other labor matters;

•	the absence of payments to InteliData’s officers, directors or employees reasonably expected to be characterized as “excess parachute payments”;

•	labor and employment matters of InteliData;

•	its title to real and personal properties;

•	intellectual property matters of InteliData;

•	the filing of tax returns and payment of taxes by InteliData;

•	material contracts of InteliData;

•	agreements that restrict or impair its business activities;

•	the customers of InteliData;

•	environmental matters of InteliData;

•	the absence of transactions between InteliData and related parties since January 1, 2002;

•	change of control payments to InteliData’s directors, employees and independent contractors triggered by the merger, either alone or in combination with another event, such as a termination of employment;

•	the receipt of a fairness opinion by InteliData;

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger;

•	the accuracy and completeness of InteliData’s representations and warranties;

•	actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

•	the applicability of the Stockholder Rights Plan, dated January 21, 1998, between InteliData and American Stock Transfer & Trust Company.
      Corillian and Merger Sub made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	their capitalization;

•	Corillian’s filings and reports with the SEC;

•	Corillian’s compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles that would have a material adverse effect on Corillian;

•	the absence of notification by either Corillian’s independent registered public accounting firm or by the staff of the SEC that such accounting firm or staff is of the view that any financial statement of Corillian should be restated;

•	compliance with applicable laws and orders;

•	the accuracy of information supplied by Corillian in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

•	authorization, execution, delivery and performance by and enforceability of the merger agreement against Corillian and the Merger Sub;

•	the absence of certain changes or events in Corillian’s business since January 1, 2005;

•	the absence of conflicts with or violations of Corillian’s amended and restated articles of incorporation and bylaws, Merger Sub’s certificate of incorporation and bylaws, or applicable laws or material agreements by Corillian or Merger Sub as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	ownership and interim operations of Merger Sub;

•	the absence of undisclosed litigation involving Corillian;

•	the absence of brokers’ or finders’ fees in connection with the merger;

•	actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

•	Corillian’s financial resources to pay all required cash amounts to InteliData stockholders pursuant to the merger agreement.
Conduct of InteliData’s Business Pending the Merger
      Except as contemplated by the merger agreement or with Corillian’s written consent, InteliData agreed that, until the termination of the merger agreement or effective time of the merger, InteliData will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates. Additionally, subject to specified exceptions, the merger agreement expressly restricts the ability of InteliData, without Corillian’s prior written consent, to:

•	amend its certificate of incorporation and bylaws;

•	sell any shares of capital stock or issue securities convertible into capital stock;

•	sell or dispose of any of InteliData’s assets, other than sales of inventory in the ordinary course of business;

•	declare or pay any dividends;

•	split, recombine or reclassify its capital stock;

•	acquire (by merger or the acquisition of securities or assets) another business entity or material part of another business entity;

•	incur, assume or guarantee any indebtedness other than trade payables in the ordinary course of business;

•	make capital expenditures above specified levels;

•	increase compensation payable to directors, officers, employees or consultants;

•	change its method of accounting, except as required by U.S. generally accepted accounting principles as concurred with by its independent registered public accounting firm;

•	discharge any indebtedness above specified levels other than the discharge of existing indebtedness in the ordinary course of business consistent with past practices;

•	materially transfer or license any rights to InteliData’s intellectual property;

•	modify, amend or terminate any material contract;

•	enter into any licensing or distribution agreement other than in the ordinary course of business;

•	permit the removal of material equipment or personal property from any InteliData facility;

•	institute or settle any litigation or other proceedings;

•	file any amended tax return, settle any tax claims, or make any material tax election;

•	take any action, or fail to take any action, with respect to InteliData’s representations, warranties and covenants that would prevent satisfaction of the closing conditions to the merger; or

•	authorize or enter into any agreement to do any of the actions referred to above.
Acquisition Proposals by Third Parties
      The merger agreement contains provisions prohibiting InteliData from seeking a competing transaction, subject to certain exceptions described below. Under these “no solicitation” provisions, InteliData has agreed that it will not, directly or indirectly, and will not authorize or permit any of its officers, directors, employees, or advisors, to take any of the following actions:

•	solicit, initiate, encourage or facilitate an “acquisition proposal”;

•	enter into any agreement or letter of intent regarding an acquisition proposal; or

•	negotiate or otherwise engage in discussions with any person (other than Corillian or its directors, officers, employees, agents and representatives) with respect to any acquisition proposal.
      However, prior to the adoption of the merger agreement and approval of the transactions contemplated thereby at the annual meeting, InteliData may, after providing written notice to Corillian, furnish information to and enter into discussions or negotiations with any person that makes an unsolicited bona fide acquisition proposal that the InteliData board of directors in good faith, after consultation with its outside counsel and financial advisor, concludes is likely to result in a “superior proposal” if, and only to the extent that, the InteliData board of directors determines in good faith, after consultation with outside counsel, that failing to take such action would be reasonably likely to constitute failure of the board of directors to comply with its fiduciary duties to InteliData’s stockholders under applicable law.
      InteliData has agreed to provide Corillian with notice of any acquisition proposal it receives.
      An “acquisition proposal” is any of the following:

•	any inquiry, offer or proposal from any person relating to any direct or indirect acquisition or purchase of assets that constitutes (i) 10% or more of the assets of InteliData and its subsidiaries taken as a whole, (ii) the credit card business of InteliData, or (iii) a transaction otherwise material to InteliData, or involving 15% or more of the outstanding shares of InteliData’s capital stock equity securities of InteliData or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding shares of InteliData’s capital stock; or

•	any merger, consolidation, business combination, recapitalization or similar transaction involving InteliData or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

      A “superior proposal” is an unsolicited, bona fide, written acquisition proposal made by a third party to acquire all of the outstanding shares or voting power of InteliData on terms that the InteliData board of directors determines in its good faith judgment, after consultation with its outside counsel and financial advisor, to be more favorable to InteliData’s stockholders than the merger with Corillian, for which financing, to the extent required, is then committed, and which is reasonably likely to be completed in a time period not materially longer than the merger with Corillian.
      Corillian may terminate the merger agreement if a superior proposal exists with respect to InteliData and the board of directors of InteliData has withdrawn or modified, in a manner adverse to Corillian, its approval and recommendation to adopt the merger agreement and to approve the transactions contemplated thereby, or if the board of directors of InteliData approves or recommends such superior competing transaction. Likewise, InteliData may terminate the merger agreement if InteliData receives a superior proposal, provided that it gives Corillian notice of the superior proposal and opportunity to negotiate a counterproposal. If either Corillian or InteliData terminates the merger agreement in connection with these provisions, InteliData has agreed to promptly pay Corillian a fee of $1.4 million.
Other Agreements
      The merger agreement contains other mutual agreements, in addition to the covenants relating to the conduct of business described above, including the following mutual agreements of InteliData and Corillian:

•	to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, including this proxy statement/ prospectus and the registration statement of which this proxy statement/ prospectus is a part, and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	to provide each other, upon request, with all information concerning themselves for purposes of this document and other filings and statements made in connection with the merger;

•	to agree to be bound by the confidentiality letters entered into between the two parties prior to execution of the merger agreement, including following the termination of the merger agreement;

•	to provide each other with reasonable access to properties, books, contracts, commitments and records;

•	to use all commercially reasonable efforts to obtain all approvals, including any consents, waivers and approvals from any governmental entity or under any agreements, contracts, licenses or leases with third parties, required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement;

•	to take all commercially reasonable actions to consummate the merger and make effective the transactions contemplated by the merger agreement;

•	to promptly notify the other of any communications received in connection with the merger agreement regarding consents required, notice received by any governmental authority, commenced or threatened litigation against the party or its subsidiaries, the inaccuracy of any representation or warranty contained in the merger agreement, or the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the merger agreement;

•	not to issue or cause the publication of any press release or other public announcement with respect to the merger, the merger agreement or the other transactions contemplated thereby without the prior approval of the other party, except such disclosures as may be required by law or by Nasdaq regulations or listing requirements; and

•	to use commercially reasonable efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code.

      Corillian has also agreed:

•	to use commercially reasonable efforts to have the registration statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the registration statement through the effective time;

•	to use its reasonable efforts to cause the shares of Corillian common stock issued in the merger to be approved for listing on the Nasdaq National Market System;

•	to cause the surviving company of the merger to assume a “tail” policy under InteliData’s directors’ and officers’ insurance policy that has an effective term of six years from the effective time of the merger; and

•	to address certain employee benefit matters (see “Employee Benefit Plans” on page 65).
      InteliData has also agreed:

•	to take all action necessary to convene and hold the annual meeting of its shareholders as promptly as practicable to consider and vote on the merger agreement and the transactions contemplated thereby and to use its commercially reasonable efforts to solicit from stockholders of InteliData proxies in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated thereby;

•	to take all reasonable action to ensure that no anti-takeover statute or regulation becomes applicable to the merger or the transactions contemplated thereby;

•	to deliver to Corillian a letter identifying all persons who are affiliates of InteliData and to use its reasonable efforts to obtain from each such person a written affiliate letter agreement;

•	to provide notice to, or obtain consents from, InteliData’s option holders in order to cause the exercise or termination of all outstanding stock options and stock option plans as of the effective time;

•	to take all actions necessary to cause any warrants to purchase InteliData’s common stock to become warrants to purchase Corillian’s common stock as of the effective time;

•	to take all action to ensure that InteliData’s Stockholder Rights Plan is inapplicable to the merger and will terminate immediately prior to the effective time; and

•	to cause the resignations of InteliData’s directors and, if applicable, officers as of the effective time.
Conditions to Completion of the Merger
      The respective obligations of Corillian and InteliData to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	no provision of any applicable laws and no judgment, injunction, order or decree shall restrict, prevent or prohibit the consummation of the merger or the transactions contemplated by the merger agreement;

•	the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act and no stop order or similar restraining order suspending the effectiveness of the registration agreement shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC or any state securities administrator;

•	the merger agreement must be adopted and the transactions contemplated thereby must be approved by the holders of a majority of the outstanding shares of InteliData common stock; and

•	the shares of Corillian common stock to be issued at the effective time of the merger shall have been authorized for listing on the Nasdaq National Market System.

      Each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party set forth in the merger agreement must be true and correct in all material respects; and

•	the other party to the merger agreement must have performed in all material respects all of its agreements and covenants required by the merger agreement.
      The obligations of Corillian and Merger Sub to complete the merger are also subject to the following conditions:

•	InteliData’s delivery to Corillian of a certificate regarding InteliData’s representations, warranties and covenants;

•	InteliData obtaining all approvals required for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of any pending action, proceeding or investigation before any court or administrative agency or by a government agency or any other person challenging or seeking to restrain or prohibit the consummation of the merger or seeking material damages in connection with the merger;

•	delivery to Corillian by Perkins Coie LLP of an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	InteliData’s delivery of a written letter agreement from each of its affiliates;

•	the resignation of the directors and, if applicable, the officers of InteliData;

•	there must not have occurred, since the date of the merger agreement, any undisclosed material adverse effect on InteliData and its subsidiaries that is continuing, and InteliData’s delivery to Corillian of a certificate to that effect;

•	InteliData shall have terminated all option plans and agreements, and all related outstanding options, and the InteliData Employee Stock Purchase Plan;

•	the expiration of the rights under the Stockholder Rights Plan and their inapplicability to the merger and the transactions contemplated thereby;

•	if holders of InteliData common stock have delivered a notice of intent to exercise their appraisal rights under Delaware law, these holders must not hold more than 5% of the outstanding shares of InteliData common stock;

•	the timely filing of InteliData’s report on internal controls and the attestation of its independent registered public accounting firm; and

•	InteliData’s delivery to Corillian of certain tax certificates.
      The obligation of InteliData to complete the merger is also subject to the following conditions:

•	Corillian’s delivery to InteliData of a certificate regarding Corillian’s representations, warranties and covenants;

•	Corillian and Merger Sub obtaining all approvals for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•	there must not have occurred, since the date of the merger agreement, any undisclosed material adverse effect on Corillian and its subsidiaries that is continuing, and Corillian’s delivery to InteliData of a certificate to that effect; and

•	delivery to InteliData by Hunton & Williams LLP of an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of

Section 368(a) of the Code; provided, however, that if this opinion is not delivered, this condition will be deemed to be satisfied if InteliData receives an opinion to this effect from Perkins Coie LLP.

Employee Benefit Plans
      Corillian has agreed to maintain InteliData’s employee benefits plans or to cause Merger Sub, as the surviving corporation of the merger, to provide the same benefits plans to the employees of the surviving corporation as Corillian provides its employees. Corillian may request that InteliData terminate any of its employee benefit plans, including its 401(k) plans. In addition, InteliData has agreed to take any remedial or corrective action with respect to its employee benefit plans that may be requested by Corillian.
InteliData’s Option Plans; Employee Stock Purchase Plan
      Corillian will not assume any InteliData option plan or agreement, or any options outstanding thereunder, or InteliData’s Employee Stock Purchase Plan (the “InteliData ESPP”). InteliData will take all necessary action to terminate the option plans and agreements, and any related outstanding options, and the InteliData ESPP on or prior to the effective time of the merger. In connection with the merger agreement, InteliData will suspend the effectiveness of the purchase period that would have commenced under the InteliData ESPP on June 30, 2005. As a result, at the effective time of the merger, there will be no outstanding purchase rights under the InteliData ESPP.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time before the effective time of the merger by:

•	the mutual written consent of InteliData and Corillian;

•	either InteliData or Corillian, if the merger has not been consummated by September 30, 2005;

•	either InteliData or Corillian, if a permanent injunction preventing the consummation of the merger shall have become final and unappealable;

•	either InteliData or Corillian, if the required approval of the InteliData stockholders is not obtained at the annual meeting;

•	Corillian, if there exists a superior proposal and InteliData’s board of directors withdraws or modifies, in a manner adverse to Corillian, its recommendation “FOR” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby, or if InteliData’s board of directors has approved or recommended such superior proposal;

•	InteliData, if InteliData receives a superior proposal; and

•	either InteliData or Corillian, upon a breach of a representation, warranty or covenant of the other party contained in the merger agreement that is not curable within 30 days after notice of breach.
Termination Fee
      InteliData shall pay to Corillian a termination fee of $1.4 million if the merger agreement is terminated by:

•	either InteliData or Corillian, if (a) the required approval of InteliData stockholders is not obtained at the annual meeting, (b) at or prior to the annual meeting, there is publicly disclosed an acquisition proposal, and (c) InteliData enters into an agreement for an acquisition proposal within 12 months following the termination of the merger agreement with Corillian;

•	Corillian, if there exists a superior proposal and InteliData’s board of directors withdraws or modifies, in a manner adverse to Corillian, its recommendation “FOR” the proposal to adopt the merger agreement and to approve the related transactions, or if InteliData’s board of directors has approved or recommended such superior proposal; or

•	InteliData, if InteliData receives a superior proposal.

Amendment, Extension and Waiver
      InteliData and Corillian may amend the merger agreement at any time prior to the effective time of the merger. Any amendment to the merger agreement must be in writing and signed on behalf of both InteliData and Corillian.
      At any time before the effective time of the merger, InteliData and Corillian may:

•	extend the time for performance of any of the other party’s obligations;

•	waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.
      Any agreement to an extension or waiver must be in writing signed on behalf of the party agreeing to the extension or waiver.
Expenses
      The merger agreement provides that each party will pay its own costs and expenses in connection with the merger and the transactions contemplated by the merger agreement; provided, however, that InteliData and Corillian will share equally the cost of printing and filing this document.
AGREEMENTS TO FACILITATE MERGER
      InteliData directors and officers who collectively own approximately 0.7% of InteliData’s common stock have entered into agreements to facilitate the merger with Corillian and Merger Sub. These agreements to facilitate merger grant Corillian irrevocable proxies to vote any shares of InteliData common stock over which such stockholder has sole voting power in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby and against any action, agreement or transaction, other than the merger agreement or the transactions contemplated thereby, or proposal, including any acquisition proposal, that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of InteliData under the merger agreement or that could result in any of the conditions to InteliData’s obligations under the merger agreement not being fulfilled.
      The agreements to facilitate merger prohibit the sale, assignment, transfer or other disposition by these InteliData directors and officers of their shares of InteliData common stock, except as specifically permitted by the agreement to facilitate merger and provided that any permitted transferee also agrees to be bound by the agreement to facilitate merger.
      The agreements to facilitate merger will terminate at the earlier of the effective time of the merger or termination of the merger agreement in accordance with its terms.
INTELIDATA AFFILIATE LETTERS
      The shares of Corillian common stock that InteliData stockholders will own following the merger have been registered under the Securities Act. They may be freely traded without restriction by you if you are not an “affiliate” of InteliData under the Securities Act. An affiliate of InteliData, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, InteliData. InteliData has agreed to use its reasonable efforts to obtain from each of these affiliates an “affiliate letter” pursuant to which each such affiliate agrees not to sell, transfer or otherwise dispose of Corillian common stock received by them in the merger in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder. These InteliData affiliates have been advised that they may not sell, transfer or otherwise dispose of shares of Corillian common stock received by them in connection with the merger unless such sale, transfer or other disposition has been registered under the Securities Act, is made in accordance with Rule 145 promulgated by the SEC under the Securities Act, or is otherwise exempt from registration under the Securities Act in the opinion of legal counsel reasonably acceptable to Corillian. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.
      In accordance with the affiliate letters, Corillian will be entitled to place appropriate restrictive legends on these InteliData stockholders’ certificates evidencing any Corillian common stock to be received by them in connection with the merger. Execution of an affiliate letter does not constitute an admission by the InteliData stockholder to being an affiliate of InteliData.
INFORMATION ABOUT CORILLIAN
      Corillian is a leading provider of solutions that enable banks, credit unions and other financial service providers to rapidly deploy Internet-based financial services. Corillian’s solutions allow consumers to conduct financial transactions, view personal and market financial information, pay bills and access other financial services on the Internet. Corillian Voyager is a software platform combined with a set of applications for Internet banking, electronic bill presentment and payment, identity management, targeted marketing, data aggregation, alerts and online customer relationship management. Corillian’s solutions integrate into existing database applications and systems and enable its customers to monitor transactions across all systems in real time. Corillian’s solutions are also designed to support multiple lines of business, including small business banking, corporate banking and credit card management, and to scale to support millions of users. Current Corillian customers include J.P. Morgan Chase, the Huntington National Bank, Wachovia Bank and SunTrust Bank.
      Corillian was founded in 1997 and is incorporated under the laws of the State of Oregon. Corillian’s common stock trades on the Nasdaq Stock Market under the symbol “CORI.” Corillian’s principal executive offices are located at 3400 N.W. John Olsen Place, Hillsboro, Oregon 97124, and its telephone number is (503) 629-3300.
      Additional information concerning Corillian is included in Corillian’s reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.
      More information regarding the corporate structure and governance of Corillian is contained in the section titled “Comparative Rights of Corillian Shareholders and InteliData Stockholders” beginning on page 69.
Recent Events
      Corillian has executed a letter of intent outlining the terms of a potential acquisition of a company that provides products and services related to Corillian’s business. The purchase price for the acquisition is approximately $5.5 million, subject to certain adjustments. The letter of intent contemplates that Corillian would issue Corillian common stock for 40% of the purchase price and that it would pay cash for the remainder of the purchase price. Neither Corillian nor the potential seller is under any current obligation to proceed with the transaction. The transaction remains subject to, among other things, completion of due diligence, negotiation of appropriate agreements and obtaining corporate and third-party approvals.
INFORMATION ABOUT INTELIDATA
      InteliData Technologies Corporation and subsidiaries provides electronic bill payment and presentment and online banking solutions to the financial services industry. InteliData’s products provide financial institutions with the real-time financial processing infrastructure needed to provide their customers with payment and presentment services and online banking via the Internet and other online delivery channels.

InteliData markets its products and services to banks, credit unions, brokerage firms, financial institution processors and credit card issuers.
      InteliData’s product suite consists of three complementary product offerings:
Payment and Presentment

•	Payment Solutions: providing payment warehousing, payment matching, biller directory management, and least cost routing functionality for electronic bill payment and presentment transactions;

•	Card Services: providing Internet-based account activation, bill presentment, balance consolidation, and e-Statement capabilities; and
Online Banking

•	Online Banking: providing Internet-based access to real-time account information, as well as interfaces to personal financial management software such as Intuit’s Quicken® and Microsoft Money®.
      InteliData has invested in developing products and capabilities designed to establish a leadership position in the online bill payment market. InteliData believes this market opportunity is significant based on the billions of recurring bills that consumers and businesses pay each year, primarily via paper checks. Financial institutions should be able to realize significant cost and efficiency benefits from initiating these payments online and processing them electronically. Migrating to online electronic payments will require significant investment in online bill payment infrastructure, which is where InteliData’s products are focused.
      In January 2001, InteliData acquired Home Account Holdings, Inc. and its operating subsidiary, Home Account Network, Inc., by means of the merger of one of InteliData’s wholly owned subsidiaries with and into Home Account Holdings, with Home Account Holdings surviving the merger. Home Account Holdings is a wholly owned subsidiary of InteliData. This acquisition was accounted for as a purchase. Through this transaction, InteliData acquired the products and customer base of Home Account Holdings, Inc., including (i) the Card Services sector, (ii) the Online Banking platform, Canopytm Banking, for commercial banks, and (iii) an Open Financial Exchange (“OFX”) solution that provides Payment Solutions capabilities.
      InteliData was incorporated under the laws of the State of Delaware on August 23, 1996. InteliData’s principal executive offices are located at 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, and its telephone number is (703) 259-3000. Additional information concerning InteliData is included in InteliData’s reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.
COMPARATIVE RIGHTS OF CORILLIAN SHAREHOLDERS AND
INTELIDATA STOCKHOLDERS
      InteliData is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (the “DGCL”). Corillian is an Oregon corporation subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). Upon completion of the merger, InteliData shareholders, whose rights are currently governed by InteliData’s Amended and Restated Certificate of Incorporation and Bylaws and the DGCL, will become shareholders of Corillian, whose rights will be governed by Corillian’s Restated Articles of Incorporation and Restated Bylaws and the OBCA. We believe the description below covers the material differences between the rights of Corillian shareholders and InteliData stockholders, but it may not contain all information important to you. The description is qualified in its entirety by reference to the respective charter documents, bylaws and rights agreements of Corillian and InteliData, all of which are incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 99. The rights of InteliData stockholders are governed by the DGCL and InteliData’s Amended and Restated Certificate of Incorporation and Bylaws.

Summary of Material Differences Between
the Rights of InteliData Stockholders
and the Rights of Corillian Shareholders

	InteliData Stockholder Rights	Corillian Shareholder Rights

Corporate Governance:	Delaware law and InteliData’s Amended and Restated Certificate of Incorporation and Bylaws govern the rights of InteliData stockholders. Upon completion of the merger, the rights of InteliData stockholders who become Corillian shareholders will be governed by Oregon law and Corillian’s Restated Articles of Incorporation and Restated Bylaws.	Oregon law and Corillian’s Restated Articles of Incorporation and Restated Bylaws currently govern the rights of Corillian shareholders. Upon completion of the merger, the rights of Corillian shareholders will continue to be governed by Oregon law and Corillian’s Restated Articles of Incorporation and Restated Bylaws.

Authorized Capital Stock:	The authorized capital stock of InteliData currently consists of (i) 100,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, 100,000 of which are designated Series A Cumulative Preferred Stock. The InteliData board is authorized, without stockholder approval, to issue shares of the remaining preferred stock in one or more series and to determine the designations, rights and preferences of such preferred stock.	The authorized capital stock of Corillian currently consists of (i) 150,000,000 shares of Common Stock, without par value, and (ii) 40,000,000 shares of Preferred Stock, without par value. The Corillian board is authorized, without shareholder approval, to issue shares of preferred stock in one or more series and to determine the powers, designations, preferences and relative, participating, optional and other special rights.

Number of Directors:	The InteliData board of directors currently consists of six directors. The number of directors is established from time to time by resolution adopted by a majority of the InteliData board of directors (presuming a quorum is present), although there must be a minimum of five and not more than fifteen directors.	The Corillian board of directors consists of seven directors. The number of directors is established from time to time by resolution adopted by a majority of the Corillian board of directors, although there must be a minimum of three and not more than nine directors.

Election of Directors:	Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.	Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

	InteliData Stockholder Rights	Corillian Shareholder Rights

Term and Classes of Directors:	There are three classes of InteliData directors. Each class serves for a three-year term, with one class’s term expiring each year.	Whenever there are more than six directors on the board, the board is then divided into three classes of Corillian directors. Each class serves for a three-year term, with one class’s term expiring each year.

Removal of Directors:	A director may be removed only for cause by the holders representing at least two-thirds of the votes then entitled to be cast at an election of directors.	Corillian’s Articles provide that a director may be removed only for cause by the holders representing a majority of the votes then entitled to be cast at an election of directors. If elected by a voting group of shareholders, only those shareholders may participate in the removal vote. In addition an Oregon court may remove a director from office in a proceeding commenced by the corporation or its shareholders holding at least 10% of the shares of any class if the court determines that: (i) the director engaged in fraudulent or dishonest conduct or gross abuse of authority with respect to the corporation; and (ii) removal is in the best interest of the corporation.

Vacancies on the Board:	Vacancies in InteliData’s board of directors as a result of death, resignation, retirement, disqualification, removal, or an increase in the authorized number of directors or any other cause may be filled by a majority of the remaining directors then in office, although less than a quorum, and the directors so elected will hold office until the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.	Vacancies in Corillian’s board of directors (including a vacancy created by newly created directorships resulting from any increase in the authorized number thereof) may be filled by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.

Board Quorum and Vote Requirements:	At all meetings of InteliData’s board of directors, the presence of a majority of the total authorized number of directors constitutes a	At all meetings of Corillian’s board of directors, the presence of a majority of the total authorized number of directors constitutes a

	InteliData Stockholder Rights	Corillian Shareholder Rights

	quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.	quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.
	Any action required or permitted to be taken at any meeting of InteliData’s board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and that writing or those writings are filed with the minutes of proceedings of the board of directors.	Any action required or permitted to be taken at any meeting of Corillian’s board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and that writing or those writings are filed with the minutes of proceedings of the board of directors.

Stockholder/ Shareholder Meetings:	The annual meeting of InteliData stockholders is held at the place, either within or without the State of Delaware, and on the date and at the time, as may be fixed from time to time by resolution of the board of directors and set forth in the notice or waiver of notice of the meeting.	The annual meeting of Corillian shareholders is held at the principal place of business, or the place, either within or without the State of Oregon, and on the date and at the time, as may be fixed from time to time by resolution of the board of directors and set forth in the notice or waiver of notice of the meeting.
	Special meetings of InteliData’s stockholders may be called at any time by the Chairman of the board of directors, and shall be called by the secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the board. Special meetings of the stockholders are held at the places, within or without the State of Delaware, as are specified in the respective notices or waivers of notice thereof. Only business brought before the special meeting pursuant to InteliData’s notice of the special meeting will be conducted at the special meeting.	Special meetings of Corillian’s shareholders may be called at any time by (i) the President or Chair of the board of directors, (ii) the board of directors or (iii) by request, dated, signed and delivered to the Secretary, of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting. Special meetings of the shareholders are held at the principal place of business, or the places, within or without the State of Oregon, as are specified in the respective notices or waivers of notice thereof. Only business brought before the special meeting pursuant to Corillian’s notice of the special meeting will be conducted at the special meeting.

	InteliData Stockholder Rights	Corillian Shareholder Rights

Quorum Requirements:	The presence in person or by proxy of the holders of record of a majority of shares entitled to vote at a meeting of InteliData stockholders constitutes a quorum for the transaction of business at that meeting.	The presence in person or by proxy of the holders of record of a majority of shares entitled to vote at a meeting of Corillian shareholders constitutes a quorum for the transaction of business at that meeting.

Stockholder/Shareholder Proposals:	For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of InteliData. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of InteliData not less than 60 calendar days in advance of the date notice of annual meeting released to stockholders in connection with the previous year’s annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant to that act; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting; (iii) the name and address, as they appear on the corporation’s books, of the stockholder proposing the business; (iv) the	For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Corillian. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, that in the event that less than 70 days’ notice is given, timely shareholder notice requires receipt thereof not later than close of business on the seventh day after the date of mailing of the notice of meeting. A shareholder’s notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant to that act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the matters desired to be brought before the meeting and the reasons for conducting the business at the meeting; (iii) the name and record address of the shareholder; (iv) the class and number of shares of the

	InteliData Stockholder Rights	Corillian Shareholder Rights

	class, series and number of shares of the corporation which are beneficially owned by the stockholder; (v) any material interest of the stockholder in the business; and (vi) any other information that is required to be provided by the stockholder pursuant to Regulation Q14A under the Securities Exchange Act of 1934, as amended, in the stockholder’s capacity as a proponent of a stockholder proposal.	corporation that the shareholder owns or is entitled to vote; (v) any material interest of the shareholder in the matters; and (vi) a representation that the shareholder intends to appear in person or by proxy to present the business specified in the notice.

Action of Stockholders and Shareholders by Written Consent:	Any action required or permitted to be taken by InteliData’s stockholders must be effected at a duly called annual or special meeting and the ability of InteliData’s stockholders to consent in writing to the taking of any action is specifically denied.	Oregon law permits shareholders to take actions by unanimous written consent in lieu of a meeting and Corillian’s Restated Bylaws allow it.

Stockholder and Shareholder Inspection Rights:	Under the DGCL, any stockholder has the right to inspect the company’s stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under the OBCA, any shareholder giving five days’ written notice to Corillian has the right to inspect Corillian’s organizational documents, certain board resolutions, shareholder meeting minutes and recordings of all actions taken by the shareholders without a meeting, all written communications to the shareholders generally within the past three years, a list of the names and addresses of Corillian’s current directors and officers and Corillian’s most recent annual report delivered to the Oregon Secretary of State. In addition, any shareholder giving five days’ written notice to Corillian may also inspect and copy board and committee meeting minutes, accounting records, and a list of shareholders, provided the shareholder’s demand is made in good faith and for a proper purpose, specifically describes the records to be inspected, and the records

	InteliData Stockholder Rights	Corillian Shareholder Rights

are directly connected with the shareholder’s purpose.

Amendment of Certificate/ Articles of Incorporation:	An amendment to InteliData’s Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the shares of capital stock entitled to vote. In addition, an affirmative vote of two-thirds of InteliData stockholders who would be entitled to vote is required to amend articles of InteliData’s Certificate of Incorporation that pertain to the classification of directors. Any amendment that adversely affects the rights of the Series A Cumulative Preferred Stock must also be approved by the holders of a majority of the shares of such series.	An amendment to Corillian’s Articles of Incorporation is approved by the shareholders if a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters’ rights, in which case a majority of the votes entitled to be cast is required for approval. The Article pertaining to the classified Board of Directors contained in the Restated Articles of Incorporation may only be amended by affirmative vote of two-thirds or more of shares held by members of each voting group entitled to vote. All shareholders vote together as a single class, unless an amendment would affect specified rights of preferred shareholders, in which case the consent of a majority of each applicable class of preferred shareholders is required.

Amendment of Bylaws:	InteliData’s Bylaws may be amended, altered or repealed (i) by resolution adopted by a majority of the board of directors of InteliData at any regular or special meeting of the board, or (ii) by the affirmative vote of the holders of at least a majority of the shares of capital stock entitled to vote. Any provision of the Bylaws adopted or required to be adopted pursuant to the DGCL by the stockholders may only be made, altered or repealed by the stockholders.	Corillian’s Restated Bylaws may be altered, amended or repealed, in whole or in part, by the board of directors. Shareholders may adopt or amend one or more Bylaws that fix a greater quorum or voting requirement for shareholders, or voting group of shareholders, than required by the OBCA.

Exculpation of Directors:	InteliData’s Amended and Restated Certificate of Incorporation provides that a director will not be personally liable to InteliData or its stockholders for monetary	Oregon law provides that a corporation’s articles of incorporation may contain a provision limiting the personal liability of directors to the corporation or its shareholders for

	InteliData Stockholder Rights	Corillian Shareholder Rights

	damages for breach of fiduciary duty as a director; provided this right will not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to InteliData or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to unlawful payment of dividends or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date InteliData’s Certificate of Incorporation became effective to authorize corporate action further eliminating or limiting the personal liability of InteliData directors, then the liability of an InteliData director will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.	monetary damages for conduct as a director, provided that no provision may eliminate or limit the liability of any director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution as defined under ORS 60.367, or (iv) any transaction from which the director derived an improper personal benefit. Corillian’s Restated Articles of Incorporation eliminate liability of directors for monetary damages as a director for all actions other than those specifically excluded in the Oregon statute as described above.

Indemnification of Directors, Officers and Employees:	InteliData will indemnify its directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that InteliData is not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by him or her or any proceeding by him or her against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, or	Corillian will indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Oregon Business Corporation Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a corporation (i) shall be indemnified by the corporation for reasonable expenses of the litigation when the director or officer is wholly successful on the merits or otherwise, (ii) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in

InteliData Stockholder Rights	Corillian Shareholder Rights

(iii) the indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law.

InteliData will advance, before the final disposition of any proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with the proceeding upon receipt of an undertaking by or on behalf of that person to repay said amounts if it should be determined ultimately that he or she is not entitled to be indemnified. Notwithstanding the foregoing, generally no advance will be made by InteliData if a determination is reasonably and promptly made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if a quorum of non-interested directors is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time the determination is made demonstrate clearly and convincingly that the person acted in bad faith or in a manner that he or she did not believe to be in or not opposed to the best interests of the corporation.	settlement of the litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (iii) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation.

If a director furnishes the Corporation with a written affirmation of such person’s good faith belief of entitlement to indemnification, Corillian will advance, before the final disposition of any proceeding, promptly following request therefor, all expenses incurred by any director (or executive officer, at its election) in connection with the proceeding upon receipt of an undertaking by or on behalf of that person to repay said amounts if it should be determined ultimately that he or she is not entitled to be indemnified.

Corillian also has entered into Indemnity Agreements with many of its directors and officers that require Corillian to indemnify the officer or director to the fullest extent permitted by law.

	InteliData Stockholder Rights	Corillian Shareholder Rights

Anti-Takeover Provisions:

Business Combination Act	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock (an ‘interested stockholder”) for three years following the time that person became an interested stockholder, unless:	The Oregon Business Combination Act to which Corillian is subject is, in all material respects, identical to Delaware law.
• the board, before the time the person became an interested stockholder, approved either the business combination or the transaction that resulted in the person’s becoming an interested stockholder;
• the person became an interested stockholder and 85% owner of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by some employee stock plans; or
• the combination transaction is approved by the board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation can elect in its Certificate of Incorporation or Bylaws not to be governed by Section 203. InteliData has not made that election.

Control Share Act	No applicable law governing InteliData.	The Oregon Control Share Act (“OCSA”) regulates the manner in which a person may acquire control of any Oregon-based corporation with 100 or more shareholders without the consent and cooperation of the board of directors. The OCSA generally provides that shares of stock acquired in a ‘control share

InteliData Stockholder Rights	Corillian Shareholder Rights

acquisition‘ have no voting rights unless the restoration of the voting rights associated with such shares is approved by the shareholders. The restoration must be approved by the holders of a majority of the voting shares, including the control shares, and by a majority of the voting shares, excluding the control shares, entitled to vote. A Control Share Acquisition is defined as the acquisition of shares in a transaction or series of transactions that causes the acquiring person to own more than 20%, 33% or 50% of the total voting power of all voting shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the OBCA and the issuing corporation is a party to the merger or exchange agreement.

Provisions Relating to Some Business Combinations:	The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock. A corporation’s Certificate of Incorporation may require a greater vote. InteliData’s Amended and Restated Certificate of Incorporation does not provide for a greater vote.

Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form	The OBCA generally requires that a merger or exchange be approved by the directors and by a majority of the outstanding stock. A corporation’s articles of incorporation may require a greater vote. Corillian’s articles of incorporation do not provide for a greater vote. Under the OBCA, a surviving corporation need not obtain stockholder approval for a merger if:

• the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

InteliData Stockholder Rights	Corillian Shareholder Rights

after the merger;

• the merger agreement does not amend the Certificate of Incorporation of the surviving corporation; and
• either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.
• the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

• the number of participating shares outstanding immediately after the merger, plus the numbers of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Appraisal or Dissenters’ Rights:	Under Delaware law, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the Certificate of Incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

• listed on a national securities exchange or designated as a national market system security	Under Oregon law, the right of dissenting shareholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the articles of incorporation, appraisal rights are not available to shareholders when no vote of its shareholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is listed on a national securities exchange or included in the national market system by the NASD unless Corillian’s Articles of Incorporation specify otherwise (they do not so specify).

	InteliData Stockholder Rights	Corillian Shareholder Rights

on an interdealer quotation system by the NASD, or

• held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than (1) shares of stock of the surviving corporation, (2) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above, (3) cash instead of fractional shares of stock, or (4) any combination of the consideration set forth in (1) through (3).

Rights Plan:	InteliData’s stockholders have rights to purchase InteliData’s Series B No Par Preferred Shares in specified takeover situations.	Corillian does not have a rights plan.
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF INTELIDATA STOCKHOLDERS
Election of Directors (Proposal 2)
      InteliData’s amended and restated certificate of incorporation provides that the board of directors be divided into three classes as nearly equal in number as possible. The current term of Class I directors expires in 2006, the term of Class II directors expires in 2007, and the term of Class III directors expires in 2005. The current size of the board of directors is fixed at six.
      At the annual meeting, the InteliData stockholders are being asked to elect one Class II director for a two-year term expiring in 2007 and two Class III directors for a new three-year term expiring in 2008, or until their successors are elected and qualified. Assuming the merger proposal is approved by InteliData’s stockholders and the merger with Corillian is completed, the directors elected at the annual meeting will serve only until the closing of the merger. If the merger is not approved by the stockholders or is not consummated, the directors elected at the annual meeting will serve their full terms or until their successors are elected and qualified.
      Nominees. The nominating and governance committee of the board of directors selected, and the board of directors approved, the following nominees for election to the board of directors at the annual meeting, each to serve until the annual meeting of stockholders held in the year listed beside his name or until his successor is duly qualified and elected (the “Nominees”):

Name	Class	Term Expires

Michael E. Jennings	Class II	2007
Alfred S. Dominick, Jr.	Class III	2008
Patrick F. Graham	Class III	2008
      Information about the Nominees can be found in the section titled “Management” beginning on page 87.

      Although the board of directors anticipates that the Nominees will be available to serve as directors of InteliData, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by the board of directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of InteliData. There is no family relationship between any director or executive officer of InteliData.
      Vote Required. If a quorum is present, the three candidates receiving the highest number of affirmative votes represented and voting on this proposal at the annual meeting will be elected to the board of directors. Abstentions and broker non-votes will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors once a quorum is established.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE THREE NOMINEES
      Board of Directors, Committees and Corporate Governance Matters. InteliData’s board of directors held four regular meetings and four telephonic meetings during fiscal year 2004. Each incumbent director attended at least 75% of the meetings held during fiscal year 2004 by the board of directors and each committee of the board of directors of which he was a member.
      The standing committees of InteliData’s board of directors include a compensation committee, an audit committee, and a nominating and governance committee. Each of these committees has adopted a written charter that is posted on InteliData’s website (www.intelidata.com) in the section on “Governance.”
      The compensation committee, consisting of Messrs. Finnegan, Graham and Tice, reviews and recommends to the board of directors appropriate action with respect to the compensation of and benefits granted to officers and other key employees of InteliData and administers InteliData’s 1996 Incentive Plan. The compensation committee held five meetings during fiscal year 2004. All of the committee members satisfy the independence requirements of The Nasdaq Stock Market.
      The audit committee, consisting of Messrs. Finnegan, Graham and Tice, selects InteliData’s independent registered public accounting firm, reviews related-party transactions for conflicts of interest, reviews with InteliData’s independent registered public accounting firm matters relating to the scope and plan of the audit, the effectiveness of internal controls and the preparation of InteliData’s financial statements, and reports and makes recommendations to the board of directors with respect thereto. The audit committee held four regular meetings and four telephonic meetings during fiscal year 2004. All of the committee members satisfy the current independence requirements of The Nasdaq Stock Market. Each member of the committee meets the financial literacy requirements for audit committee members under the Nasdaq Stock Market listing standards. The board of directors has determined that Mr. Finnegan is an “audit committee financial expert,” as defined by the regulations promulgated by the SEC.
      The nominating and governance committee, consisting of Messrs. Finnegan, Graham and Tice, was formed in February 2004. This committee identifies and nominates qualified individuals for election to the board of directors, recommends the individual directors to serve on committees and recommends to the board of directors the Corporate Governance Guidelines for InteliData. All of the committee members satisfy the independence requirements of The Nasdaq Stock Market. In accordance with its charter, the committee identifies candidates for election to the board of directors on its own as well as by considering recommendations from stockholders, other members of the board, officers and employees of InteliData, and other sources that the committee deems appropriate. Stockholder recommendations for candidates for election to the board of directors shall be made in accordance with InteliData’s bylaws. See “Other Matters” on page 95 for a description of procedures to be followed by stockholders in submitting recommendations for nominees as directors. The committee may retain a third-party search firm to assist in the identification of possible candidates for election to the board of directors. The committee will evaluate all candidates for election to the board of directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the committee will take into account the qualifications of other board members to ensure that a broad variety of skill sets and experience beneficial to InteliData and its business are represented on the board of directors. The committee also will ensure that the board is composed of a sufficient number of independent directors to satisfy the Nasdaq listing requirements. In addition, the committee will seek to ensure that, for purposes of audit committee service, at least three of the board’s independent members satisfy the Nasdaq financial and accounting experience requirements and the heightened independence standards of the SEC and that at least one of such three members qualifies as an “audit committee financial expert.”
      Corporate Governance Guidelines and Codes of Ethics. InteliData’s Corporate Governance Guidelines are available on InteliData’s website. InteliData has adopted a Code of Ethics for its Chief Executive Officer and senior financial officers, which may be found on its website. InteliData has also adopted a Code of Business Conduct and Ethics for directors, officers and employees, which is available on its website. InteliData intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its website.
      Determination of Independence. The board of directors has determined that each member of the board of directors, other than Messrs. Dominick and Jennings, is an independent director for purposes of the listing standards for The Nasdaq Stock Market. Accordingly, the board of directors is composed of a majority of independent directors as required by Nasdaq.
      Director Attendance at Annual Meetings. The Corporate Governance Guidelines adopted by the board of directors in 2004 strongly encourage directors to attend the annual stockholders’ meeting. All of the directors attended the 2004 meeting.
      Executive Sessions. InteliData’s Corporate Governance Guidelines provide that the independent directors meet as a group in executive session at every regularly scheduled board meeting. These sessions are chaired by the Lead Outside Director, currently Mr. Tice.
      Communications to the Board of Directors. Stockholders may send communications to the board of directors by sending written correspondence to: Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, InteliData Technologies Corporation, 11600 Sunrise Valley Dr., Suite 100, Reston, Virginia 20191. The chairman of the nominating and governance committee and his or her duly authorized agents shall be responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the chairman of the nominating and governance committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full board, (ii) one or more board members and/or (iii) other individuals or entities.

Audit Committee Report
      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of InteliData’s other filings under the Securities Act or the Exchange Act, except to the extent this report is specifically incorporated by reference therein.
      Management is responsible for InteliData’s financial statements and internal controls. The independent registered public accounting firm is responsible for performing an audit of InteliData’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and of management’s assessment regarding the effectiveness of internal control over financial reporting and for the purpose of issuing opinions thereon. The audit committee’s responsibility is to monitor and oversee these processes. The audit committee operates under a written charter adopted by the board of directors.
      The audit committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that InteliData’s consolidated financial statements as filed in its Annual Report on Form 10-K for the year ended December 31, 2004, were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees (and its interpretations) and Rule 2-07 of Regulation S-X.
      InteliData’s independent registered public accounting firm also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee has also determined that all of its members are independent within the meaning of NASD Rule 4200 (a)(14).
      Based upon the audit committee’s discussions with management and the independent registered public accounting firm and the audit committee’s review of the representation of management and the report of the independent registered public accounting firm to the audit committee, the audit committee approved the inclusion of the audited consolidated financial statements in InteliData’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

Audit Committee
Neal F. Finnegan
Patrick F. Graham
Norman J. Tice

Compensation Committee Report on Executive Compensation
      The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of InteliData’s other filings under the Securities Act or the Exchange Act, except to the extent this report is specifically incorporated by reference therein.
      InteliData’s compensation committee is composed of independent directors whose role is to oversee the development and administration of the compensation and benefit programs for InteliData’s executive officers. The compensation committee also administers InteliData’s 1996 Incentive Plan that permits stock option grants and stock awards to employees. Compensation for all the named executive officers consists of a base salary and a variable portion than can include performance bonuses, stock options and stock awards. In the case of Mr. Dominick, InteliData’s Chief Executive Officer, Ms. Kracher and Messrs. Jennings and Wergley, the named executive officers, the salary levels are set pursuant to employment agreements entered into between InteliData and the executive officers and are reviewed on an annual basis by the compensation committee. The employment agreements of Mr. Dominick and Ms. Kracher are described in the “Executive Compensation” section beginning on page 89.
      Bonus awards are made based on various subjective considerations including personal goals and objectives and the overall performance of InteliData. The assessment of each executive’s performance will vary depending on the executive’s responsibilities and, as a result, bonuses, stock options and stock awards will likely fluctuate from year to year and from person to person. As reported in the Summary Compensation Table, there were no cash bonuses paid to the named executive officers for 2004.

The Compensation Committee
Neal F. Finnegan
Patrick F. Graham
Norman J. Tice

      Performance Graph. The following graph compares the cumulative total returns from December 31, 1999, through December 31, 2004, for InteliData, the Nasdaq Market Index and the Media General Group Index for Computer Software and Services companies. The graph assumes that the value of the investment in each scenario was $100 as of December 31, 1998, the date of InteliData’s initial public offering.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG INTELIDATA TECHNOLOGIES CORP.,
NASDAQ MARKET INDEX AND COREDATA GROUP INDEX

	1999	2000	2001	2002	2003	2004

INTELIDATA TECHNOLOGIES CORP	100.00	62.41	68.09	21.65	37.53	16.12
COREDATA GROUP INDEX	100.00	60.08	53.23	36.25	46.88	51.49
NASDAQ MARKET INDEX	100.00	62.85	50.10	34.95	52.55	56.97
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires InteliData’s directors and executive officers and beneficial owners of more than 10% of InteliData’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of InteliData. Officers, directors and beneficial owners of more than 10% of InteliData’s common stock are required by SEC regulation to furnish InteliData with copies of all Section 16(a) forms they file. To InteliData’s knowledge based solely upon a review of copies of such reports furnished to InteliData and representations that no other reports were required, during the fiscal year ending December 31, 2004, InteliData’s officers, directors and beneficial owners of more than 10% of InteliData’s common stock complied with all applicable Section 16(a) filing requirements, except for the Form 4 filed on December 30, 2004, reporting the surrender of shares of InteliData common stock by Mr. Dominick to InteliData on December 15, 2004.
Ratification of Selection of Independent Registered Public Accounting Firm (Proposal 3)
      Action is to be taken at the annual meeting with respect to the ratification of an independent registered public accounting firm, that was selected by the audit committee of the board of directors, to audit the financial statements of InteliData for the fiscal year ending December 31, 2005. Although the ratification of an independent registered public accounting firm is not required to be submitted to a vote of the stockholders, InteliData believes that such ratification is a matter on which the stockholders should express their opinion. Notwithstanding stockholder approval of the ratification of an independent registered public accounting firm, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee believes that such a change would be in the best interest of InteliData and its stockholders. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005.
      Deloitte & Touche LLP has advised InteliData that no member of its firm has any direct or indirect material financial interest in InteliData. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from the stockholders.
      Independent Auditor Fees and Services. The aggregate fees for professional services rendered to InteliData by Deloitte & Touche LLP, for the fiscal years ended December 31, 2004 and 2003, are as follows:

	2004	2003

Audit fees(A)	$928,700	$182,500
Audit-related fees(B)	97,117	30,000
Tax fees(C)	2,500	—
All other fees	—	—

Total fees	$1,028,317	$212,500

(A)	Audit fees include $343,700 and $182,500 of fees for services rendered for the audit of InteliData’s annual financial statements and the review of the interim financial statements included in our quarterly reports for 2004 and 2003, respectively. Audit fees also include $585,000 of fees for services rendered for the audit of management’s assessment of internal control over financing reporting as of December 31, 2004 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; no similar fees were incurred in 2003.

(B)	Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of InteliData’s financial statements. This category include fees related to consultations regarding U.S. generally accepted accounting principles and general implementation of new SEC and Sarbanes-Oxley Act of 2002 requirements. The audit-related fees for 2004 were for advisory services for matters related to accounting consultation, due diligence, and assistance in compliance with regulatory requirements. Audit-related fees for 2003 were for advisory services for matters related to accounting consultation, review of financial statements outside of SEC filings, and assistance in compliance with regulatory requirements.

(C)	Tax fees were for assistance with a prior year sales and tax audit appeal.
      The audit committee has considered whether the provision of the other services is compatible with maintaining the principal independent registered public accounting firm’s independence and has concluded that it is so compatible.
      Audit Committee Pre-Approval Policies and Procedures. The audit committee reviews and considers all professional services provided by Deloitte & Touche LLP when assessing auditor independence. The audit committee approved all audit and non-audit services provided by InteliData’s independent registered public accounting firm during 2003 and 2004 on a case-by-case basis in advance of each engagement. The audit committee does not have a written policy or procedure for the pre-approval by category of particular audit or non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS INTELIDATA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2005.
Management
      The following table sets forth information regarding InteliData’s executive officers and directors as of December 31, 2004:

Name	Age	Position

Alfred S. Dominick, Jr.	59	Chief Executive Officer and Chairman of the Board
Karen Kracher	49	President
Monique L. Marcus	48	Vice President of Finance and Treasurer
Neal F. Finnegan	66	Director
Patrick F. Graham	65	Director
Michael E. Jennings	59	Director
L. William Seidman	83	Director
Norman J. Tice	69	Director
      Alfred S. Dominick, Jr., age 59, has served as the Chief Executive Officer and a director of InteliData since August 1998. He has served as Chairman of the Board since August 2002. Prior to joining InteliData, Mr. Dominick served as President of the Retail Products Delivery Group at M&I Data Services. Prior to joining M&I Data Services in July 1995, he was Executive Vice President of Retail Banking and a member of the Executive Committee for Boatmen’s Bancshares Corporation for three years. From 1990 to 1992, Mr. Dominick was an Executive Vice President with Bank One Texas. Prior to joining Bank One Texas, Mr. Dominick was a Senior Vice President with Shawmut National Bank (now Fleet National Bank). Mr. Dominick currently serves as a director of FB BanCorp.
      Karen Kracher, age 49, has served as President of InteliData since August 2004 and has served as the Chief Sales and Marketing Officer since joining InteliData in January 2004. In her role as President, she oversees product development efforts, engineering, operations, ASP initiatives and customer care for the InteliData bill pay product offerings. She also is in charge of overall business planning and business development activities for electronic bill payment, Internet Banking, and operations. Prior to joining InteliData, Ms. Kracher’s breadth of experience in the financial services industry included positions as Corporate Officer for Deluxe Corporation from 1978 to 1996, General Manager for Travelers Express (now MoneyGram) from 1996 to 1998, Senior Vice President of TCF Financial from 1998 to 1999, and President of Aveus, Inc. from 1999 to 2001. Ms. Kracher is also President of a non-profit organization, Young Audiences.
      Monique Marcus, age 48, has served as Vice President, Finance and Treasurer since joining InteliData in October 2004 and was appointed Principal Accounting Officer in November 2004. Prior to joining InteliData, Ms. Marcus held management positions in finance and accounting with several telecommunications companies, including Vice President and Controller for CityNet Telecommunications, Inc. from June 2000 through October 2004; Vice President and Controller for eLink Communications, Inc. from October 1999 through August 2000; and Senior Director and Controller for WinStar Communications, Inc. from May 1996 through June 1999. Previously she was Controller for Snyder Communications, Inc., a direct marketing and direct sales company, and she also has held various financial positions within Caterair International Corporation, a spin-off from Marriott Corporation, and Marriott Corporation. Ms. Marcus is a C.P.A. and has four years’ experience in public accounting after receiving her B.S. in accounting from Georgetown University.

      Neal F. Finnegan, age 67, has served as a director of InteliData from 2001 to January 2005. He is a director of Citizens Capital, Inc. and the principal in Clover Capital, LLC and Data Products, USA, Inc. He is on the board of directors of SMH Fine Foods, Inc. and is a managing partner of Clover Capital and Consulting LLP. He served as Chairman of Citizens Bank of Massachusetts from January 2000 to January 2005 and also was director of Citizens Financial Group, Inc. From February 2000 through May 2001, he served as President of Lumber Insurance Companies, a specialty insurer to the lumber industry. From 1993 to January 2000, Mr. Finnegan was Chairman and Chief Executive Officer of US Trust. Previously, he served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp. and Shawmut Corporation.
      Patrick F. Graham, age 65, has served as a director of InteliData since 1996 and was a director of US Order, Inc. from 1993 until US Order and Colonial Data Technologies Corp. merged to form InteliData in November 1996. Since October 2001, he has been the Vice President of Business Development and Strategic Projects for The Gillette Company, a consumer products marketer of personal care and personal use products. From July 1999 until October 2001, he was the Director of the Global Strategy Practice of A.T. Kearney, Inc., a management consulting firm. From 1997 until June 1999, he served as Chief Executive Officer of WorldCorp, Inc. On February 12, 1999, WorldCorp, Inc. filed a voluntary petition and a proposed plan of reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the district of Delaware. He was previously a director of Bain & Company, Inc., a management consulting firm Mr. Graham co-founded in 1973. In addition to his primary responsibilities with Bain clients, he served as Bain’s Vice Chairman and Chief Financial Officer. Prior to founding Bain, Mr. Graham was a group Vice President with the Boston Consulting Group. Mr. Graham is also a director of Stericycle, Inc., a provider of medical waste services and OSHA compliance services.
      Michael E. Jennings, age 59, has served as a director of InteliData since his appointment in August 2004. He served as President and Chief Operating Officer of InteliData from May 2003 through August 2004. Prior to this, he served as the Executive Vice President of Product Management and Payment Solutions since joining InteliData in June 2000. Prior to joining InteliData, Mr. Jennings served at Bank of America as a Senior Vice President of Self Service Delivery. During the eight years prior to joining InteliData, he worked on alternative delivery strategies and managing several different areas of electronic banking including: Debit Cards, ATMs, ATM/ POS Operations, PC and Internet Banking and EFT switches. Mr. Jennings is a former director of CIRRUS, Money Transfer Systems, and Credit Systems Inc. and was chairman of the American Banking Association’s Retail Payment Systems Committee.
      L. William Seidman, age 83, has served as a director of InteliData since 1997. He is the publisher of Bank Director magazine and chief commentator on CNBC-TV. He served on the board of US Order, Inc., InteliData’s predecessor, from 1995 to 1996. Mr. Seidman served from 1985 to 1991 as the Chairman of the Federal Deposit Insurance Corporation (FDIC) and from 1989 to 1991 also served as the Chairman of the Resolution Trust Corporation. Before joining the FDIC, Mr. Seidman served as Dean of the College of Business at Arizona State University. From 1977 to 1982 he was Vice-Chairman and Chief Financial Officer of Phelps Dodge Corporation. Mr. Seidman has also served as managing partner of Seidman & Seidman, Certified Public Accountants (now BDO Seidman), and as Assistant to the President for Economic Affairs during the Ford Administration. Mr. Seidman presently serves as a director of Fiserv, Inc., a data processing company, Clark, Inc., a services company providing insurance-financed benefits programs, LML Payment Systems, Inc., a financial payment process company, GMAC Commercial Mortgage, and GMAC Bank, a retail banking business.
      Norman J. Tice, age 69, has served as a director of InteliData since 1999 and is the Chairman of the Executive Committee of the Board and the designated lead outside director. Mr. Tice is the former Chairman of the Board of MasterCard International, Blue Cross and Blue Shield of Missouri and Right Choice Managed Care, Inc. He currently serves as a director of Consolidated Financial Services, a brokerage firm, and General Credit Forms and is an advisory director of 1st National Bank in St. Louis and of Lawrence and Associates, an IT consulting firm. Mr. Tice has over 40 years’ experience in banking as an executive with Boatmen’s Bank of St. Louis, City Bank of St. Louis Charter Bank, N.A. of

St. Louis and Boatmen’s Bancshares, Inc. From 1985 until his retirement in 1996, Mr. Tice’s positions included service as Chairman and Chief Executive Officer of Boatmen’s Credit Card Bank, Chairman and Chief Executive Officer of Boatmen’s Community Development Corporation and Executive Vice President of Boatmen’s Bank of St. Louis.
Executive Compensation
      Summary Compensation Table. The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to InteliData, it subsidiaries and predecessors for the years ended December 31, 2004, 2003 and 2002 of (a) InteliData’s Chief Executive Officer, and (b) each of the other three highly compensated executive officers (other than the chief executive officer) of InteliData whose aggregate cash compensation exceeded $100,000 for the fiscal year ended December 31, 2004 (collectively, the “Named Executive Officers”):

						Long-Term
						Compensation Awards

	Annual Compensation					Restricted		Securities	All Other
						Stock		Underlying	Compensation
	Year	Salary ($)		Bonus ($)(1)	Other ($)	Awards ($)		Options (#)	($)(2)

Alfred S. Dominick, Jr.	2004	375,000		—	—	—		80,000	14,235
Chairman & Chief	2003	354,233		—	—	—		—	31,856
Executive Officer	2002	300,000		50,000	—	—		—	63,417
Karen Kracher	2004	165,192		—	—	19,500	(5)	100,000	2,240
President(3)	2003	—		—	—	—		—	—
	2002	—		—	—	—		—	—
Michael E. Jennings	2004	125,000		—	—	7,800	(6)	—	46,557
Former President	2003	200,000		—	—	40,500		—	62,090
& Chief Operating	2002	200,000		30,000	—	42,500		45,000	65,115
Officer(4)
Albert N. Wergley	2004	188,511	(8)	—	—	7,800		—	52,808
Former Vice	2003	200,000		—	—	27,000	(9)	—	2,585
President, General	2002	200,000		20,000	—	25,500		30,000	2,366
Counsel & Secretary(7)

(1)	Bonus awards are reported for the year earned, but may have been paid in the subsequent year.

(2)	For 2004, includes: (i) travel and temporary housing expenses for Mr. Jennings ($21,361.63); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($6,505.94); (iii) the amount of InteliData matching contributions made on behalf of the named individual under InteliData’s 401(k) Plan as follows: Mr. Dominick ($2,500.00), Ms. Kracher ($2,240.35), Mr. Jennings ($1,961.46), and Mr. Wergley ($2,807.78); (iv) $5,229.49 for the forgiveness of a loan from InteliData to Mr. Dominick; (v) the fair market value ($6,935.00) of the 2000 Toyota Camry given to Mr. Jennings pursuant to his Separation Agreement and General Release with InteliData; (vi) the amount of consulting fees ($15,000.00), plus expenses ($1,299.00), paid to Mr. Jennings in 2004; and (vii) an amount of severance ($50,000.00) paid to Mr. Wergley pursuant to his Separation Agreement and General Release with InteliData.

For 2003, includes: (i) travel and temporary housing expenses for Mr. Dominick ($17,490) and Mr. Jennings ($59,090); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($11,866); and (iii) the amount of Company matching contributions made on behalf of the named individual under InteliData’s 401(k) Plan as follows: Mr. Dominick ($2,500), Mr. Jennings ($3,000), and Mr. Wergley ($2,585).

For 2002, includes: (i) travel and temporary housing expenses for Mr. Dominick ($53,396) and Mr. Jennings ($62,365); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($7,521); and (iii) the amount of Company matching contributions made on behalf of the named individuals under InteliData’s 401(k) Plan as follows: Mr. Dominick ($2,500), Mr. Jennings ($2,750), and Mr. Wergley ($2,366).

(3)	Ms. Kracher became an officer of InteliData in January 2004 and became an officer of InteliData in August 2004.

(4)	Mr. Jennings resigned from his position as President & Chief Operating Officer on August 15, 2004.

(5)	For 2004, consists of the fair market value of a restricted stock award on the date of the award of 25,000 shares on May 21, 2004. The award vests, subject to Ms. Kracher’s continued employment, on November 21, 2005.

(6)	For 2004, consists of the fair market value of a restricted stock award on the date of the award of 10,000 shares on May 21, 2004. The award terminated due to Mr. Jennings’ resignation. For 2003, consists of the fair market value of a restricted stock award on the date of the award of 30,000 shares on April 15, 2003. The award vested on October 15, 2004. For 2002, consists of the fair market value of a restricted stock award on the date of the award of 25,000 shares on February 21, 2002. The award vested on August 21, 2003.

(7)	Mr. Wergley resigned from his position as Vice President, General Counsel & Secretary on November 5, 2004.

(8)	Includes unused vacation pay ($11,588.47) accrued to Mr. Wergley through November 5, 2004.

(9)	For 2004, consists of the fair market value of a restricted stock award on the date of the award of 10,000 shares on May 21, 2004. The award terminated due to Mr. Wergley’s resignation. For 2003, consists of the fair market value of a restricted stock award on the date of the award of 20,000 shares on April 15, 2003. The award vested on October 15, 2004. For 2002, consists of the fair market value of a restricted stock award on the date of the award of 15,000 shares on February 21, 2002. The award vested on August 21, 2003.
      Option Grants in Fiscal Year 2004. The following table presents information regarding options granted to InteliData’s Named Executive Officers during the year ended December 31, 2004, to purchase shares of InteliData’s common stock. In accordance with SEC rules, the table shows the hypothetical “gains” or “option spreads” that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Individual Grants
						Potential Realizable
			Percentage			Value at
			of Total			Assumed Annual Rates
			Options			of Stock Price
	Number of		Granted to			Appreciation for
	Securities		Employees	Exercise		the Option Term(3)
	Underlying		in Fiscal	Price Per	Expiration
	Grants(1)		Year(1)	Share(2)	Date	5%	10%

Alfred S. Dominick	80,000	(4)	14.7%	$0.31	10/15/12	$11,841	$28,361
Karen Kracher	50,000	(4)	9.2%	1.80	01/28/12	42,971	102,923
	50,000	(4)	9.2%	0.31	10/15/12	7,401	17,726
Michael E. Jennings	—		—%	—	—	—	—
Albert N. Wergley	—		—%	—	—	—	—

(1)	The total number of options granted to employees during the year ended December 31, 2004 was 545,000.

(2)	The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the date the options were granted.

(3)	As required under SEC rules, amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of InteliData’s stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If InteliData’s stock price does not actually increase to a level above the applicable exercise price at the time of exercise, the realized value to the Named Executive Officers from these options will be zero.

(4)	These options become exercisable as follows: one-third on the first anniversary date of the grant and then ratably over 24 months.

      Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values. The following table sets forth information regarding the exercise of stock options and unexercised stock options as of December 31, 2004 granted to the Named Executive Officers. The value of unexercised in-the-money options at December 31, 2004, is calculated based on the closing price of InteliData’s common stock on December 31, 2004, which was $0.67 per share, less the aggregate exercise price of the options.

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options/SARs at		Money Options/SARs at
	Shares	Value	December 31, 2004 (#)		December 31, 2004 ($)(2)
	Acquired on	Realized(1)
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred S. Dominick, Jr.	—	—	700,000	580,000	—	28,800
Karen Kracher	—	—	—	100,000	—	18,000
Michael E. Jennings	—	—	—	—	—	—
Albert N. Wergley	2,001	1,541	—	—	—	—

(1)	Value based on last reported sale price of InteliData’s common stock on the exercise date, minus the exercise price.

(2)	Value based on last reported sale price of InteliData’s common stock on December 31, 2004 (the last trading day of the year) on the Nasdaq SmallCap Market, minus the exercise price. The last reported sale price at December 31, 2004 was $0.67 per share.
Employment and Change of Control Agreements

Employment Agreements
      Alfred S. Dominick, Jr. InteliData has an employment agreement with Alfred S. Dominick, Jr., providing that Mr. Dominick will serve as Chief Executive Officer of InteliData until April 5, 2006, unless further extended or sooner terminated as set forth in the agreement. Furthermore, InteliData will nominate and take such action as may be appropriate or necessary to seek stockholder election of Mr. Dominick to InteliData’s board of directors. Mr. Dominick has agreed to resign from the board of directors in connection with, and effective upon, termination of his employment with InteliData.
      Mr. Dominick is entitled to (i) a base salary of $375,000 per year and (ii) an annual bonus of up to 75% of his base salary. In addition, Mr. Dominick is entitled to participate in all medical, dental, life, disability, 401(k), employee stock purchase and such other fringe benefit plans or arrangements generally made available by InteliData to all salaried employees. As an inducement to his becoming an employee of InteliData, Mr. Dominick was granted options to purchase 1,200,000 shares of common stock pursuant to InteliData’s 1998 Chief Executive Officer’s Plan. The options became exercisable as to 66,667 option shares on August 17, 1999, 66,667 option shares on August 17, 2000, and 66,666 option shares on August 17, 2001. An additional 500,000 option shares became exercisable based on the achievement of designated trading prices of the common stock. The options as to an additional 500,000 option shares shall become exercisable on April 15, 2008; provided that the options shall become exercisable earlier upon the common stock trading above $25.00 per share for 60 consecutive days during the term of the options. Mr. Dominick has agreed to hold 100,000 shares of common stock for the remaining term of his employment agreement. Upon entering into the employment agreement, Mr. Dominick purchased 200,000 shares of common stock for an aggregate purchase price of $200.00.

      InteliData may terminate the agreement for “cause” (as defined in the employment agreement) or if Mr. Dominick incurs a disability that continues for a period of 180 consecutive days. Mr. Dominick may terminate the agreement upon prior written notice to InteliData or for “good reason” (as defined in the employment agreement). If InteliData terminates Mr. Dominick for other than “cause,” or if Mr. Dominick terminates the agreement for “good reason,” then Mr. Dominick is entitled to: (i) an amount equal to 12 months of his base salary then in effect; (ii) any amounts vested or payable under any deferred salary, bonus compensation or other plan; (iii) an amount equal to the highest incentive bonus paid to him during the three years immediately preceding his termination, prorated through his month of termination; and (iv) a continuation, at InteliData’s expense, of life, disability, accident and health insurance benefits for 12 months following termination. Notwithstanding the above, if, within one year of a “change of control” of InteliData (as defined in the employment agreement), Mr. Dominick’s employment is terminated by InteliData for other than “cause” or by Mr. Dominick for “good reason,” then Mr. Dominick is entitled to: (i) an amount equal to the greater of the undiscounted amount of twelve months base salary or the undiscounted remainder of his base salary for the unexpired term of the employment agreement; (ii) any amounts vested or payable under any deferred salary, bonus compensation or other plan; (iii) an amount equal to the highest incentive bonus paid to him during the three years immediately preceding his termination, prorated through his month of termination; and (iv) a continuation, at InteliData’s expense, of life, disability, accident and health insurance benefits for the greater of 12 months from termination or a period equal to the unexpired term of the employment agreement. Also, in the event of such a termination, Mr. Dominick would be entitled to immediate exercisability of his outstanding stock options, which would remain exercisable until their expiration, pursuant to the 1998 Chief Executive Officer’s Plan. Under Mr. Dominick’s employment agreement and the 1998 Chief Executive Officer’s Plan, Mr. Dominick is entitled to a gross-up payment to mitigate any parachute payment excise taxes on the above payments and benefits. Mr. Dominick’s employment agreement terminates automatically upon his death, in which case InteliData would have no further obligation to Mr. Dominick or his estate other than the disposition of life insurance, accrued and unpaid base salary, accrued vacation and bonuses and other incentive compensation earned but not paid for periods prior to the date of death.
      The employment agreement also provides that during the term of the agreement and for one year following his termination (other than in the event of termination by InteliData other than for “cause” or by Mr. Dominick for “good reason”), Mr. Dominick will not compete, directly or indirectly, with InteliData. Furthermore, pursuant to a non-solicitation provision in the employment agreement, Mr. Dominick may not solicit certain current or former employees of InteliData during the term of the agreement or for a period of two years thereafter.
      Other Named Executive Officers. InteliData has an employment agreement with Karen Kracher, which provides for her employment through August 16, 2005, unless further extended or sooner terminated as set forth in the agreement.
      Ms. Kracher is entitled to a base salary per year of not less than $200,000 and annual bonuses. In addition, Ms. Kracher is entitled to participate in all bonus and incentive compensation plans or arrangements made available by InteliData to its officers and is entitled to receive such benefits as provided to all salaried employees as well as those established by the compensation committee for InteliData’s executives. Her employment agreement terminates automatically upon her death, in which case InteliData would have no further obligation to Ms. Kracher or her estate other than the disposition of life insurance and related benefits and accrued and unpaid base salary, bonus, unreimbursed expenses and incentive compensation for periods prior to the date of death, known as the standard termination payments. InteliData may terminate the agreement for “cause” (as defined in the employment agreement) or if Ms. Kracher incurs a disability that continues for a period of 180 consecutive days or 180 days in any 365 day period. Ms. Kracher may terminate the agreement for “good reason” (as defined in the employment agreement). She may also terminate the agreement, in which case InteliData would have no further obligation to Ms. Kracher except for the standard termination payments. If InteliData terminates Ms. Kracher for other than “cause” or upon death or total disability, or if she terminates the agreement because InteliData fails to comply with the agreement or following a “change of control” of InteliData whereby Ms. Kracher’s duties are substantially diminished or she is relocated, then Ms. Kracher is entitled to: (i) the standard termination payments (which include earned and unpaid salary, additional salary in lieu of accrued and unused vacation, any unreimbursed business and entertainment expenses in accordance with InteliData’s policies and any unreimbursed employee benefit expenses that are reimbursable in accordance with InteliData’s employee benefit plans); (ii) any bonus earned but not yet paid under any bonus program then in effect; (iii) 100% of her annual base salary; and (iv) any and all options granted shall continue vesting for 12 months and be exercisable for the longer of 12 months after termination date or period for exercise as provided in her option agreement. For termination subsequent to a “change of control,” all granted but unvested options shall become immediately vested and nonforfeitable and remain exercisable for their respective remaining terms. InteliData will also continue to cover Ms. Kracher under its medical, dental, life insurance and total disability benefit plans for a period of six months at no cost to Ms. Kracher.

Change in Control Severance Agreements
      InteliData has entered into a Change in Control Severance Agreement with Mr. Dominick that provides for certain termination benefits in the event his employment is terminated by InteliData without “cause” (as defined in the Change in Control Severance Agreement) or by Mr. Dominick for “good reason” (as defined in the Change in Control Severance Agreement), and such termination occurs either (a) within 90 days before or 24 months after a “change in control” of InteliData (as defined in the Change in Control Severance Agreement) or (b) after InteliData makes a public announcement or files a report or proxy statement with the SEC disclosing a transaction which, if completed, would constitute a change in control of InteliData and before the Board of Directors determines that such transaction will not be completed or the transaction is completed.
      The termination benefits consist of:

(a) a lump-sum cash payment equal to (i) any unpaid base pay and accrued leave or vacation pay through the termination date, (ii) any unpaid annual bonus earned prior to the termination date, (iii) two times Mr. Dominick’s annual salary plus (iv) any unreimbursed expenses;

(b) acceleration of the vesting and exercisability of outstanding stock options and awards previously granted to Mr. Dominick and the extension of the period for exercising such options until their expiration date;

(c) payment or reimbursement for 18 months after termination for (i) any COBRA premiums for Mr. Dominick, his spouse and his dependents to the extent they participated in InteliData’s health and medical plan prior to termination and elect COBRA coverage or (ii) any premiums for continuation of other health and medical insurance for Mr. Dominick, his spouse and his dependents if Mr. Dominick, his spouse and his dependents did not participate in InteliData’s health and medical plan prior to termination, but InteliData was paying or reimbursing Mr. Dominick for premiums on such other health and medical insurance at the time of termination; and

(d) payment of or reimbursement for premiums for continuation of life insurance coverage for 18 months after termination if InteliData paid or reimbursed Mr. Dominick for such life insurance coverage immediately prior to his termination of employment.
      As a condition to receiving such payments and benefits, Mr. Dominick must execute a valid release and waiver of any claims against InteliData, its related entities, and their shareholders, officers, directors, employees, benefits plans, representatives, agents, successors and assigns.
      In consideration for such termination benefits, Mr. Dominick agrees during the period of employment and for a period of 12 months after termination of employment not to compete, directly or indirectly, with InteliData or any related entity, solicit employees of InteliData or any related entity, solicit any customer of InteliData or any related entity, or make disparaging comments about InteliData or any related entity.

Mr. Dominick also agrees not to disclose any secret or confidential information related to InteliData or any related entity.
      If the termination payments or benefits would be subject to change in control or parachute payment excise taxes under federal, state or local law, then the termination payments and benefits must be reduced to the largest amount that will result in no portion of the payments or benefits being subject to such taxes.
      The Change in Control Severance Agreement provides that amounts paid and benefits provided shall be construed and interpreted so that amounts are paid and benefits are provided only if and to the extent that similar amounts and benefits are not paid or provided under any other similar agreements, policies, plans, programs or arrangements of InteliData or any related entity, including any employment agreement between InteliData and Mr. Dominick. Accordingly, if similar amounts and benefits are otherwise to be provided to Mr. Dominick, then amounts payable or benefits to be provided under his Change in Control Severance Agreement shall be reduced by the amount of similar payments and benefits to be provided under such other agreement, policy, plan, program or arrangement.
      The initial term of the Change in Control Severance Agreement is through February 3, 2005, but the term automatically extends for an additional 12-month period at the end of the initial term and each annual anniversary thereafter, unless InteliData gives Mr. Dominick written notice at least 90 days prior to the end of the initial term or the applicable extended term date that the term will not be so extended.
Director Compensation
      Directors of InteliData who are not also executive officers of InteliData or of an affiliate of InteliData receive a quarterly payment of $3,000 and $500 for each board of directors meeting attended, excluding telephonic meetings. They are also reimbursed for usual and ordinary expenses of meeting attendance. Under InteliData’s Non-Employee Directors’ Stock Option Plan, each non-employee director is offered options to purchase 6,000 shares of common stock following InteliData’s annual meeting of stockholders. The exercise price for any option grants under this plan is the average closing price of the common stock during the 30 trading days immediately preceding the date of grant. Options granted under this plan vest in 12 equal monthly installments during the non-employee director’s continued service on the board of directors. The option price may be paid in cash, by surrendering shares of common stock or by a combination of cash and common stock. All options expire 10 years after their grant. Up to 200,000 shares of common stock may be issued under this plan, subject to certain adjustments.
      Mr. Jennings, in addition to the foregoing, received $3,333.33 per month in consulting fees pursuant to the Consultant Agreement, dated August 16, 2004, between InteliData and Mr. Jennings. As a consultant, Mr. Jennings provided InteliData approximately 35 hours of services per month. The Consultant Agreement was terminated on February 28, 2005. InteliData also entered into a separation agreement and general release with Mr. Jennings, dated August 16, 2004. The separation agreement and general release provides for payment of the following severance benefits and consideration to Mr. Jennings: current full salary and accrued and unused vacation pay through August 15, 2004; continued vesting of all Mr. Jennings’s stock options and awards until October 31, 2004; an automobile that was purchased by InteliData and was titled in Mr. Jennings’s name and, upon a “change of control” of InteliData that occurs before August 16, 2005, a severance payment of $200,000.00 in cash to be paid within 30 days of the date of such “change of control.”
Compensation Committee Interlocks and Insider Participation
      No member of the compensation committee was, during the last fiscal year, an officer or employee of InteliData nor was formerly an officer of InteliData. There are no compensation committee interlocks between InteliData and other entities involving InteliData’s executive officers and members of the board of directors who serve as executive officer or board member of such other entities.

Principal Stockholders
      The following table sets forth information as of June 27, 2005, before giving effect to the consummation of the merger, regarding beneficial ownership of InteliData’s common stock by (i) each person who is known to InteliData to own beneficially more than five percent of InteliData’s common stock, (ii) each director of InteliData, (iii) each of the Named Executive Officers, and (iv) all current directors and the executive officers of InteliData as a group. Beneficial ownership is determined in accordance with the rules of the SEC and is generally based on voting or investment power with respect to the securities. This table is based on information supplied by officers, directors, Schedules 13D and 13G, and Forms 3 and 4 filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed to be outstanding if the options are exercisable within 60 days of the date of this table. The shares subject to options are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in this table are based on a total of 51,128,492 shares of common stock outstanding on June 14, 2005. Except as indicated in the footnotes below, InteliData believes, based on information furnished to it and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o InteliData Technologies Corporation, 11600 Sunrise Valley Drive, Reston, Virginia 20191.

	InteliData Shares		Percentage of Shares
Name of Stockholder	Beneficially Owned		Outstanding

MMCAP International Inc. SPC	3,197,613	(1)	6.3%
PO Box 32021 SMB, Anchorage Centre, 2nd Floor
Grand Caymen, Caymen Islands, BWI
John H. Timmis	3,085,000	(2)	6.0%
28 Hawley Road
North Salem, NY 10560
Alfred S. Dominick, Jr.	804,600	(3)	1.6%
Karen A. Kracher	45,832	(4)	*
Monique L. Marcus	5,000		*
Albert N. Wergley	69,744		*
Michael E. Jennings	94,750		*
Norman J. Tice	66,000	(5)	*
L. William Seidman	61,000	(6)	*
Patrick F. Graham	50,500	(7)	*
Neal F. Finnegan	34,000	(8)	*
Directors and Executive Officers as a Group (9 persons)	1,231,426	(9)	2.4%

*	Less than one percent.

(1)	As reported in the Schedule 13G filed with the SEC on June 28, 2005, and includes 3,197,613 shares with sole voting and dispositive power.

(2)	As reported in the Schedule 13G/A filed with the SEC on April 8, 2003, and includes 1,805,000 shares with sole voting and dispositive power and 1,280,000 shares with shared voting and dispositive power.

(3)	Includes 700,000 shares of common stock issuable upon the exercise of options.

(4)	Includes 20,832 shares of common stock issuable upon the exercise of options.

(5)	Includes 36,000 shares of common stock issuable upon the exercise of options.

(6)	Includes 48,000 shares of common stock issuable upon the exercise of options.

(7)	Includes 40,500 shares of common stock issuable upon the exercise of options.

(8)	Includes 24,000 shares of common stock issuable upon the exercise of options.

(9)	Includes 869,332 shares of common stock issuable upon the exercise of options.

Certain Transactions
      Employee Loan. On December 21, 1999, InteliData provided a loan of $82,838 to Alfred S. Dominick, Jr., President and Chief Executive Officer of InteliData, pursuant to a Secured Promissory Note, due on the earlier of December 22, 2004, or 90 days after the termination of Mr. Dominick’s employment with InteliData. As security for the loan, Mr. Dominick has pledged 200,000 shares of InteliData’s common stock owned by him.
      As of December 15, 2004, the outstanding balance on this loan was $105,229.49. On December 15, 2004, in anticipation of the upcoming maturity of the Amended and Restated Secured Promissory Note, the compensation committee determined that InteliData would exercise its rights under the pledge to acquire the 200,000 shares of common stock in satisfaction of $100,000 of the loan (200,000 × $0.50 (the closing share price on the Nasdaq SmallCap Market on December 15, 2004)). The compensation committee determined to forgive the remaining $5,229.49 of the loan, and the audit committee ratified the determination of the compensation committee on December 29, 2004.
      Director and Officer Indemnification. InteliData’s certificate of incorporation and bylaws contain provisions limiting the liability of its officers and directors.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, InteliData has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and therefore may be unenforceable.
      InteliData has entered into non-competition, non-solicitation and confidentiality agreements with all its executive officers.
Expenses of Solicitation
      The cost of solicitation of proxies for the annual meeting will be paid by InteliData. In addition to solicitation of proxies by mail, the officers, directors and regular employees of InteliData may solicit proxies on behalf of the board of directors in person or by telephone, facsimile, telex or telegraph. InteliData has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Co., Inc. will receive a fee for its services of $5,500 and expense reimbursement. No additional compensation will be received by any officer, director or employee of InteliData in connection with any such proxy solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested by InteliData to forward proxy soliciting material to beneficial owners of shares held of record by them and, upon request, InteliData may reimburse them for reasonable out-of-pocket expenses incurred in doing so.
Householding Information
      Unless it has received contrary instructions, InteliData may send a single copy of its annual report, proxy statement and notice of annual meeting to any household at which two or more stockholders reside if InteliData believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce InteliData’s expenses. However, if you prefer to receive multiple sets of InteliData’s annual disclosure documents at the same address this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of InteliData’s annual disclosure documents, follow these instructions:
      If your shares are registered in your own name, please contact InteliData at its executive offices at 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, Attention: Corporate Secretary, to inform it of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
LEGAL MATTERS
      The validity of the shares of Corillian common stock offered by this proxy statement/ prospectus will be passed upon for Corillian by Perkins Coie LLP, counsel for Corillian.
      Perkins Coie LLP, counsel for Corillian, and Hunton & Williams LLP, counsel for InteliData, will pass upon certain U.S. federal income tax consequences of the merger for Corillian and InteliData, respectively.
EXPERTS
      The consolidated financial statements of Corillian Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of InteliData Technologies Corporation and subsidiaries incorporated in this proxy statement/ prospectus by reference from InteliData’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph raising substantial doubt about InteliData’s ability to continue as a going concern and include an explanatory paragraph regarding the restatement of the 2003 and 2002 consolidated financial statements; (2) express an unqualified opinion on management’s assessment that InteliData did not maintain effective internal control over financial reporting; and (3) express an adverse opinion on the effectiveness of internal control over financial reporting due to the existence of material weaknesses), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
OTHER MATTERS
      As of the date of this document, the InteliData board of directors does not know of any other business to be presented for consideration at the annual meeting. If other matters properly come before the annual meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.
      In addition to solicitation of proxies by mail, directors, officers and regular employees of InteliData (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise.
STOCKHOLDER PROPOSALS
      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in InteliData’s proxy statement and for consideration at the 2006 annual meeting of stockholders by submitting their proposals to InteliData in a timely manner. In order to be considered for the 2006 annual meeting of stockholders, stockholder proposals must be received in InteliData’s headquarters, attention of the Secretary, 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, no later than December 31, 2005, and must have complied with the requirements of Rule 14a-8 of the Exchange Act.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows Corillian and InteliData to “incorporate by reference” information into this proxy statement/ prospectus. This means that Corillian and InteliData can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/ prospectus incorporates by reference the documents set forth below that Corillian and InteliData have previously filed with the SEC, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act. These documents contain important information about Corillian and InteliData and their financial performance.

Corillian SEC Filings (File No. 000-29291)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2004 (as filed on March 16, 2005)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005 (as filed on May 10, 2005)
Current Reports on Form 8-K	Filing dated February 8, 2005; filing dated February 17, 2005; filing dated April 1, 2005; filing dated April 5, 2005; filing dated July 7, 2005
Definitive Proxy Statement on Schedule 14A	Filing dated April 8, 2005
Description of Corillian Capital Stock included in its Registration Statement on Form S-1/A (File No. 333-95513) incorporated by reference in its Registration Statement on Form 8-A filed with the SEC on February 2, 2000, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description and as amended by the description of Corillian’s common stock to the extent discussed herein
Filing dated April 11, 2000

InteliData SEC Filings (File No. 000-21685)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2004 (as filed on March 31 2005)
Amended Annual Reports on Form 10-K/A	Fiscal year ended December 31, 2004 (as filed on May 2, 2005 and July 7, 2005)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005 (as filed on May 10, 2005)
Current Reports on Form 8-K	Filing dated March 14, 2005; filing dated April 1, 2005; filing dated June 16, 2005
      In addition, all documents filed (but not furnished) by Corillian and InteliData pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/ prospectus and before the date of the InteliData annual meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/ prospectus from the date of filing of those documents.

WHERE YOU CAN FIND MORE INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Corillian and InteliData from other documents that are not included in or delivered with this proxy statement/ prospectus. See “Incorporation of Certain Documents by Reference” on page 88. Documents incorporated by reference are available from Corillian and InteliData without charge, excluding all exhibits, unless Corillian or InteliData has specifically incorporated by reference an exhibit in this proxy statement/ prospectus. You may obtain the documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Corillian or InteliData at the following addresses and telephone numbers:
Corillian Corporation
Attn: Corporate Secretary
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
InteliData Technologies Corporation
Attn: Corporate Secretary
11600 Sunrise Valley Drive
Reston, Virginia 20191
(703) 259-3000
      If you would like to request any documents from Corillian, please do so by August 11, 2005, in order to receive them before the InteliData annual meeting.
      Corillian and InteliData file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information (as well as documents incorporated by reference herein) may be inspected and copied at the following public reference facilities maintained by the SEC:
Public Reference Room
450 Fifth Street, NW
Washington, D.C. 20549
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661
      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Corillian and InteliData. The address of the SEC website is www.sec.gov. These materials may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, NW, Washington, D.C. 20006.
      Corillian filed a registration statement on Form S-4 to register with the SEC the issuance of Corillian common stock in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Corillian. As permitted by SEC rules, this proxy statement/ prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.
      WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS INVOLVING OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.
      THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT/ PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Corillian or InteliData. Such information can be found elsewhere in this proxy statement/ prospectus and in the public filings each of Corillian and InteliData makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties Corillian and InteliData made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by InteliData to Corillian in connection with signing the merger agreement. While neither Corillian nor InteliData believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in InteliData’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in InteliData’s public disclosures.

EXHIBIT LIST

5.14	Form of Agreement to Facilitate Merger
6.2(n)(A)	FIRPTA Notice to IRS
6.2(n)(B)	FIRPTA Notification Letter

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 31, 2005, by and among Corillian Corporation, an Oregon corporation (the “Parent”), Wizard Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”), and InteliData Technologies Corporation, a Delaware corporation (the “Company”).
      WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that an acquisition of the Company by the Parent is advisable and in the best interests of their respective stockholders;
      WHEREAS, in furtherance of the acquisition of the Company by the Parent, the Boards of Directors of the Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein, whereby each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined below), shall be converted into the right to receive shares of common stock, no par value, of the Parent (the “Parent Common Stock”), and certain cash consideration as described in Article 2 below;
      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);
      WHEREAS, officers and directors of the Company have, to induce the Parent to execute this Agreement, executed and delivered to the Parent the Agreements to Facilitate Merger described in Section 5.14;
      WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
      WHEREAS, capitalized terms shall have the meaning set forth in this Agreement, including the meanings set forth in Article 8.
      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:
Article 1.
THE MERGER
      1.1.     The Merger.
      Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Company shall be merged with and into Merger Sub in accordance with the provisions of Delaware Law, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).
      1.2.     Closing of the Merger.
      The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Perkins Coie LLP, 1120 NW Couch Street, Portland, Oregon, or at such other place as the parties hereto may agree.

      1.3.     Effective Time.
      At the time of the Closing, the Company and Merger Sub shall file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of Delaware Law and in form and substance acceptable to the Parent (the “Certificate of Merger”). The Merger shall become effective at the time such filing is made or, if agreed to by the Parent and the Company, at such later time or date set forth in the Certificate of Merger (the “Effective Time”).
      1.4.     Effects of the Merger.
      The Merger shall have the effects set forth under Delaware Law. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all the restrictions, disabilities, and duties, of the Company and Merger Sub, all as more fully described under Delaware Law.
      1.5.     Certificate of Incorporation and Bylaws of the Surviving Corporation.
      The Certificate of Incorporation of Merger Sub shall, by virtue of the Merger, become and thereafter be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with such Certificate of Incorporation and Delaware Law. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and Delaware Law.
      1.6.     Directors and Officers of the Surviving Corporation.
      The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall be duly elected and qualified or appointed.
Article 2.
CONVERSION OF SECURITIES
      2.1.     Conversion of Capital Stock.
      At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall continue to remain issued and outstanding.

(b) Cancellation of Parent Owned Stock and Treasury Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then held by the Parent, the Company or their direct or indirect wholly-owned subsidiaries (collectively, the “Cancelled Shares”) shall be canceled without payment of any consideration therefor and without any conversion thereof.

(c) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Cancelled Shares and any Dissenting Shares (as defined and to the extent provided in Section 2.2(a) hereof), shall be converted into the right to receive (i) the fraction of a share (subject to adjustment as provided below) of Parent Common Stock equal to the Exchange Ratio, and (ii) the Per Share Cash Consideration, without interest (the “Cash Consideration”), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.3(g) hereof (such shares and cash, as adjusted pursuant to the following paragraph, the “Merger Consideration”). Each share of Company Common Stock shall thereafter cease to be outstanding and cease to exist, and each holder of Company Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to the

Company Common Stock and each certificate formerly representing shares of Company Common Stock (other than the Cancelled Shares) shall thereafter represent only the right to receive the Merger Consideration.

(d) Adjustments to Exchange Ratio. An appropriate adjustment shall be made to the Exchange Ratio in the event that, prior to the Effective Time, the outstanding shares of Parent Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Parent’s capitalization.

      2.2.     Appraisal Rights.
      (a) Notwithstanding any provision of this Agreement to the contrary other than Section 2.2(b), any shares of Company Common Stock held by a holder who is entitled to and has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1(c), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.
      (b) Notwithstanding the provisions of Section 2.2(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.1(c) without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 2.3.
      (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.
      2.3.     Exchange of Certificates.
      (a) Prior to the Effective Time, the Parent shall appoint the Parent’s stock transfer agent or such other person as the Parent may select to act as exchange agent for the exchange of Parent Common Stock upon surrender of Certificates (the “Exchange Agent”). Promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 2 through the Exchange Agent, (i) certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(c)(i), and (ii) the amount of cash payable pursuant to Section 2.1(c)(ii) as of the Effective Time and, thereafter, cash from time to time as required to make payments in lieu of fractional shares pursuant to Section 2.3(g) (such cash and certificates for Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver (x) the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.1(c)hereto, and (y) such cash as may be required to make payments in lieu of any fractional shares out of the Exchange Fund. Except as contemplated by Section 2.3(h), the Exchange Fund shall not be used for any other purpose.
      (b) As promptly as reasonably practicable after the Effective Time, but in no event later than ten business days thereafter, the Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares) of Company Common Stock (each, a “Certificate” and collectively, the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Exchange Agent shall reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, and (iii) such notification as may be required under the DGCL to be given to the holders of Dissenting Shares.
      (c) Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) the Cash Consideration, (ii) one or more of the Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Certificate(s) shall have been converted pursuant to Section 2.1(c), and (iii) if applicable, a bank check for fractional shares pursuant to Section 2.3(g), to be distributed as soon as practicable after the Effective Time, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, Parent Common Stock (and any Cash Consideration and any cash paid for fractional shares pursuant to Section 2.3(g)) may be issued or paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
      (d) Whenever a dividend or other distribution is declared by the Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distribution in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions pertaining to Parent Common Stock with a record date on the same date as or after the Effective Time shall be paid to any holder of shares of Company Common Stock who have not surrendered their Certificates for exchange, until the holder of such Certificates shall have exchanged such Certificates in accordance with Section 2.3(c) hereof. Subject to the effect, if any, of applicable Law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that are payable to persons who were holders of record of Parent Common Stock as of a record date that is prior to the date of the Effective Time.
      (e) All shares of Parent Common Stock issued upon the surrender for exchange of the Certificates in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.3(g)hereof) and the Cash Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Certificates.
      (f) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.
      (g) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution of the Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled, by (ii) the Parent Average Stock Price. The Parent will make available to the Exchange Agent any cash necessary for this purpose.
      (h) Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock six (6) months after the Effective Time shall be delivered to Parent, upon demand by Parent. Any holder of Certificates who have not theretofore complied with Section 2.2(a) shall thereafter look only to Parent for the portion of the Merger Consideration represented by the Certificates to which such holder is entitled pursuant to Section 2.1(c) hereof. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest or any person previously entitled thereto.
      (i) To the fullest extent permitted by Law, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (j) Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Exchange Agent, as the case may be.
      (k) If any Certificate shall have been lost, stolen or destroyed, upon the delivery to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Parent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.3(g) hereof.
      2.4.     Stock Options
      As soon as practicable following the Closing, but effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time (including, specifically and without limitation, every option outstanding under any Company Stock Plan) and that has not been exercised prior to the Effective Time, shall be terminated. No options or Company Stock Plan will continue after the Effective Time or be assumed or continued by Parent or the Surviving Corporation. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options, as contemplated by this Section 2.4.
      2.5.     Warrants
      Each warrant to purchase shares of Company Common Stock (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to purchase shares of Company Common Stock and shall be converted, at the Effective Time, into a warrant to purchase shares of Parent Common Stock (a “Parent Warrant”) on substantially the same terms and conditions as were applicable under such Company Warrant. The number of shares of Parent

Common Stock subject to each such Parent Warrant shall be the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Warrant shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Warrant divided by the Exchange Ratio.
Article 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      As a material inducement to the Parent and Merger Sub to enter into this Agreement, with the understanding that the Parent and Merger Sub shall be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to the Parent and Merger Sub, except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the section and subsection numbers of this Article 3 to which the disclosures pertain and which disclosures relate only to the representations and warranties set forth in the section or subsection of this Agreement to which such section of the Company Disclosure Schedule expressly relates and not to any other representation and warranty contained in this Agreement (except to the extent that one section of the Company Disclosure Schedule specifically refers to another section thereof), as follows:
      3.1.     Organization and Qualification.
      (a) The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (i) makes such qualification necessary and (ii) where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect.
      (b) Section 3.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of incorporation. Except for the capital stock of the Company Subsidiaries owned by the Company, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other interest in any person. The Company wholly owns each Company Subsidiary.
      3.2.     Charter and Bylaws.
      The Company has furnished or made available to the Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.
      3.3.     Capitalization.
      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000 shares of Preferred Stock of the Company, par value $0.001 per share (the “Company Preferred Stock”). As of the date hereof, there are (i) 51,133,492 shares of Company Common Stock issued and outstanding; (ii) no shares of Preferred Stock issued and outstanding; (iii) 1,034,784 shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company; (iv) no shares of Company Common Stock or Company Preferred Stock owned by the Company Subsidiaries; and (v) 3,964,015 shares of Company Common Stock reserved for future issuance pursuant to Company Stock Plans (including 3,034,397 shares subject to outstanding Company Options, which includes 45,000 restricted stock awards that will vest immediately prior to the Effective Time). Except (1) as set forth in this Section 3.3(a), (2) as set forth in Section 3.3(a) of the Company’s Disclosure Schedule, including the Employee Stock Purchase Plan set forth therein (“ESPP”) and (3) as provided in the Rights Plans (as defined in Section 3.28 hereof), there are no outstanding (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (y) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (z) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of the Company Subsidiaries to make any payments based on the price or value of shares of the Company’s capital stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws (or applicable exemptions thereunder).
      (b) Section 3.3(b) of the Company Disclosure Schedule accurately sets forth (A) a list of all Company Stock Plans and information regarding the exercise price, the date of grant or issuance and the number of underlying securities issuable in respect of each Company Option, and (B) a list of all Warrants outstanding and information regarding the holder, the exercise price, the expiration date and the number and type of securities into which the warrants are exercisable. All securities of the Company subject to issuance upon exercise of Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, no consent of holders of any Company Options is required to carry out the Merger and the other transactions contemplated by this Agreement, including, without limitation, the matters contemplated by Section 2.4 and Article 1. All actions, if any, required on the part of the Company under the Company Options to allow for the treatment of Company Options as is provided in Section 2.4 and Article 1, have been, or prior to the Closing shall be, validly taken by the Company. The Company has delivered or made available to the Parent complete and correct copies of the Company Stock Plans and all forms of Company Options and agreements under any such plans.
      (c) Except as contemplated by this Agreement, the Company is not under any obligation to repurchase, redeem or otherwise acquire any securities of the Company or of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. As of the date of this Agreement and except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party, or, to the Knowledge of the Company, to which persons other than the Company are parties, that relate to the voting or control of any outstanding shares of the Company’s capital stock.
      (d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary, free and clear of all Encumbrances. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary (or obligations of the Company or any Company Subsidiary to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Company Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any of Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
      3.4.     Company SEC Reports; Financial Statements.
      (a) The Company has filed with the SEC, at or prior to the time due (including by proper extension pursuant to Rule 12b-25), and has heretofore made available to the Parent true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the “Company SEC Reports”) it filed or was required to file with the SEC since January 1, 2002. As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Reports. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Section 3.4(a) of the Company Disclosure Schedule lists all comment letters or other correspondence received by the Company from the Staff of the SEC since January 1, 2002 with respect to any Company SEC Report or otherwise and all responses to such comment letters or correspondence by or on behalf of the Company, copies of all of which have been provided to the Parent.
      (b) To the extent required in connection with the Company SEC Reports, the Company’s Chief Executive Officer and Chief Financial Officer have signed, and the Company has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Company’s Knowledge is any such notice or action threatened.
      (c) Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Neither the Company nor any Company Subsidiary has, nor does the Company or any Company Subsidiary have any Knowledge of any basis for, any material liabilities or obligations individually or in the aggregate (whether absolute, accrued, contingent, or otherwise) of any nature, other than liabilities or obligations (i) accrued or reserved against in the most recent consolidated balance sheet of the Company included in the Company SEC Reports, (ii) specifically disclosed in this Agreement, or (iii) incurred in the ordinary course of business consistent with past practice since the date of the balance sheet included in the most recent Company SEC Report (none of which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or are in such amounts as to be materially greater than the liabilities or obligations set forth in the balance sheet most recently filed with the SEC prior to the date of this Agreement).
      (d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Company has not been notified by its independent auditors or by the staff of the SEC that such auditors or staff of the SEC, as the case may be, are of the view that any financial statements included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would be materially adverse to the Company. As of the date hereof, the Company has complied in all material respects with the listing and other standards of Nasdaq applicable to it (other than failing to meet the minimum per share price qualification of the Nasdaq SmallCap Market).
      (e) Prior to the execution of this Agreement, the Company has delivered to the Parent its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”) in its final form, and no changes or modifications to the 2004 Form 10-K will be required or made prior to filing with the SEC. The 2004 Form 10K complies in all material respects with all applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to the 2004 Form 10-K.
      3.5.     Controls.
      Except as set forth in Section 3.5 of the Company Disclosure Schedule:

(a) Each of the Company and the Company Subsidiaries has internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and such internal control over financial reporting is effective. Since January 1, 2002, there has been no material change in the internal control over financial reporting of the Company and the Company Subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has not been notified by its independent auditor that there is any significant deficiency or material weakness in the Company’s internal control over financial reporting. The Company has delivered to Parent complete and accurate copies of any management letter or similar correspondence from any independent auditor since January 1, 2002, of the Company or any of the Company Subsidiaries.

(b) The Company maintains disclosure controls and procedures required under the Exchange Act effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures and internal controls over financial reporting.
      3.6.     Information Supplied.
      The proxy statement/ prospectus included as part of the Registration Statement (such proxy statement/ prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company’s stockholders included therein are referred to in this Agreement as the “Proxy Statement/ Prospectus”) shall not, at the time the Proxy Statement/ Prospectus is first mailed and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement/ Prospectus shall be mailed, which has become false or misleading, except that no representation or warranty is made by the Company with respect to any information regarding and supplied in writing by the Parent, Merger Sub or any Affiliate of the Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement/

Prospectus. The Proxy Statement/ Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
      3.7.     Authorization and Enforceability.
      The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval and the approvals set forth in Section 3.7 of the Company Disclosure Schedule, the corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and unanimously approved by the Company’s Board of Directors and no other corporate proceedings on the part of the Company (other than Company Stockholder Approval) or any Company Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies. Under applicable Law, the Company’s Certificate of Incorporation and Nasdaq rules, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required for the stockholders of the Company to approve the Merger and, except as set forth in Section 3.7 of the Company Disclosure Schedule no holders of any other Company Securities are entitled to any vote or consent regarding the Merger, this Agreement or any of the transactions contemplated hereby.
      3.8.     Absence of Certain Changes or Events.
      Except as contemplated hereby or as disclosed in the Company SEC Reports or Section 3.8 of the Company Disclosure Schedule, since January 1, 2005, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been:

(a) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary (other than any wholly owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

(c) any split, combination or reclassification of any of its capital stock;

(d) any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company or any Company Subsidiary (other than any wholly owned subsidiary);

(e) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money, other than trade payables incurred in the ordinary course of business and consistent with past practice;

(f) any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP and concurred with by the Company’s independent public accountants;

(g) any election or change in any election concerning Taxes, any adoption or change in any Tax accounting method or practice, or any change in any Tax accounting period;

(h) any issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans and the Company Options in the ordinary course of business and consistent with past practice;

(i) any acquisition or disposition of assets material to the Company and the Company Subsidiaries (except for sales of inventory in the ordinary course of business consistent with past practice), any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business), or any merger or consolidation with any third party, by the Company or any Company Subsidiary;

(j) any creation or assumption by the Company or any Company Subsidiary of any Encumbrance on any asset other than in the ordinary course of business and consistent with past practice;

(k) any capital expenditure or expenditures in excess of $15,000 individually or $50,000 in the aggregate, other than capital expenditures made in the ordinary course of business;

(l) any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its material tangible property;

(m) any increase in the base salary of any officer or employee of the Company, other than increases in the base salary of non-officer employees in the ordinary course of business and consistent with past practice;

(n) any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance or other similar plan or any outstanding option, award, or benefit thereunder for the benefit of any of its directors, officers or employees;

(o) entry by the Company into any joint venture, partnership or similar agreement with any person other than a Company Subsidiary; or

(p) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.
      3.9.     Consents and Approvals.
      Except as set forth in Section 3.9 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not: (a) violate any provision of the Certificate of Incorporation, Bylaws, or other governing document of the Company or any Company Subsidiary; (b) violate any Law or Order by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or of any material license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its material properties or assets may be bound. Except as set forth in Section 3.9 of the Company Disclosure Schedule, no filing with or permit, consent, or approval of any Governmental Entity or any other Person is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act and state securities laws; (ii) the Company Stockholder Approval; (iii) the filing and recordation of the Certificate of Merger as required by Delaware Law; and (iv) applicable notices to Nasdaq.
      3.10.     Permits.
      Each of the Company and the Company Subsidiaries is in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits could not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of such Permits could not reasonably be expected to have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Schedule lists all material Permits of the Company and the Company Subsidiaries, and the Company has made available to the Parent all other Permits of the Company and the Company Subsidiaries.
      3.11.     Compliance with Laws.
      Except as set forth in Section 3.11 of the Company Disclosure Schedule, all activities of the Company and each Company Subsidiary have been, and are currently being, conducted in all material respects in compliance with all applicable Laws and Orders. To the Knowledge of the Company, (a) no investigation or review by any Governmental Entity with respect to the Company is pending or threatened or has been undertaken within the past five (5) years and (b) no Governmental Entity has indicated an intention to conduct the same.
      3.12.     Litigation.
      Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no material suits, actions or proceedings pending or, to the Knowledge of the Company, threatened (in any manner) against or affecting the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that contains ongoing material obligations, restricts the activities of the Company or any Company Subsidiary going forward or could reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.
      3.13.     Employee Benefit Matters.
      (a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans. Neither the Company nor any Company Subsidiary has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any Company Subsidiary or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the fiscal year ended December 31, 2004. The terms of each Employee Benefit Plan permit the Company or relevant Company Subsidiary, as applicable, to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense other than for the ordinary accrual of benefits as of the date of termination. None of the rights of the Company or any Company Subsidiary under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.
      (b) The Company has delivered to Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto since the inception of the particular Employee Benefit Plan), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series), filed with respect to such Employee Benefit Plan, together with all schedules and audit reports required with respect thereto; (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) all contracts and agreements (and any amendments thereto since the inception of such Employee Benefit Plan) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vi) all written communications during the last three years relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in material liability to the Company or any Company Subsidiary; (vii) all material correspondence to or from any Governmental Entity relating to such Employee Benefit Plan; (viii) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including, without limitation, all COBRA and HIPAA forms and notices; (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (x) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.
      (c) With respect to each Employee Benefit Plan, except as set forth in Section 3.13(c) of the Company Disclosure Schedule: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA and the Code; (iii) the Company, each Company Subsidiary, each of their respective directors, officers, employees, representatives and agents, and, to the Knowledge of the Company, all other Persons (including, without limitation, all other fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iv) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Entity or distributed to any Employee Benefit Plan participant have been properly prepared and duly filed or distributed in a timely manner; (v) none of the Company, any Company Subsidiary, any of their respective directors, officers, employees, representatives or agents, or, to the Knowledge of the Company, any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) neither the Company nor any Company Subsidiary has incurred, and there exists no condition or set of circumstances in connection with which the Company, any Company Subsidiary, the Surviving Corporation or Parent could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.
      (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, each Employee Benefit Plan that is intended to be qualified under Sectio 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA,” and all subsequent legislation, or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, nothing has occurred, or is reasonably expected by the Company or any Company Subsidiary to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.
      (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, all contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the balance sheet most recently filed with the SEC prior to the date of this Agreement. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.
      (f) Except with respect to one another, neither the Company nor any Company Subsidiary is, or has ever been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.
      (g) Neither the Company nor any Company Subsidiary sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.
      (h) None of the Company, any Company Subsidiary or any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any Company Subsidiary, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or other applicable Law that is paid for solely by the relevant individual, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the balance sheet most recently filed with the SEC prior to the date of this Agreement.
      (i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of the Company, is there a basis for any such action, suit or claim. Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Knowledge of the Company, no such action is contemplated or under consideration by any Governmental Entity.
      (j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any Company Subsidiary, the Surviving Corporation, Parent or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company, any Company Subsidiary, the Surviving Corporation or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual. Section 3.13(j) of the Company Disclosure Schedule sets forth all payments, benefits, acceleration provisions and other rights to which an employee, director, consultant, or former employer, director or consultant may become entitled upon his or her termination in connection with or subsequent to the consummation of the transactions contemplated by this Agreement.
      (k) No “leased employee,” as defined in Section 414(n) of the Code, performs, or has ever performed, services for the Company or any Company Subsidiary.
      3.14.     No Excess Parachute Payments.
      No amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect or in effect as of the Closing Date is reasonably expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
      3.15.     Employees.
      (a) Section 3.15(a) of the Company Disclosure Schedule sets forth (i) all Company and Company Subsidiary employees, as well as independent contractors and leased employees, as of the date hereof, including their respective name, job title or function, and location, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of all Company and Company Subsidiary employees; (ii) the names of all former officers of the Company or of any Company Subsidiary whose employment with the Company or such Company Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (iii) the names of the current officers (with all positions and titles indicated) and directors of the Company and of each Company Subsidiary. All current and former employees, independent contractors and leased employees have been properly classified as such by the Company or the Company Subsidiaries.
      (b) The Company and the Company Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, collective bargaining and the payment of social security and other taxes.
      (c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has labor relations problems or employment-related complaints or charges pending or, to the Knowledge of the Company, threatened or reasonably expected to arise against the Company or the Subsidiaries with the Equal Employment Opportunity Commission, Department of Labor, or any other comparable state or local agency and the Company’s and Subsidiaries’ labor relations are satisfactory.
      (d) There are no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of the Company, any threats thereof, by or with respect to any employees of the Company or the Company Subsidiaries.
      (e) There are no workers’ compensation claims pending against the Company or the Company Subsidiaries nor, to the Knowledge of the Company, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.
      (f) To the Knowledge of the Company, no employee, independent contractor or leased employee of the Company or the Company Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company or the Company Subsidiaries.
      3.16.     Property and Leases.
      (a) The Company and the Company Subsidiaries have sufficient title or leasehold interests to all their tangible properties and assets to conduct their respective businesses as currently conducted. Neither the Company nor any Company Subsidiary owns any real property.
      (b) Section 3.16(b) of the Company Disclosure Schedule lists all leases for real or material personal property to which the Company or any Company Subsidiary is a party and includes the termination date for such leases and the amount of annual payments under the leases. All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or any Company Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Company Subsidiary, which would permit any such lease to be terminated by the other party thereto. No consent, waiver, approval or authorization is required under any lease for real or material personal property to which the Company or any Company subsidiary is a party as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
      3.17.     Intellectual Property Rights.
      (a) Section 3.17(a) of the Company Disclosure Schedule lists all Company Intellectual Property that is registered with U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and that: (i) is owned by, licensed to or otherwise controlled by the Company and the Company Subsidiaries; or (ii) is used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted. Section 3.17(a) of the Company Disclosure Schedule also lists all Company Intellectual Property that has been licensed to or from third parties or the public (in the case of open source software). The Company has delivered or made available to the Parent complete and accurate copies of correspondence, litigation documents, legal opinions, agreements, file histories and office actions relating to the patents and patent application listed on Section 3.17(a) of the Company Disclosure Schedule. Each item of Company Intellectual Property owned or used or contemplated to be used by the Company or the Company Subsidiaries immediately prior to the Effective Time hereunder shall be owned or available for use by the Parent or its subsidiaries on identical terms and conditions immediately after the Effective Time.
      (b) The Company and the Company Subsidiaries own, free and clear of any Encumbrance, other than pursuant to the license agreements or other contracts to which the Company is a party, and possess all right, title and interest, or hold a valid license, in and to all Company Intellectual Property, and have taken all reasonable action to protect the Company Intellectual Property. To the Knowledge of the Company, all patents included in the Company Intellectual Property are valid and enforceable. To the Knowledge of the Company, the Company Intellectual Property owned or licensed by the Company is sufficient for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and as it is currently contemplated to be conducted. There are no royalties, fees, honoraria or other payments payable by the Company or any of the Company Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property other than as set forth in Section 3.17(b) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property.
      (c) Section 3.17(c) of the Company Disclosure Schedule lists the Internet domain names included in the Company Intellectual Property. The Company or one of the Company Subsidiaries is the registrant and sole legal and beneficial owner of the Internet domain names included in the Company Intellectual Property, free and clear of any Encumbrance. The Company or one of the Company Subsidiaries is the registered owner of the trademarks underlying each of the domain names included in the Company Intellectual Property. The Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Company Intellectual Property. The Company has operated the websites identified in Section 3.17(c) of the Company Disclosure Schedule.
      (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property on behalf of the Company or any of the Company Subsidiaries and all officers and technical employees of the Company or the Company Subsidiaries either (i) have been a party to “work-for-hire” arrangements or agreements with the Company or one or more of the Company Subsidiaries in accordance with applicable Law that has accorded the Company or the Company Subsidiaries effective and exclusive ownership of all Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or one or more the Company Subsidiaries as assignee that have conveyed to the Company or one or more of the Company Subsidiaries effective and exclusive ownership of all Intellectual Property arising thereby.
      (e) To the Knowledge of the Company, the use of the Company Intellectual Property in the conduct of the Company’s and the Company Subsidiaries’ businesses has not infringed, misappropriated or conflicted with and does not and will not infringe, misappropriate or conflict with any Intellectual Property right of any other Person, nor has the Company or any Company Subsidiary received any notice (written or oral) of any infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property right of any third party. Except in connection with litigation initiated by the Company to enforce its rights in the Company Intellectual Property disclosed in Section 3.17(e) of the Company Disclosure Schedule, no claim (written or oral) by any Person contesting the validity of any Company Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Company, is threatened. To the Knowledge of the Company, no Person is infringing any Intellectual Property right of the Company or any Company Subsidiary.
      (f) For purposes of this Section 3.17, the term “Knowledge” shall not include knowledge that could have been possessed by the Company if it had performed a right to use, clearance or freedom to operate search concerning the Intellectual Property rights of the Company, any Company Subsidiary or any other Person, unless the Company otherwise possesses such Knowledge.
      3.18.     Taxes.
      (a) The Company and each Company Subsidiary (i) have properly prepared and timely filed all income and similar Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary (taking into account any extension of time to file); (ii) paid or accrued to the extent required by GAAP in the financial statement included in the Company SEC Reports (other than a reserve for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) all Taxes (whether or not shown to be due on such Tax Returns); and (iii) paid or accrued in the financial statement included in the Company SEC Reports all Taxes for which a notice of assessment or collection has been received by the Company or any Company Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings). All such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law in all material respects. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of its subsidiaries.
      (b) The Company and each Company Subsidiary have withheld or collected and paid over to appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected by them in connection with amounts paid or owing to any Person.
      (c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been proposed or claimed in writing or, to the Knowledge of the Company, threatened by any authority, including a claim that the Company or any Company Subsidiary is subject to Tax in a jurisdiction where it does not currently file a Tax Return. The Company has made available to the Parent correct and complete copies of all income Tax Returns and material non-income Tax Returns for Taxable years for which the applicable statute of limitations has not expired, and all examination reports, and statements of deficiencies, if any, assessed against or agreed to by the Company and any Company Subsidiary.
      (d) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently effective. No power of attorney that currently is in effect has been granted by the Company or any of the Company Subsidiaries with respect to any Tax matter.
      (e) Neither the Company nor any of the Company Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, indemnity, sharing or similar agreement (excluding any lease or similar agreement to the extent it provides for the payment of property taxes by the lessee or similar user of property) that will survive the Closing. Neither the Company nor any of the Company Subsidiaries (i) has been a member of any affiliated, consolidated, combined, unitary or similar group (other than the group, the common parent of which is the Company) that filed or was required to file a consolidated, combined, unitary or similar Tax Return, or (ii) has or will have any liability for the Taxes (excluding any contractual obligation to pay property taxes as a lessee or similar user of property) of any Person (other than the Company and any of the Company Subsidiaries that is currently a member of the Company’s affiliated group filing a consolidated federal income Tax Return) under Treas. Reg. Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract, assumption, transferee liability, operation of Law or otherwise.
      (f) As of the date of the most recent financial statements included in the Company SEC Documents, the unpaid Taxes of the Company and the Company Subsidiaries did not exceed the liability for Taxes (other than any allowance for deferred Taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) set forth on the face of such financial statements, and neither the Company nor any of the Company Subsidiaries has any liability for unpaid Taxes accruing after the date of such financial statements, except for Taxes arising in the ordinary course of business subsequent thereto.
      (g) The Company and each of the Company Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which reasonably could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.
      (h) Neither the Company nor any of the Company Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011 or 6111 (before amendment by the American Jobs Creation Act of 2004) of the Code or the treasury regulations promulgated thereunder or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the treasury regulations thereunder.
      (i) Neither the Company nor any of the Company Subsidiaries is required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period ending after the Closing Date by reason of any (i) change in accounting method for a Taxable period ending on or prior to the Closing Date (nor does the Company or any of the Company Subsidiaries have any Knowledge that the Internal Revenue Service (or other Governmental Entity) has proposed or is considering proposing, any such change), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of any other Law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amount received on or prior to the Closing .
      (j) Neither the Company nor any of the Company Subsidiaries has made any payment or payments, is obligated to make any payment or payments, or is a party to any Contract (or participating employer in any Company Plans) that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Company Common Stock) as a result of the Merger that may not be deductible pursuant to the terms of Section 162(m) or 280G of the Code.
      (k) Except as set forth in Section 3.18(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is involved in, subject to, or a party to any joint venture, partnership, limited liability company agreement or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. Neither the Company nor any Company Subsidiary owns an entity that is treated as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3 of the treasury regulations.
      (l) Neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan”

or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
      (m) Except as set forth in Section 3.18(m) of the Company Disclosure Schedule, there is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and treasury regulations promulgated thereunder. Neither the Company nor any of the Company Subsidiaries is or has been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the treasury regulations promulgated thereunder.
      3.19.     Material Contracts.
      (a) Except as otherwise disclosed in Sections 3.13(a), 3.16 or 3.19(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

(i) any Contract pursuant to which the Company or any Company Subsidiary has granted to, or obtained from, a third party a license to any Company Intellectual Property;

(ii) any Contract pursuant to which any agent, sales representative, distributor or other third party markets, licenses or sells any Company Product or any Contract that provides for an exclusive relationship with respect to any Company Product;

(iii) any union Contract, or any employment, consulting, severance, termination, or indemnification Contract providing for future payments, written or oral, with any current or former officer or director or any other Contract with an officer or director;

(iv) any joint venture Contract or similar arrangement or any other agreement not in the ordinary course of business;

(v) any Contract with a stockholder or other Contract relating to any equity ownership or profit interest with the Company, the Company Subsidiaries or otherwise;

(vi) any Contract involving or reasonably expected to involve revenues or costs (including capital expenditures) to the Company or otherwise involve payments or investment by the Company in excess of $100,000 which has not been terminated or performed in its entirety by the Company or any Company Subsidiary and not renewed;

(vii) any Contract for the disposition or acquisition of any property or assets in excess of $10,000 and not made in the ordinary course of business;

(viii) any Contract of the Company or any Company Subsidiary relating to the borrowing of money or an extension of credit;

(ix) any Contract that provides for an express non-competition covenant with any person or in any geographic area and which limits the ability of the Company to compete in its current business lines or otherwise restricts the Company or the Company Subsidiaries from engaging in any line of business or to market or sell any products or services; or

(x) any other Contract that is material to the Company or any Company Subsidiary.
      (b) The agreements listed in Sections 3.13(a), 3.16 and 3.19(a) of the Company Disclosure Schedule are referred to as the “Company Material Agreements.” All Company Material Agreements are valid and binding agreements of the Company or a Company Subsidiary and are in full force and effect and shall remain in full force and effect immediately following consummation of the transactions contemplated by this Agreement, subject to rules of Law governing bankruptcy, specific performance, injunctive relief or other equitable remedies. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any Company Material Agreement.

      3.20.     Relations with Customers.
      Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company or any Company Subsidiary either prior to or following the Merger. Section 3.20 of the Company Disclosure Schedule lists the top twenty (20) customers of Company Products as measured by consolidated sales revenue earned by the Company for the twelve month period ended December 31, 2004.
      3.21.     Environmental Matters.
      Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company and the Company Subsidiaries: (a) are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) have not received any communication (written or, to the Knowledge of the Company, oral) from a Governmental Entity or third party alleging that the Company is not in compliance with, or has any liability under, any Environmental Law; (c) have not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (d) are not subject to liability for any Environmental Release, disposal or contamination (whether on-site or, to the Knowledge of the Company, off-site) of any Hazardous Material; (e) have not received any claims (written or, to the Knowledge of the Company, oral), and has no Knowledge of any potential claims, that the Company or any Company Subsidiary may be liable under any Environmental Law; and (f) are not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to have a Company Material Adverse Effect. The Company’s accrual in the financial statements included in the Company SEC Reports plus insurance proceeds payable for such matter under insurance coverage currently in effect are reasonably sufficient to pay all costs and expenses arising out of or related to the matters disclosed in Section 3.21 of the Company Disclosure Schedule.
      3.22.     Interested Party Transactions.
      Since January 1, 2002, except as described in the Company SEC Reports or as set forth in Section 3.22 of the Company Disclosure Schedule: (a) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; and (b) there are no existing contracts, agreements, business dealings, arrangements or other understandings between the Company or any Company Subsidiary and any Related Party. There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Company Subsidiary.
      3.23.     Change in Control.
      Except as set forth in Section 3.23 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Agreements to Facilitate Merger and the consummation of the transactions contemplated hereby and thereby do not and shall not, either alone or in combination with some other event (such as termination of employment) (a) result in any payment (including severance, unemployment compensation, Tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Company Stock Plan, any Employee Benefit Plan, agreement or otherwise, (b) materially increase any benefits otherwise payable under any Company Stock Plan, any Employee Benefit Plan, agreement or otherwise or (c) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

      3.24.     Fairness Opinion.
      The Company has received an opinion from Wachovia Securities, financial advisor to the Company (such opinion to be promptly confirmed in writing and dated as of the date hereof), to the effect that, subject to the qualifications and limitations stated therein, the merger consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view. A copy of such written opinion shall be delivered to the Parent promptly following receipt of such written opinion from Wachovia Securities. As of the time of execution of this Agreement, such opinion has not been withdrawn, revoked or modified.
      3.25.     No Finders.
      Except for the fees payable to Wachovia Securities as set forth in Section 3.25 of the Company Disclosure Schedule, the Company has not incurred any brokers’, finders’ or any similar fee in connection with the transactions contemplated by this Agreement.
      3.26.     Disclosure.
      No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made.
      3.27.     Tax Treatment.
      Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
      3.28.     Rights Plan.
      That certain Stockholder Rights Plan, dated January 21, 1998, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”) has been amended (a copy of which amendment has been provided to Parent prior to the date hereof), such that the execution of this Agreement and the Agreement to Facilitate Merger and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights (as defined in the Rights Plan) under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (iv) enable the Company to exchange any Rights for shares of Company Common Stock pursuant to the Rights Plan. No Distribution Date or Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (a) the adoption, approval, execution or delivery of this Agreement and the Agreements to Facilitate Merger, (b) the public announcement of such adoption, approval, execution or delivery, or (c) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Article 4.
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND MERGER SUB
      As a material inducement to the Company to enter into this Agreement, with the understanding that the Company shall be relying thereon in consummating the transactions contemplated hereunder, the Parent and Merger Sub hereby represent and warrant to the Company that:
      4.1.     Organization and Qualification.
      Each of the Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the Parent and Merger

Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (a) makes such qualification necessary and (b) where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect.
      4.2.     Capitalization.
      As of February 28, 2005, the authorized capital stock of the Parent consists of (a) 150,000,000 shares of Parent Common Stock, of which there were 38,900,538 shares issued and outstanding, and (b) 40,000,000 shares of preferred stock, no par value, of which there were no shares issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 of which are issued and outstanding and owned by the Parent. All issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 shall be, at the time of issuance and delivery, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of February 28, 2005, the Parent has no more than 7,800,000 shares of the Parent Common Stock reserved for future issuance pursuant to employee or director benefit plans (including those subject to outstanding options). Except as set forth above or in the Parent SEC Reports, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent to issue or sell any shares of capital stock or other securities of the Parent or any securities or obligations convertible or exchangeable into or exercisable for or giving any Person a right to subscribe for or acquire, any securities of the Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent on any matter.
      4.3.     Parent SEC Reports; Financial Statements.
      (a) The Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the “Parent SEC Reports”) it filed or was required to file with the SEC since January 1, 2002. As of their respective dates, the Parent SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Reports. As of their respective dates and as of the date any information from the Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has provided to the Company copies of all comment letters or other correspondence received by the Parent from the Staff of the SEC since January 1, 2002 with respect to any Parent SEC Report or otherwise and all responses to such comment letters or correspondence by or on behalf of the Parent.
      (b) To the extent required in connection with the Parent SEC Reports, the Parent’s Chief Executive Officer and Chief Financial Officer have signed, and the Parent has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Parent’s Knowledge is any such notice or action threatened.
      (c) Each of the financial statements of the Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
      (d) The Parent has not been notified by its independent auditors or by the staff of the SEC that such auditors or staff of the SEC, as the case may be, are of the view that any financial statements included in any registration statement filed by the Parent under the Securities Act or any periodic or current report filed under the Exchange Act should be restated, or that the Parent should modify its accounting in future periods in a manner that could reasonably be expected to have a Parent Material Adverse Effect.
      4.4.     Compliance with Laws.
      All activities of the Parent and each subsidiary of the Parent have been, and are currently being, conducted in all material respects in compliance with all applicable Laws and Orders. To the Knowledge of the Parent, (a) no investigation or review by any Governmental Entity with respect to the Parent is pending or threatened or has been undertaken within the past five (5) years and (b) no Governmental Entity has indicated an intention to conduct the same, in each case that could reasonably be expected to have a Parent Material Adverse Effect.
      4.5.     Registration Statement.
      The Registration Statement and any amendments or supplements thereto will comply in all material respects with the Securities Act, and none of the information relating to the Parent or its Affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact required necessary to correct any statement made in any earlier communication with respect to any proxy or approval for the Merger in connection with which the Proxy Statement/ Prospectus shall be mailed, which has become false or misleading; provided, however, that no representation or warranty is made by the Parent with respect to information supplied by the Company or any Affiliate of the Company specifically for inclusion in the Registration Statement.
      4.6.     Authorization and Enforceability.
      Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and Merger Sub and constitutes the valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies.
      4.7.     Absence of Certain Changes or Events.
      Except as contemplated hereby or as disclosed in the Parent SEC Reports, since January 1, 2005, the Parent and its subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.
      4.8.     Consents and Approvals.
      The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation, Bylaws or other governing document of the Parent and Merger Sub; (b) violate any Law or Order by which the Parent or Merger Sub or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Parent or Merger Sub under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Parent or Merger Sub is a party, or by which it or any of its properties or assets may be bound, except where such violation could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No filing with or permit, consent, or approval of any Governmental Entity is required by the Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act or the Exchange Act, (ii) the filing and recordation of the Certificate of Merger as required by Delaware Law; and (iii) applicable notices to Nasdaq.
      4.9.     Ownership and Interim Operations of Merger Sub.
      Merger Sub is a direct, wholly owned subsidiary of the Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.
      4.10.     Litigation.
      There are no suits, actions or proceedings pending or, to the Knowledge of the Parent or Merger Sub, threatened against or affecting the Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement or that could be reasonably expected to have a Parent Material Adverse Effect. Neither the Parent nor any of its subsidiaries is subject to any outstanding Order that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement.
      4.11.     No Finders.
      The Parent has not incurred any brokers’, finders’ or any similar fee in connection with the transactions contemplated by this Agreement.
      4.12.     Tax Treatment.
      Neither the Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
      4.13.     Capital Resources.
      The Parent has, and will have, sufficient cash or access to cash to pay the aggregate Per Share Cash Consideration and cash in lieu of fractional shares at such time and in such manner as contemplated by this Agreement.

Article 5.
COVENANTS AND AGREEMENTS
      5.1.     Conduct of Business of the Company.
      Except as contemplated by this Agreement or to the extent that the Parent otherwise consents in writing, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary shall conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, to maintain in all material respects their present and planned business, to keep available in all material respects the services of their respective officers and employees and to maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any Company Subsidiary shall, without the prior written consent of the Parent:

(a) amend or otherwise change their Certificate of Incorporation or Bylaws or other organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of presently outstanding Company Options) or (ii) any assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) (i) any corporation, partnership, limited liability company or other business organization or any division thereof or, (ii) any material amount of assets forming part of any such business organization or division;

(f) except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, or create, incur or assume any Encumbrance on any asset;

(g) authorize, make or agree to make any capital expenditure or expenditures in excess of $15,000 individually or $50,000 in the aggregate;

(h) except as otherwise provided in this Agreement, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any bonus, pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant other than pursuant to its current terms without any action by the Company; or (iii) except as required by or applicable Law, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit plan, agreement, or arrangement, or any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by Law or that would not materially increase benefits under the relevant plan);

(i) alter or revise its accounting principles, procedures, methods or practices in any material respect (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) except as required by applicable Law or regulation or by a change in GAAP and concurred with by the Company’s and the Parent’s independent public accountants;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reported in the Company’s latest balance sheet filed with the SEC prior to the date of this Agreement, or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice;

(k) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Company Intellectual Property;

(l) modify, amend or terminate any Company Material Agreement or waive, release or assign any material rights or claims thereunder;

(m) enter into any development services, licensing, distribution, sales, sales representation or similar agreement or obligation with respect to any material Company Intellectual Property or enter into any contract of a character required to be disclosed by Section 3.18(a) other than such agreements entered into in the ordinary course of business consistent with past practices;

(n) remove or permit to be removed from any building, facility, or real property any material equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

(o) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity or any nongovernmental self-regulatory agency;

(p) file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action, including making any election with respect to any Taxes, relating to the filing or any Tax Return or the payment of any Tax, if such amendment, agreement, settlement, surrender, consent, election or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary or materially decreasing any Tax attribute of the Company or any Company Subsidiary at or after the Effective Time;

(q) take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 6.2(a) shall not be satisfied at, or as of any time prior to, the Effective Time; or

(r) enter into, or publicly announce an intention to enter into, any agreement or consent to do any of the foregoing actions set forth in this Section 5.1.

      5.2.     No Solicitation.
      (a) From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article 7, the Company shall not, and shall not authorize or permit its Company Subsidiaries and their respective officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate any inquiry, offer, proposal or announcement that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal; (ii) enter into any agreement or letter of intent regarding, approve, endorse or recommend, an Acquisition Proposal (except for any confidentiality agreement, to the extent provided below); or (iii) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Person relating to, an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal.
      (b) Upon execution of this Agreement, the Company and its Representatives shall, and shall cause all Company Subsidiaries and their respective Representatives to, immediately terminate all discussions with any Person (other than the Parent) concerning any Acquisition Proposal, and shall request that such Persons promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. Other than as contemplated in this Agreement, the Company shall not waive any provision of its Rights Plan or of any confidentiality, standstill or similar agreement entered into with any Person regarding any Acquisition Proposal, and prior to the Closing shall enforce all such agreements in accordance with their terms.
      (c) Notwithstanding the provisions of Section 5.2(a) and subject to compliance with Section 5.2(b), this Agreement shall not prohibit the Company’s Board of Directors from, prior to obtaining the Company Stockholder Approval, furnishing nonpublic information to or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal that the Company’s Board of Directors reasonably determines is likely to result in a Superior Proposal, if, and only to the extent that:

(i) neither the Company nor its Representatives violated any of the restrictions set forth in this Section 5.2;

(ii) the Company’s Board of Directors, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, determines in good faith, by resolution duly adopted, that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law;

(iii) prior to first furnishing nonpublic information to, or first entering into discussions and negotiations with, such Person after the date hereof, the Company (A) provides written notice of at least three (3) business days to the Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such Person, and naming and identifying the Person making the Acquisition Proposal, and (B) receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement; and

(iv) the Company concurrently provides the Parent with all non-public information to be provided to such Person that the Parent has not previously received from the Company, the Company keeps the Parent reasonably informed of the status and the material terms and conditions and all other material developments with respect to any such discussions or negotiations, and the Company provides the Parent with copies of all material documents regarding such discussions and negotiations.
      (d) The Company shall notify the Parent, telephonically and in writing, as promptly as practicable (and in any event, within 24 hours) if it or any of its Representatives receives an Acquisition Proposal or any inquiry reasonably likely to lead to an Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives concerning an Acquisition Proposal, and such notification shall contain, in writing, the name of the Person involved and the material terms and conditions of such an Acquisition Proposal.

      (e) Subject to Section 5.2(f), unless and until this Agreement has been terminated in accordance with Article 7, the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Merger Sub, the approval or recommendation of the Merger as set forth in Section 5.3(a); or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.
      (f) Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company’s Board of Directors receives a Superior Proposal that has not been withdrawn, the Company’s Board of Directors may, if it determines in good faith, by resolution duly adopted after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law, withdraw or modify the approval or recommendation of the Merger, approve or recommend such Superior Proposal and terminate this Agreement as permitted pursuant to the terms of this Section 7.1(f) (and, concurrently with or immediately after such termination, cause the Company to enter into a definitive agreement with respect to such Superior Proposal); provided that:

(i) the Company notifies the Parent in writing that it intends to take such action, which notice must identify the party making such proposal, set forth the material terms and conditions of such proposal, and have attached to it the most current version of any such written agreement;

(ii) Parent shall not have proposed, within three (3) business days after receipt of such notice from the Company, to amend this Agreement to provide for terms as favorable as or superior to those of the Superior Proposal;

(iii) provided the Parent has submitted a proposal to amend this Agreement as contemplated by subparagraph (ii) above, (A) for a period of three (3) business days after receipt of such proposal, the Company shall have reasonably considered and discussed in good faith all proposals submitted by the Parent and, without limiting the foregoing, met with, and caused its financial advisors and legal advisors to meet with, the Parent and its advisors from time to time as reasonably requested by the Parent to reasonably consider and discuss in good faith the Parent’s proposals; and (B) the Company’s Board of Directors in good faith determines, after consultation with its financial and legal advisors, that after taking into account any amendments to this Agreement proposed by the Parent as of the end of such three (3) business day negotiation, the Parent’s proposal is not at least as favorable to the stockholders of the Company as the Superior Proposal; and

(iv) the Company did not violate the restrictions of this Section 5.2.
      Without limiting any other rights of the Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendations of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of Delaware Law and any other takeover statute to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.
      (g) Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 5.2.
      (h) Any violation of the restrictions in this Section 5.2 by a Representative shall be deemed a breach of this Section 5.2 by the Company.
      5.3.     Proxy Statement; Registration Statement; Stockholders Meeting.
      (a) The Company shall take all lawful action necessary to (i) cause a special meeting of its stockholders (such meeting or any adjournment thereof, the “Company Stockholders Meeting”) to be duly called and held as soon as practicable (and in any event within 45 days) following the date on which the

Registration Statement becomes effective for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger (the “Company Stockholder Approval”), and (ii) solicit proxies from its stockholders to obtain the Company Stockholder Approval for such approval and adoption. Except as permitted by Section 5.2(f), the Company’s Board of Directors shall unanimously recommend approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger by the Company’s stockholders and state such recommendation in the Proxy/ Prospectus. Unless this Agreement is previously terminated in accordance with Article 7, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company’s Board of Directors determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it (and not postpone or adjourn such meeting or the vote by the Company’s stockholders upon this Agreement and the Merger to another date without the Parent’s approval). In accordance therewith, the Company shall, with the cooperation of the Parent, prepare and file, as soon as reasonably practicable, a Proxy Statement/ Prospectus. The Company shall use all reasonable efforts to cause the definitive Proxy Statement/ Prospectus to be mailed to the stockholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and the Parent.
      (b) The Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which Registration Statement shall include the Proxy Statement/ Prospectus. The Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. The Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to the Parent all information concerning the Company and the Company Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as the Parent may reasonably request in connection with any such action.
      (c) The Parent shall notify the Company promptly of the receipt of the comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all material correspondence with the SEC with respect to the transactions contemplated hereby.
      (d) If at any time prior to the Effective Time, any event should occur relating to the Company, any Company Subsidiary, or the Company’s officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/ Prospectus or the Registration Statement, the Company shall promptly inform the Parent. If at any time prior to the Effective Time, any event shall occur relating to the Parent or Merger Sub or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/ Prospectus or the Registration Statement, the Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/ Prospectus or the Registration Statement, the Company or the Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.
      5.4.     State Takeover Statutes.
      The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no “fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any “fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement or the

Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.
      5.5.     Affiliates.
      Within ten (10) days after the date of this Agreement, the Company shall deliver to the Parent a letter identifying all persons who are to the Company’s Knowledge “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to the Parent at least five (5) business days prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to the Parent and the Company from each such person.
      5.6.     Nasdaq Listing Application.
      The Parent shall prepare and submit to Nasdaq a listing application for Parent Common Stock to be issued in the Merger pursuant to Article 2 of this Agreement and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing on the Nasdaq National Market of such Parent Common Stock, subject to official Notice to Nasdaq of issuance. The Company shall cooperate with the Parent in such listing application.
      5.7.     Confidentiality.
      The Parent and the Company shall comply with, and shall cause their respective representatives to comply with, in all respects, all of their respective obligations under the Confidentiality Agreement, and in no event shall the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations shall continue in full force and effect in accordance with their terms.
      5.8.     Access to Information.
      (a) The Company shall afford to the Parent and Merger Sub, and to their respective accountants, officers, directors, employees, counsel, and other representatives reasonable access, during normal business hours, upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records. During such period, the Company shall additionally furnish promptly to the Parent and Merger Sub all information concerning the Company’s and all Company Subsidiaries’ businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, officers, employees, consultants, customers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, consultants, customers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request. No investigation pursuant to this Section 5.8 shall affect any representation or warranty of the Company contained herein or any condition to the obligations of the Parent and Merger Sub hereto.
      (b) Parent and Merger Sub shall reasonably afford to the Company, and to its accountants, officers, directors, employees, counsel, and other representatives reasonable access, during normal business hours, upon reasonable prior notice, from the date hereof through the Effective Time, to its books, data, contracts, commitments and records. During such period, the Parent and Merger Sub shall additionally furnish promptly to the Company all information concerning the Parent’s and all Parent Subsidiaries’ businesses, prospects, properties, liabilities, results of operations, financial condition, as the Company may reasonably request and reasonable opportunity to contact and obtain information from the officers of the Parent as the Company may reasonably request. No investigation pursuant to this Section 5.8 shall affect any representation or warranty of the Parent or Merger Sub contained herein or any condition to the obligations of the Company hereto.

      5.9.     Approvals and Consents; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
      5.10.     Commercially Reasonable Efforts; Further Actions.
      Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner possible. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.
      5.11.     Officers’ and Directors’ Indemnification.
      (a) The Parent and the Surviving Corporation agree that the Surviving Corporation shall provide to the directors and officers of the Company indemnification at least as favorable to the Company’s officers and directors as provided by the Company’s Certificate of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth (6th) anniversary of the Effective Time, until such matters are finally resolved).
      (b) Prior to the Effective Time the Parent shall cause to be purchased, or at its election allow the Company to purchase, a “tail” or extended reporting period endorsement directors’ and officers’ liability insurance policy (covering a period of six (6) years after the Effective Time and of at least the same coverage and amounts and containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the Company’s existing directors’ and officers’ liability insurance policy), with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by such policy; provided, however, that the aggregate premium for insurance under this Section 5.11(b) shall not be in excess of $500,000 net of any refund or credit for the remaining term of the existing policy and if such premium for such insurance exceeds that amount, then the Parent shall cause to be purchased insurance policies that provide the maximum coverage available at that amount.
      5.12.     Notification of Certain Matters.
      The Company shall give prompt written notice to the Parent, and the Parent shall give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      5.13.     Public Announcements.
      The Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by applicable Nasdaq rules. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.
      5.14.     Voting of Shares.
      To induce the Parent to execute this Agreement, all of the officers and directors of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit 5.14 (the “Agreements to Facilitate Merger”) pursuant to which, as and to the extent set forth therein, each such person has agreed to vote his, her or its shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting.
      5.15.     Expenses.
      Except as set forth in Section 7.2 and as otherwise provided in this Section 5.15, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the Company and the Parent shall share equally the cost of printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement.
      5.16.     Section 368 Qualification.
      The Parent, Merger Sub and the Company will each use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, will report the Merger in such manner and will not take any action reasonably likely to cause the Merger to not so qualify.
      5.17.     Employee Benefit Plans.
      Parent shall either maintain, or cause the Surviving Corporation to maintain, the Employee Benefit Plans of the Company or to provide the employees of the Surviving Corporation with all Employee Benefit Plans as are provided by Parent and its subsidiaries to their own employees who are similarly situated (such similar situation to be determined after the Surviving Corporation determines which position and title the employee is to retain following the Merger). The foregoing shall not constitute any commitment, contract, understanding, undertaking, guarantee (express or implied) on the part of the Surviving Corporation or Parent to continue the employment of any employee of the Company for any period of time or on any terms except as determined by the Surviving Corporation. The Company agrees that, at the request of Parent, it and the Company Subsidiaries shall terminate their respective 401(k) plans and any other Employee Benefit Plans, severance, separation, retention and salary continuation plans, programs or arrangements, in each case, prior to the Effective Time and, upon the reasonable request of the Parent, timely take reasonable corrective or remedial action for any noncompliance of the Employee Benefit Pans with applicable Law.
      5.18.     Company Options and Company Stock Plans.
      Prior to the Effective Time, the Company shall, if and to the extent necessary or required by the terms of any Company Stock Plan (including the ESPP) or any Company Option, (i) provide notice to holders of Company Options under the Company Stock Plans regarding the non-assumption and termination of such Company Options and Company Stock Plans, (ii) obtain any consents from holders of

Company Options, and (iii) amend the terms of any equity incentive plans or arrangements, to give effect to the provisions of Section 2.4 and this Section 5.18.
      5.19.     Company Warrants.
      The Company shall provide the notifications required by the Company Warrant in the time frames set forth in the Company Warrant and take all actions, if any, necessary to make the Company Warrant a Parent Warrant in accordance with Section 2.5, effective as of the Effective Time.
      5.20.     Rights Plan.
      Prior to the earlier of the termination of this Agreement pursuant to Section 7.1 hereof or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Plan in any manner or take any other action so as to (a) render the Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement and the Agreements to Facilitate Merger, (b) permit any person or group who would otherwise be an Acquiring Person (as defined in the Rights Plan) not to be an Acquiring Person, (c) provide that a Distribution Date or Triggering Event (as such terms are defined in the Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Agreements to Facilitate Merger and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Plan). The Company and its Board of Directors shall take all action to ensure that the Rights Plan is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger, the Agreements to Facilitate Merger and the transactions contemplated hereby and thereby. Pursuant to the amendment of the Rights Plan contemplated in Section 3.28 hereof, the rights under the Rights Plan shall expire immediately prior to the Effective Time.
      5.21.     Director and Officer Resignations.
      On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and each Company Subsidiary and, to the extent requested by the Parent, each officer of the Company and each Company Subsidiary, and shall take such other action as is necessary to accomplish the foregoing.
Article 6.
CONDITIONS PRECEDENT
      6.1.     Conditions to Obligations of the Parent, Merger Sub, and the Company.
      The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No Injunction. None of the Parent, Merger Sub, or the Company shall be subject to any final Order of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Registration Statement. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any “stop order,” and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. The Parent shall also have received all state securities Law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

(d) Nasdaq Listing. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the Nasdaq National Market, subject to official notice of issuance.
      6.2.     Conditions to Obligations of the Parent and Merger Sub.
      The respective obligations of the Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Each representation and warranty of the Company contained in this Agreement, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Parent shall have received a certificate to such effect signed by the Company’s Chief Executive Officer.

(b) The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Parent shall have received a certificate to such effect signed by the Company’s Chief Executive Officer.

(c) The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Parent, and the Parent and Merger Sub shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

(d) There shall not be pending any suit, action or proceeding related directly or indirectly to the Merger, including without limitation any suit, action or process that seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or seeks damages or other relief with respect to the Merger.

(e) Parent shall have received from Perkins Coie LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

(f) The Parent shall have received a letter from each of the Affiliates pursuant to Section 5.5 hereof.

(g) The directors and officers (as identified by Parent) of the Company and of each Company Subsidiary shall have tendered their resignations as of the Effective Time.

(h) Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Parent shall have received a certificate to such effect from the Company’s Chief Executive Officer.

(i) All actions necessary to cause all Company Options and Company Stock Plans to terminate effective as of the Effective Time shall have been taken.

(j) All actions necessary to cause all outstanding Rights (as defined in the Rights Plan) under the Rights Plan to expire immediately prior to the Effective Time and to render such Rights inapplicable to Parent, Merger Sub, this Agreement, the Merger, the Agreements to Facilitate Merger and the other transactions contemplated by this Agreement and the Agreements to Facilitate Merger shall have been taken.

(k) Holders of no more than five percent (5%) of the outstanding Company Common Stock shall have delivered a notice or notices of intent to demand payment in accordance with Section 262 of the DGCL.

(l) Company shall have filed the 2004 Form 10-K within the time period allowed by Rule 12b-25, and such 2004 Form 10-K is identical to the form of 2004 Form 10-K provided to the Parent pursuant to Section 3.4(e), except as otherwise consented to in writing by Parent.

(m) The Company shall have filed a report of the Company’s management report on its internal controls and the attestation given by the Company’s independent auditors in connection with such report with the 2004 Form 10-K or an amendment thereto within the time period allowed by the SEC’s rules, and any deficiencies in internal controls described in such report or attestation shall not be materially different from the deficiencies described in Section 3.5 of the Company Disclosure Schedule or otherwise disclosed in writing to, and acknowledged in writing as applicable to this condition by, the Parent prior to the execution of this Agreement, except for such differences as would not (i) have a Company Material Adverse Effect, (ii) have a material adverse impact on Parent or Parent’s ability to prepare its consolidated financial statements or comply with applicable legal or Nasdaq requirements or (iii) reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company.

(n) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treas. Reg. Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit 6.2(n)(A), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit 6.2(n)(B), dated as of the Closing Date and executed by the Company.

      6.3.     Conditions to Obligations of the Company.
      The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Each representation and warranty of the Parent contained in this Agreement, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(b) The Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(c) The Parent and Merger Sub shall have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the

Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

(d) Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(e) The Company shall have received from Hunton & Williams, LLP, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, provided that if Hunton & Williams LLP does not render such opinion, this condition shall nonetheless be satisfied if Perkins Coie LLP delivers such opinion to the Company. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

Article 7.
TERMINATION AND ABANDONMENT
      7.1.     Termination.
      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

(a) by mutual written consent duly authorized by the Board of Directors of the Parent and the Company;

(b) by either the Parent or the Company if the Merger shall not have been consummated on or before the date that is six (6) months after the date hereof; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date;

(c) by either the Parent or the Company if a Governmental Entity has issued a final nonappealable Order, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(d) by either the Parent or the Company if, at the Company Stockholders Meeting, the Company Stockholder Approval is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Company Stockholder Approval;

(e) by the Parent if either (i) the Company has breached its obligations under Sections 5.2 or 5.3 in any material respect, (ii) the Company’s Board of Directors has recommended, approved, accepted, or entered into an agreement regarding, an Acquisition Proposal or has not rejected an Acquisition Proposal within ten (10) business days following the receipt by the Company of a written Acquisition Proposal, (iii) the Company’s Board of Directors has withdrawn or modified in a manner adverse to the Parent its unanimous recommendation of the Merger or has failed to recommend the Merger in the Proxy/ Prospectus, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Company’s Board of Directors, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

(f) by the Company if, prior to obtaining the Company Stockholder Approval, (i) it has complied with its obligations under Section 5.2(including subsections (f)(i)-(iii) thereof); (ii) the Company’s Board of Directors has authorized acceptance of a Superior Proposal thereunder, and (iii) the Company has paid to the Parent the fee required by Section 7.2 to be paid to the Parent in the manner therein provided;

(g) by the Parent if (i) the Parent is not in material breach of its obligations under this Agreement and (ii) there has been a breach (A) by the Company of any of its representations, warranties, or obligations under this Agreement (other than breaches covered by subsection (e)(i) above), or (B) by an officer or director of the Company under such person’s Agreement to Facilitate Merger described in Section 5.14, in each case such that the conditions in Section 6.2 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Company by within thirty (30) calendar days after receipt by the Company of written notice from the Parent of such breach; or

(h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a breach by the Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Parent within thirty (30) calendar days after receipt by the Parent of written notice from the Company of such breach.
      7.2.     Effect of Termination.
      (a) In recognition of the time, efforts, and expenses expended and incurred by the Parent with respect to the Company and the opportunity that the acquisition of the Company presents to the Parent, if:

(i) (A) this Agreement is terminated by the Parent or the Company pursuant to Section 7.1(d), (B) at or prior to the Company Stockholders Meeting there shall have been publicly disclosed one or more Acquisition Proposals other than the proposal contemplated by this Agreement, and (C) within 12 months of the date of such termination, the Company shall have entered into an agreement providing for an Acquisition Proposal with a person (or their Affiliate) that made an Acquisition Proposal described in clause (B) of this subsection, then the Company shall pay the Parent a fee in the amount of $1,400,000 (the “Termination Fee”), payable upon the same date the Company enters into an agreement providing for an Acquisition Proposal;

(ii) this Agreement is terminated by the Parent pursuant to Section 7.1(e), then the Company shall pay the Parent the Termination Fee, payable within one business day after termination by the Parent; and

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay the Parent the Termination Fee, payable on or prior to the date of termination.
      (b) Any amounts payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party for such purpose. The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the parties would not enter into this Agreement. If the Parent or the Company fails to pay promptly any amounts due pursuant to this Section 7.2, such party shall also pay to the other party such other party’s costs and expenses (including legal fees and expenses) in connection with any action to the extent such other party is the prevailing party in such action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amounts under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.
      (c) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger shall expire, and none of the parties shall have any further obligations under this Agreement except pursuant to Sections 5.7, 5.15, 7.2 and Article 9, which shall survive termination of this Agreement. In the event this Agreement is terminated pursuant to any paragraph of Section 7.1 due to a breach by the Company, the Company shall not be relieved from any liability for such breach or its obligations pursuant to Section 7.2, and the Parent shall have no further obligations under this Agreement except as provided in Sections 5.7, 5.15, and Article 9. Notwithstanding the preceding sentence, the parties agree that the amounts payable upon the occurrence of the events specified in Section 7.2(a) shall be the sole and exclusive remedy of the parties upon termination of the Agreement arising from the occurrence of such events; provided, however, that nothing herein shall relieve the Company or the Parent from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
Article 8.
DEFINED TERMS
      8.1.     Definitions of Certain Terms.
      When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified in this Article 8.

(a) “Acquisition Proposal” shall mean any inquiry, offer or proposal, or any indication of interest in making any offer or proposal, relating to (i) a possible transaction or series of related transactions pursuant to which any Person or “group” (as used in Section 13(d) of the Exchange Act) acquires 15% or more of the outstanding shares of the Company’s capital stock, including without limitation by a tender offer or an exchange offer which, if consummated, would result in any Person acquiring 15% or more of the outstanding shares of the Company’s capital stock, (ii) a possible merger or other business combination involving the Company or Company Subsidiaries, or (iii) any other transaction pursuant to which any Person might acquire control ( by way of sale, lease, license, liquidation, dissolution or otherwise) of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of the Company (x) having a fair market value equal to 10% or more of the fair value of all of the consolidated assets of the Company immediately prior to such a transaction, (y) constituting the credit card business of the Company, or (z) otherwise material to the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the other transactions contemplated by this Agreement.

(b) “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(c) “COBRA” shall mean the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations, rulings and other pronouncements issued thereunder.

(d) “Company Intellectual Property” shall mean all Intellectual Property used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted.

(e) “Company Material Adverse Effect” shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business, operations, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement; or (iii) have a material adverse effect on the ability of the Surviving Corporation or the Parent to conduct such business following the Effective Time or the ability of the Parent to exercise full rights of ownership of the Company or its assets or business. Notwithstanding anything to the contrary contained in the foregoing, none of the following shall be deemed, individually or in the aggregate, to constitute a Company Material Adverse Effect: (A) a decrease in the market price of the Company Common Stock or its removal of listing from Nasdaq SmallCap Market, in each case, in and of itself or (B) any change, event, violation or inaccuracy directly attributable to any of the following: (1) any actions taken by the Company at the written request or direction, following the date of this Agreement, of the Parent, or (2) a general decline in the financial markets in the United States.

(f) “Company Option” shall mean any option to purchase shares of Company Common Stock or other equity securities of the Company, including, without limitation, any option granted under the Company Stock Plans and any option granted under the ESPP.

(g) “Company Products” shall mean all software and other products produced, manufactured, marketed or distributed at any time by the Company or any Company Subsidiary.

(h) “Company Stock Plans” shall mean any stock option plan, restricted stock plan, or other similar program or agreement, including, without limitation, the Company’s 1996 Incentive Plan, Merger Stock Incentive Plan, Non-Employee Directors’ Stock Option Plan, 1998 Chief Executive Officer’s Plan and ESPP, to which the Company or any Company Subsidiary is a party or which is maintained by the Company or any Company Subsidiary and pursuant to which the Company has granted options to purchase shares of Company Common Stock or awards of Company Common Stock.

(i) “Company Subsidiary” shall mean each individual subsidiary of the Company.

(j) “Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement, dated February 25, 2005, between the Company and the Parent.

(k) “Contract” shall mean any contract, agreement, consensual obligation, promise or undertaking, whether written or oral and whether express or implied.

(l) “Delaware Law” shall mean the General Corporation Law of the State of Delaware and the Delaware Constitution.

(m) “Employee Benefit Plans” shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or any Company Subsidiary (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company or any Company Subsidiary has (or could have) any obligation or liability.

(n) “Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(o) “Environmental Laws” shall mean any Law relating to pollution or protection of human or worker health or safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect on the date hereof.

(p) “Environmental Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

(q) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations, rulings and other pronouncements issued thereunder.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(s) “Exchange Ratio” shall mean the quotient obtained by dividing (x) 4,918,032.78689 by (y) the total of the number of shares of Company Common Stock outstanding immediately prior to the Closing plus the number of shares of Company Common Stock that would have been issuable upon exercise of any Company Option that may be, by virtue of any amendment to the Company Option, exercisable for Parent Common Stock after the Effective Time, rounded to the nearest one-hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

(t) “GAAP” shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

(u) “Governmental Entity” shall mean any United States or non-United States federal, national, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

(v) “Hazardous Materials” shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any Governmental Entity.

(w) “HIPAA” shall mean the means the Health Insurance Portability and Accountability Act of 1997, as amended, and the regulations, rulings and other pronouncements issued thereunder.

(x) “Intellectual Property” shall mean all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

(y) “IRS” shall mean the United States Internal Revenue Service.

(z) “Knowledge” shall mean with respect to the Company, the Parent or Merger Sub the knowledge actually possessed, or which, upon the exercise of reasonable due diligence, could be possessed, by any current director or officer of the Company, the Parent or Merger Sub, as the case may be.

(aa) “Law” shall mean any constitution, law, ordinance, principle of common law, code, regulation, statute or treaty of any Governmental Entity.

(bb) “Nasdaq” shall mean the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable.

(cc) “Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

(dd) “Parent Average Stock Price” shall mean the average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days ending on and including the third Nasdaq trading day preceding the Closing Date.

(ee) “Parent Material Adverse Effect” shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business, operations, assets, properties, results of operations, or financial condition of the Parent and its subsidiaries, considered as a whole, or (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement. Notwithstanding anything to the contrary contained in the foregoing, none of the following shall be deemed, individually or in the aggregate, to constitute a Parent Material Adverse Effect: (A) a change in the market price of the Parent Common Stock, in and of itself or (B) any change, event, violation or inaccuracy directly attributable to any of the following (1) any actions taken by the Parent at the written request or direction, following the date of this Agreement, of the Company, or (2) a general decline in the financial markets in the United States.

(ff) “Per Share Cash Consideration” shall mean the quotient obtained by dividing (x) the sum of (1) $4,500,000, plus (2) any cash received upon the exercise of the outstanding Company Options or Company Warrants prior to the Effective Time, less (3) any other amounts necessary to terminate Company Options in accordance with this Agreement and less (4) an amount mutually determined by the Parent and the Company with respect to contingencies of the Company, such amount to not exceed $275,000 by (y) the total number of shares of Company Common Stock outstanding immediately prior to the Closing, rounded to the nearest one-hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

(gg) “Permits” shall mean registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to manufacture, market, sell or distribute the Company’s products or to own, lease and operate its properties or to carry on its business as it is now being conducted.

(hh) “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(ii) “Related Party” shall mean any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Company Subsidiary (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity’s outstanding voting securities).

(jj) “SEC” shall mean the Securities and Exchange Commission.

(kk) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ll) “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal by a third party for all of the outstanding shares of the capital stock or all of the voting power of the Company (x) which each member of the Company’s Board of Directors reasonably determines in good faith, by resolution duly adopted, to be more favorable to the Company’s stockholders than the Merger, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, from a financial point of view and, in addition, taking into account all the terms and conditions of the Acquisition Proposal and this Agreement, and all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company’s Board of Directors, including the Termination Fee, (y) for which financing, to the extent required, is then committed and (z) which is reasonably likely to be consummated, within a period of time not materially longer in duration that the period of time reasonably believed to be necessary to consummate the Merger, on the terms set forth.

(mm) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(nn) “Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

      8.2.     Location of Other Defined Terms.
      The following additional terms are defined elsewhere in this agreement, as indicated below:

Defined Term	Section

2004 Form 10-K	3.4(e)
Agreement	First Paragraph
Agreements to Facilitate Merger	5.14
Cancelled Shares	2.1(b)
Cash Consideration	2.1(c)
Certificate of Merger	1.3
Certificate(s)	2.3(b)
Closing	1.2
Closing Date	1.2
Code	Third Recital
Company	First Paragraph
Company Common Stock	Second Recital
Company Disclosure Schedule	Article 3
Company Material Agreements	3.19(b)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.4(a)
Company Securities	3.3(a)
Company Stockholder Approval	5.3(a)
Company Stockholders Meeting	5.3(a)
Company Warrant	2.5
DGCL	2.2(a)

Defined Term	Section

Dissenting Shares	2.2(a)
Effective Time	1.3
ESPP	3.3(a)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Merger	Second Recital
Merger Consideration	2.1(c)
Merger Sub	First Paragraph
Merger Sub Common Stock	2.1(a)
Option Consideration	2.4
Parent	First Paragraph
Parent Common Stock	Second Recital
Parent SEC Reports	4.3(a)
Parent Warrant	2.5
Proxy Statement/ Prospectus	3.6
Registration Statement	5.3(b)
Representatives	5.2(a)
Subsidiary Securities	3.3(d)
Surviving Corporation	1.1
Tax	3.18
Termination Fee	7.2(a)(i)
Article 9.
GENERAL PROVISIONS
      9.1.     Amendment and Modification.
      Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by written agreement of the Parent, Merger Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      9.2.     Waiver of Compliance; Consents.
      Any failure of the Parent or Merger Sub on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Sub agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon Merger Sub, whether or not given expressly on its behalf.
      9.3.     Investigation; Survival of Representations and Warranties.
      The respective representations and warranties of the Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the

Merger. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.
      9.4.     Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon electronic confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

(a) if to the Parent or Merger Sub, to it at:

CORILLIAN CORPORATION
3400 N.W. John Olsen Place
Hillsboro, OR 97124-5805
Fax: (503) 617-3911
Attention: Alex Hart

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, Oregon 97209
Fax: (503) 727-2222
Attention: Roy Tucker

(b) If to the Company, to it at:

INTELIDATA TECHNOLOGIES CORPORATION
11600 Sunrise Valley Drive, Suite 100
Reston, VA 20191
Fax: (703) 259-3026
Attention: Al Dominick

with a copy (which shall not constitute notice) to:

Hunton & Williams, LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Fax: (404) 888-4190
Attention: David Carter
      9.5.     Specific Performance.
      The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
      9.6.     Assignment.
      Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void.

Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      9.7.     Governing Law.
      This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware (without giving effect to choice of Law principles thereof).
      9.8.     Interpretation.
      The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.
      9.9.     Entire Agreement.
      This Agreement, including the annexes, exhibits and schedules hereto, the Company Disclosure Schedule, and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, including that certain letter agreement between the Parent and the Company, dated March 22, 2005. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.
      9.10.     Parties in Interest.
      This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
      9.11.     Severability.
      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
      9.12.     Counterparts.
      This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CORILLIAN CORPORATION

By:	/s/ ALEX HART

Name: Alex Hart

Title:	President

WIZARD ACQUISITION CORPORATION

By:	/s/ ALEX HART

Name: Alex Hart
Title: President

INTELIDATA TECHNOLOGIES CORPORATION

By:	/s/ ALFRED S. DOMINICK, JR.

Name: Alfred S. Dominick, Jr.
Title: Chief Executive Officer
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

APPENDIX B
FORM OF AGREEMENT TO FACILITATE MERGER
      This Agreement to Facilitate Merger (this “Agreement”) is made and entered into as of March 31, 2005, between Corillian Corporation, an Oregon corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of InteliData Technologies Corporation, a Delaware corporation (the “Company”).
RECITALS
      A. Concurrently with the execution of this Agreement, Acquiror, the Company and Wizard Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger (the “Merger”) of the Company with and into Merger Sub. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined in the Merger Agreement) will be converted into the right to receive (i) a certain fraction of a share of common stock, no par value, of Acquiror and (ii) a cash payment, each on the basis described in the Merger Agreement.
      B. Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of Shares as is indicated on the final page of this Agreement.
      C. As a condition to its willingness to enter into the Merger Agreement, Acquiror has required that Stockholder enter into this Agreement, and Stockholder is willing to enter into this Agreement in order to induce Acquiror to enter into the Merger Agreement.
      NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
      1.     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified:

1.1. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.2. “Expiration Time” shall mean the earlier to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) of the Merger and (ii) the termination of the Merger Agreement pursuant to Article 7 thereof.

1.3. “Person” means any individual, corporation, limited liability company, partnership, trust or other entity or governmental authority.

1.4. “Shares” means: (a) all equity securities of the Company (including all shares of common stock or preferred stock, and all options, warrants and other rights to acquire shares of common stock or preferred stock) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional shares of common stock or preferred stock, and all additional options, warrants and other rights to acquire shares of common stock or preferred stock) over which Stockholder acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) during the period from the date of this Agreement through the Expiration Time.

1.5. A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, assigns, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of (by gift, operation of law or otherwise) such security or any interest in such security (except that the exercise of an option to purchase Shares by Stockholder shall not be deemed a Transfer); (b) enters into an agreement or commitment providing for the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of (by operation of law or otherwise) such security or any interest therein; or (c) tenders, or agrees or commits to tender, any Shares in a tender offer, exchange offer, or like transaction.

1.6. All other capitalized terms not defined in this Agreement shall have the meanings accorded them in the Merger Agreement.

      2.     Agreement to Retain Shares and Voting Rights.

2.1. Transfer and Encumbrance. Stockholder shall not (except as may be specifically required by court order) Transfer any of the Shares or make any offer or agreement relating thereto at any time prior to the Expiration Time; provided, however, that nothing in this Agreement shall restrict Stockholder from (a) exercising any options to acquire shares of Company Common Stock, or (b) effecting any Transfer of the Shares (i) by will or applicable laws of descent and distribution or (ii) to any member of the immediate family of Stockholder, or to any trust the beneficial ownership of which is held by Stockholder or any such family member (each a “Permitted Transferee”), so long as such Permitted Transferee agrees in writing, in form and substance reasonably satisfactory to Acquiror, to be bound by the terms of this Agreement to the same extent as Stockholder is bound. Any purported Transfer in violation of this Agreement shall be null and void.

2.2. Voting Rights. Stockholder shall not (except as may be specifically required by court order) deposit (or permit the deposit of) any of the Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement at any time prior to the Expiration Time.
      3.     Agreement to Vote Shares. At every meeting of stockholders of the Company (or any adjournment thereof) called with respect to any of the following, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Shares in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger. Stockholder agrees not to take any actions contrary to Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, Stockholder shall vote against any proposal (other than the Merger Agreement) that could reasonably be expected to (a) result in any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company’s Certificate of Incorporation or Bylaws if the effect of such amendment could reasonably be expected to materially impair the consummation of the Merger; (b) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; (c) impair in any material respect the Company’s ability to perform its obligations under the Merger Agreement; or (d) otherwise prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.
      4.     No Solicitation. Prior to the Expiration Time, Stockholder shall not as a stockholder, either individually or through any representatives or agents (but may as an officer or director to the extent permitted by the Merger Agreement): (a) solicit, initiate, encourage or otherwise facilitate any inquiry, offer, proposal or announcement that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal; (b) enter into any agreement or letter of intent regarding, approve, endorse or recommend, an Acquisition Proposal; or (c) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Person relating to, an Acquisition Proposal, or which may reasonably be expected to lead to, any Acquisition Proposal. Upon execution of this Agreement, Stockholder shall (y) immediately terminate all discussions with any Person; and (z) promptly (but in any event within twenty-four hours) notify Acquiror if it receives an Acquisition Proposal or any inquiry reasonably likely to lead to an Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with such Stockholder concerning an Acquisition Proposal.
      5.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder shall deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the extent provided therein, with the total number of shares of outstanding capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder and subject to the Proxy set forth therein.
      6.     Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Acquiror that Stockholder (a) is the sole record and beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Time will be free and clear of any liens, claims, options, charges or other encumbrances; (b) does not beneficially own any shares of capital stock of the Company other than the Shares; and (c) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.
      7.     Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the intent of this Agreement.
      8.     Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party as a stockholder or pursuant to any rights Stockholder may have as a stockholder.
      9.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares, except as otherwise expressly provided herein. All rights, ownership and economic benefits of and relating to the Shares shall remain with, and belong to, Stockholder, and this Agreement shall not be deemed to authorize Acquiror to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or to direct Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.
      10.     Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Time.
      11.     Miscellaneous.

11.1. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

11.3. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.4. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

11.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telecopy, or sent by mail

(registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Acquiror:

CORILLIAN CORPORATION
3400 N.W. John Olsen Place
Hillsboro, OR 97124-5805
Fax: (503) 617-3911
Attention: Alex Hart

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, OR 97209
Fax: (503) 727-2222
Attention: Roy W. Tucker

If to Stockholder:

To the address for notice set forth on the signature page hereof.
or to such other address as any party may have furnished to the other in writing in accordance herewith. Notices shall only be effective upon receipt.
      11.6.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws provision thereof.
      11.7.     Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
      11.8.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
      11.9.     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.
      11.10.     Fiduciary Duty as Director or Officer. The parties hereto acknowledge and agree that Stockholder’s obligations hereunder are solely in his or her capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty the undersigned or any of his or her respective affiliates may have as a member of the Board of Directors of the Company or as an executive officer of the Company or restrict or limit any actions taken by the undersigned in his capacity as a member of the Board of Directors of the Company or as an executive officer of the Company; provided that no such duty shall excuse Stockholder from his or her obligations as a stockholder of the Company to vote Shares as herein provided and to otherwise comply with the terms and conditions of this Agreement.

      11.11.     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.11.
[Remainder of page intentionally left blank. Signature page follows.]

Signature Page
to
Agreement to Facilitate Merger
      IN WITNESS WHEREOF, the parties have caused this Agreement to Facilitate Merger to be duly executed on the date and year first above written.

CORILLIAN CORPORATION

By:

Name:
Title:

STOCKHOLDER

Name:
Address:

Shares beneficially owned as of the date hereof:

[ ] shares of InteliData Technologies Corporation Common Stock

Form of beneficial ownership:

[ ] shares are currently held directly; [ ] shares are currently subject to outstanding options.

EXHIBIT A
IRREVOCABLE PROXY
      The undersigned stockholder of InteliData Technologies Corporation, a Delaware corporation (the “Company”), hereby irrevocably appoints Alex P. Hart and Erich Litch of Corillian Corporation, an Oregon corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of outstanding capital stock of the Company beneficially owned by the undersigned as of the date hereof, which shares are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Acquiror, the Company and Wizard Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective, whichever first occurs. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.
      This proxy is coupled with an interest and is irrevocable, is granted in order to secure the obligations under the Agreement to Facilitate Merger, dated as of the date hereof, between Acquiror and the undersigned stockholder (the “Agreement to Facilitate Merger”), and is granted in consideration of Acquiror entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of such a meeting, or otherwise, in favor of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.
      The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.
      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
Dated: March 31, 2005
Signature of Stockholder:
________________________________________________________________________________
Print Name of Stockholder:
________________________________________________________________________________
Shares beneficially owned as of the date hereof:
                     shares of outstanding common stock, par value $0.001 per share, of InteliData Technologies Corporation

APPENDIX C
FAIRNESS OPINION OF WACHOVIA SECURITIES
March 31, 2005
Board of Directors
InteliData Technologies Corporation
11600 Sunrise Valley Drive, Suite 100
Reston, VA 20191
Gentlemen:
      You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (the “Common Stock”), of InteliData Technologies Corporation, a Delaware corporation (the “Company”), of the aggregate consideration to be received by such holders in exchange for the Common Stock of the Company pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2005 (the “Agreement”), by and among the Company, Corillian Corporation, an Oregon corporation (“Parent”), and Wizard Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms in this letter shall have the meaning ascribed to them in the Agreement unless the context clearly requires otherwise.
      The Agreement provides that the Company shall be merged with and into Merger Sub (the “Merger”) and that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Cancelled Shares and any Dissenting Shares, shall be converted into the right to receive the Merger Consideration, consisting of (i) approximately ..0954 shares of Parent Common Stock, assuming all in-the-money options are exercised, and (ii) the quotient obtained by dividing (x) the sum of (1) $4,500,000, plus (2) any cash received upon the exercise of the outstanding Company Options or Company Warrants prior to the Effective Time, less (3) any other amounts necessary to terminate Company Options in accordance with the Agreement, and less (4) an amount mutually determined by the Parent and the Company with respect to contingencies of the Company, such amount to not exceed $275,000, by (y) the total number of shares of Company Common Stock outstanding immediately prior to the Closing, together with any cash in lieu of fractional shares of Parent Common Stock. Neither party would be permitted to terminate the Agreement on the basis of changes in the stock price of either Parent Common Stock, as quoted on the Nasdaq National Market, or Company Common Stock, as quoted on the Nasdaq SmallCap Market. No additional consideration would be paid for any shares of Company Common Stock that are issuable but not outstanding pursuant to pre-emptive rights, options, warrants or otherwise.
      In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement.

•	Reviewed certain business, financial, and other information regarding each of Parent and Company that was publicly available.

•	Reviewed certain business, financial, and other information regarding Parent that was furnished to us by the management of Parent, and discussed such information with Parent’s management.

•	Reviewed certain business, financial, and other information regarding the Company that was furnished to us by the management of the Company, and discussed such information with the Company’s management.

•	Participated in discussions and negotiations among representatives of Parent and the Company.

•	Reviewed the current and historical market prices of Parent Common Stock and Company Common Stock.

•	Compared the publicly available business, financial, and other information regarding each of Parent and the Company with similar information regarding certain other publicly traded companies that we deemed relevant.

•	Compared the proposed financial terms of the Merger with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Developed discounted cash flow models for Parent based on Parent management’s estimates.

•	Reviewed the potential pro forma impact of the Merger on Parent’s financial statements.

•	Analyzed the premiums paid in certain other business combinations and transactions that we deemed relevant.

•	Considered such other information as well as financial, economic and market criteria that we deemed to be relevant.

•	Performed such other analyses and performed such other services as we deemed appropriate.
      In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to the Company’s and Parent’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available good faith estimates and judgments of each respective management team as to the anticipated future financial performance of Parent and the Company, respectively. We have discussed both companies’ financial forecasts with their respective management teams, but we assume no responsibility for such forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not incorporated any conclusions as a result of our limited physical inspection of certain of the facilities of the Company and have not made or been provided with any evaluations or appraisals of the assets or liabilities of either of Parent or the Company.
      In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed that will adversely affect the terms of the Merger or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger contemplated by the Agreement compared with other business strategies that may have been considered by the Company’s management or its Board of Directors. Nor does our opinion address the merits of the underlying decision by the Company to enter into the Agreement.
      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render financial advisory services to the Company in connection with the Merger and will receive fees for such services, which include the delivery of this opinion. In addition to a fee for rendering this opinion, which is payable upon delivery of this opinion, a significant portion of our remuneration is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of either or both of Parent and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, in the ordinary course of business, we currently provide, and may provide in the future, equity, or other research coverage of the securities of Parent.

      It is understood that this opinion is directed for the information and use of the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger, and our opinion does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to the Merger. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that it may be reproduced in full in any proxy statement or prospectus mailed or provided to stockholders of the Company in connection with the transactions contemplated by the Agreement.
      We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Parent Common Stock or Company Common Stock will trade following the announcement of the Merger or the price at which Parent Common Stock will trade following the consummation of the Merger.
      Subject to the foregoing, and based upon our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC

APPENDIX D
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      As an Oregon corporation, Corillian is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. In accordance with Section 60.047(2)(d) of the Oregon Revised Statutes (“ORS”), Corillian’s Restated Articles of Incorporation (the “Restated Articles”) eliminate the liability of Corillian’s directors to Corillian or its shareholders except for any liability related to (i) breach of the duty of loyalty and (ii) acts or omissions not in good faith or that involve intentional transactions from which the director derived an improper personal benefit.
      ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Section 60.391, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification of directors for all reasonable expenses incurred in the successful defense of any proceeding to which the director was a party because of being a director of the corporation. Finally, in accordance with ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.
      ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.
      The Restated Articles provide that Corillian is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of Corillian. The Restated Articles also provide that Corillian is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of Corillian.
      Corillian has entered into indemnification agreements with its directors and officers. These indemnification agreements provide that Corillian will indemnify a director or officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such director or officer serves or served as a director or officer of Corillian, but only if the director or officer has acted in good faith and with a reasonable belief that actions taken were in or not opposed to Corillian’s best interests and, if in a criminal proceeding, the director or officer had no reasonable cause to believe the conduct in question was unlawful. The indemnification agreements specify indemnification procedures and further provide that Corillian will maintain liability insurance for Corillian’s directors and officers in reasonable amounts from reputable insurers.

Item 21.	Exhibits and Financial Statement Schedules.
      The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hillsboro, State of Oregon, on July 7, 2005.

Corillian Corporation

By:	/s/ Paul K. Wilde

Paul K. Wilde

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 7th day of July, 2005.

Signature		Capacities

/s/ Alex P. Hart* Alex P. Hart		Chief Executive Officer and Director Principal Executive Officer

/s/ Paul K. Wilde Paul K. Wilde		Chief Financial Officer Principal Financial and Accounting Officer

/s/ Robert G. Barrett* Robert G. Barrett		Director

/s/ Eric Dunn* Eric Dunn		Director

/s/ Tyree B. Miller* Tyree B. Miller		Director

/s/ James R. Stojak* James R. Stojak		Director

/s/ Jay N. Whipple III* Jay N. Whipple III		Director

*By:	/s/ Paul K. Wilde Paul K. Wilde as attorney-in-fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and among Corillian Corporation, Wizard Acquisition Corporation and InteliData Technologies Corporation dated as of March 31, 2005 (included as Appendix A to this proxy statement/ prospectus and incorporated herein by reference). (Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, the annex, exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such annex, exhibits and schedules are described in the Agreement and Plan of Merger. Corillian hereby agrees to furnish to the SEC, upon its request, any or all of such omitted annex, exhibits or schedules.)
3.1	Restated Articles of Incorporation of Corillian Corporation.*
3.2	Restated Bylaws of Corillian Corporation.*
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of Corillian’s Form S-1, as amended, File No. 333-95513).
5.1	Opinion and consent of Perkins Coie LLP as to the validity of the securities being registered.**
8.1	Opinion and consent of Perkins Coie LLP regarding the federal income tax consequences of the merger.**
8.2	Opinion and consent of Hunton & Williams LLP regarding the federal income tax consequences of the merger.**
9.1	Form of Agreement to Facilitate Merger (incorporated by reference to Corillian’s Current Report on Form 8-K filed April 1, 2005).
21.1	Subsidiaries of Corillian Corporation (incorporated by reference to Corillian’s Annual Report on Form 10-K for the year ended December 31, 2004).
23.1	Consent of KPMG LLP, independent registered public accounting firm, regarding the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, of Corillian Corporation.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, regarding the audited financial statements and management’s report on the effectiveness of internal control over financial reporting, of InteliData Technologies Corporation.
23.3	Consent of Perkins Coie LLP (included in Exhibits 5.1 and 8.1 hereto).**
23.4	Consent of Hunton & Williams LLP (included in Exhibit 8.2 hereto).**
24.1	Powers of Attorney.*
99.1	Form of Proxy Card of InteliData Technologies Corporation.*
99.2	Letter of Transmittal.
99.3	Consent of Wachovia Securities.*

*	Filed on May 12, 2005.

**	Filed on June 17, 2005.